      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  U.S. BANCORP

             (Exact name of registrant as specified in its charter)

           DELAWARE                           6711                          41-0255900
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                                                                  LEE R. MITAU
                U.S. BANK PLACE                                  U.S. BANK PLACE
            601 SECOND AVENUE SOUTH                          601 SECOND AVENUE SOUTH
       MINNEAPOLIS, MINNESOTA 55402-4302                MINNEAPOLIS, MINNESOTA 55402-4302
                (612) 973-1111                                   (612) 973-1111
  (Address, including zip code, and telephone        (Name, address, including zip code, and
 number, including area code, of registrant's    telephone number, including area code, of agent
         principal executive offices)                             for service)

                            ------------------------

                                   COPIES TO:

         JAY L. SWANSON                JULIUS G. CHRISTENSEN                   KEN IKARI
       ELIZABETH C. HINCK                 Western Bancorp                 Irell & Manella LLP
      Dorsey & Whitney LLP         4100 Newport Place, Suite 900      333 South Hope Street, Suite
                                                                                  3300
     220 South Sixth Street       Newport Beach, California 92660       Los Angeles, California
                                                                               90071-3042
  Minneapolis, Minnesota 55402             (949) 863-2459                    (213) 229-0524
         (612) 340-8877

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: as soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                               PROPOSED MAXIMUM                        PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE(2)     OFFERING PRICE(3)         FEE(4)
Common Stock, $1.25 par value...............  22,058,859 shares       $42.46875          $936,812,168          $260,434

(1) Based upon an estimate of the maximum number of shares of common stock, no par value (the "Western common stock"), of Western Bancorp that will be exchanged for shares of common stock, $1.25 par value, of U.S. Bancorp pursuant to the merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the Western Common Stock on July 1, 1999, as reported on the Nasdaq National Market.

(3) Calculated in accordance with Rule 457(f)(l) under the Securities Act based on the aggregate market value of $936,812,168 of the shares of Western common stock expected to be canceled in connection with the merger.

(4) The registration fee of $260,434 was calculated pursuant to Rule 457(f) under the Securities Act by multiplying .000278 times the proposed maximum aggregate offering price.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

Dear Shareholder:

    The Board of Directors of Western Bancorp has agreed to merge Western into U.S. Bancorp. We believe this merger is in your best interest as a shareholder of Western.

    At the time of the merger, each share of Western common stock that you hold will be converted automatically into 1.2915 shares of common stock of U.S. Bancorp. These shares of U.S. Bancorp common stock will be listed on the New York Stock Exchange under the symbol "USB."

    The merger cannot be completed until the shareholders of Western approve its principal terms. We will hold a meeting of our shareholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SHAREHOLDER MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in street name will have the same effect as a vote against the merger.

    The date, time and place of the meeting is as follows:

                          , 1999,          , at   a.m. local time
                        4100 Newport Place, Third Floor
                        Newport Beach, California 92660

    The attached documents provide you with detailed information about this meeting and the proposed merger. You can also obtain information about Western and about U.S. Bancorp from publicly available documents that have been filed with the Securities and Exchange Commission. Please read these documents carefully in their entirety.

    We strongly support the merger of Western with U.S. Bancorp and recommend that you vote in favor of it.

       [LOGO]             [LOGO]

Hugh S. Smith, Jr.        Matthew P. Wagner
Chairman of the Board     President and Chief Executive Officer

              PROXY STATEMENT/PROSPECTUS DATED             , 1999
             AND FIRST MAILED TO SHAREHOLDERS ON             , 1999

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                     [LOGO]

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON             1999 AT       A.M.
                               AT WESTERN BANCORP
                        4100 NEWPORT PLACE, THIRD FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660

TO THE SHAREHOLDERS OF WESTERN BANCORP:

    The 1999 Annual Meeting of Shareholders of Western Bancorp will be held at Western Bancorp, 4100 Newport Place, Third Floor, Newport Beach, California
92660 on             , 1999, at       a.m., local time, for the following
purposes:

    1. To consider and vote upon a proposal to approve the principal terms of a proposed merger of Western with and into U.S. Bancorp pursuant to an Agreement and Plan of Merger, dated as of May 19, 1999, between Western and U.S. Bancorp. A copy of the agreement is attached as Appendix A to this Proxy Statement/Prospectus. The agreement provides the terms and conditions of this merger.

    2. To elect a board of 12 directors for Western to hold office until the merger is completed or, if the merger is not completed, until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

    3. To approve the amendment and restatement of Western's Stock Incentive Plan to: (a) increase the maximum number of shares that may be issued pursuant to the Stock Incentive Plan from 1,004,405 shares to 1,500,000 shares in the aggregate; (b) permit the award of shares of common stock of Western to participants in the Stock Incentive Plan; (c) provide for the grant of restoration options to participants; and (d) make other technical changes.

    4. To consider a shareholder proposal regarding disclosure of financial information from current directors and prospective director nominees.

    5. To consider and transact other business that may properly come before the Annual Meeting and at any adjournments or postponements.

    Only shareholders of record on the books of Western as of the close of
business on       , 1999 will be entitled to notice of and to vote at the Annual
Meeting. A list of shareholders entitled to vote will be available for inspection at the offices of Western, 4100 Newport Place, Suite 900, Newport Beach, California 92660, for 10 days prior to the Annual Meeting.

    PLEASE READ THE ENCLOSED PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO BY VOTING IN PERSON OR MAILING IN ANOTHER PROXY TO BE RECEIVED PRIOR TO THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          /s/ Julius G. Christensen

                                          Julius G. Christensen
                                          Secretary

            , 1999
Newport Beach, California

                      REFERENCES TO ADDITIONAL INFORMATION

    This Proxy Statement/Prospectus incorporates important business and financial information about U.S. Bancorp and Western that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                U.S. BANCORP                                      WESTERN
             Investor Relations                          Investor/Public Relations
                U.S. Bancorp                                  Western Bancorp
               U.S. Bank Place                         4100 Newport Place, Suite 900
           601 Second Avenue South                        Newport Beach, CA 92660
      Minneapolis, Minnesota 55402-4302                  Telephone (949) 863-2387
          Telephone (612) 973-1111

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY           , 1999 TO
RECEIVE THEM BEFORE THE ANNUAL MEETING. IF YOU REQUEST INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                               TABLE OF CONTENTS

SUMMARY...............................................................................          1
  The Merger..........................................................................          1
  General.............................................................................          1
  Exchange of Shares..................................................................          1
  Western Stock Options and Warrants..................................................          1
  Dissenters' Rights..................................................................          1
  The Companies.......................................................................          2
  Western Annual Meeting..............................................................          3
  Record Date; Vote Required..........................................................          3
  Voting Agreements...................................................................          3
  Western's Reasons for the Merger....................................................          3
  U.S. Bancorp's Reasons for the Merger...............................................          4
  Western's Recommendation to Shareholders............................................          4
  Opinion of Western's Financial Advisor..............................................          4
  Conditions to Completion of the Merger..............................................          4
  Termination of the Merger Agreement; Expenses.......................................          4
  Stock Option Agreement..............................................................          5
  Waiver and Amendment................................................................          5
  Accounting Treatment................................................................          6
  Regulatory Approvals................................................................          6
  Interests of Directors and Officers in the Merger that Differ from Your Interests...          6
  Material Federal Income Tax Consequences............................................          7
  Material Differences in the Rights of Shareholders..................................          7
  Forward-looking Statements May Prove Inaccurate.....................................          7
  Unaudited Comparative per Common Share Data.........................................          8
  Comparative per Share Market Price Information......................................          9
  Selected Financial Data.............................................................         10

THE WESTERN ANNUAL MEETING............................................................         14
  General.............................................................................         14
  Matters to be Considered............................................................         14
  Record Date and Outstanding Securities..............................................         14
  Quorum and Voting...................................................................         15
  Revocation of Proxies...............................................................         16
  Solicitation of Proxies.............................................................         16
  Communications by Western Shareholders with Western.................................         16
  Independent Public Accountants......................................................         17
  Recommendation of the Western Board.................................................         17

THE MERGER (PROPOSAL 1)...............................................................         18
  General.............................................................................         18
  The Merger..........................................................................         18
  Conversion of Stock; Treatment of Options...........................................         18
  Background and Reasons for the Merger...............................................         19
  Recommendation of the Western Board of Directors and Western's Reasons for the
    Merger............................................................................         21
  Opinion of Western's Financial Advisor..............................................         22
  Exchange of Certificates; Fractional Shares.........................................         30

  Effective Time......................................................................         30
  Conduct of Business Pending the Merger and Other Agreements.........................         31
  Representations and Warranties......................................................         33
  Limitation on Acquisition Proposals.................................................         34
  Conditions to Completion of the Merger..............................................         35
  Regulatory Approvals Required for the Merger........................................         36
  Termination of the Agreement........................................................         38
  The Stock Option Agreement..........................................................         40
  The Voting Agreements...............................................................         43
  Extension, Waiver and Amendment of the Agreement....................................         44
  Stock Exchange Listing..............................................................         44
  Expenses............................................................................         44
  Indemnification of Western Directors and Officers by U.S. Bancorp...................         45
  Interests of Certain Persons in the Merger..........................................         45
  Restrictions on Resales by Affiliates...............................................         47
  Material Federal Income Tax Consequences............................................         47
  Accounting Treatment................................................................         49

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................         49

INFORMATION ABOUT U.S. BANCORP........................................................         50
  General.............................................................................         50
  Government Policies.................................................................         51
  Supervision and Regulation..........................................................         51
  Additional Information..............................................................         52

INFORMATION ABOUT WESTERN BANCORP.....................................................         52
  General.............................................................................         52
  Additional Information..............................................................         52

ELECTION OF DIRECTORS OF WESTERN BANCORP (PROPOSAL 2).................................         53
  General.............................................................................         53
  Information Regarding the Nominees for the Western Board............................         53

CERTAIN INFORMATION CONCERNING THE WESTERN BOARD AND ITS COMMITTEES...................         55
  Audit Committee.....................................................................         55
  Executive Committee.................................................................         56
  Compensation Committee..............................................................         56
  Trust Executive Committee...........................................................         58

EXECUTIVE OFFICERS OF WESTERN.........................................................         59
  Executive Compensation..............................................................         60
  Options/SARs Grants in the Last Fiscal Year.........................................         61
  Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End
    Option/SAR Values.................................................................         61
  Long-Term Incentive Plan Awards in the Last Fiscal Year.............................         61
  Compensation of Directors...........................................................         62
  Employment Arrangement--Mark H. Stuenkel............................................         62
  Executive Severance Plan............................................................         63
  Performance Graph...................................................................         64

  Section 16 Reporting................................................................         65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................         66

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................         69
  Banking Transactions................................................................         69
  Investment Banking Services.........................................................         69
  The 1998 Private Placement..........................................................         70

AMENDMENT AND RESTATEMENT OF WESTERN'S STOCK INCENTIVE PLAN (PROPOSAL 3)..............         71
  Increase in Aggregate Number of Shares..............................................         71
  Provision for the Grant of Stock Awards.............................................         71
  Provision for the Grant of Restoration Options......................................         72
  Technical Changes...................................................................         72
  Required Vote.......................................................................         72
  Summary of the Stock Incentive Plan as Amended by the 1999 Amendment................         72
  Federal Income Tax Consequences.....................................................         77

SHAREHOLDER PROPOSAL (PROPOSAL 4).....................................................         80
  Shareholder Proposal Regarding Disclosure of Certain Financial Information from
    Current Directors and Prospective Director Nominees...............................         80
  Shareholder's Supporting Statement..................................................         80
  Statement in Opposition to the Shareholder Proposal.................................         80

DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS........         82
  Description of U.S. Bancorp Capital Stock...........................................         82
  Additional Provisions of the U.S. Bancorp Certificate and U.S. Bancorp Bylaws.......         87
  Comparison of Rights of U.S. Bancorp Stockholders and Western Shareholders..........         87

DISSENTERS' APPRAISAL RIGHTS..........................................................         98

LEGAL MATTERS.........................................................................        100

EXPERTS...............................................................................        100

SHAREHOLDER PROPOSALS.................................................................        101

OTHER MATTERS.........................................................................        101

WHERE YOU CAN FIND MORE INFORMATION...................................................        101
  Information Regarding U.S. Bancorp..................................................        101
  Information Regarding Western.......................................................        102
  Information Regarding U.S. Bancorp and Western......................................        103

FORWARD-LOOKING STATEMENTS............................................................        104

INDEX OF DEFINED TERMS................................................................        105

APPENDIX A AGREEMENT AND PLAN OF MERGER...............................................        A-1

APPENDIX B OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION..........................        B-1

APPENDIX C CALIFORNIA CORPORATION CODE SECTIONS DEALING WITH DISSENTERS' RIGHTS.......        C-1

APPENDIX D STOCK OPTION AGREEMENT.....................................................        D-1

APPENDIX E WESTERN BANCORP STOCK INCENTIVE PLAN.......................................        E-1

                                    SUMMARY

    THIS BRIEF SUMMARY HIGHLIGHTS SOME INFORMATION FROM THE PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE PROXY
STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO FULLY UNDERSTAND THE PROPOSED MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER (PAGE 18)

We have attached the Agreement and Plan of Merger, dated as of May 19, 1999, between U.S. Bancorp and Western Bancorp to this Proxy Statement/Prospectus as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

GENERAL (PAGE 18)

We propose a transaction in which Western will merge into U.S. Bancorp. After the merger, you will no longer own shares of Western, and your shares of Western common stock will be exchanged for shares of U.S. Bancorp common stock as described below. Subject to obtaining the approvals required, we expect to complete the merger by October 1999.

A brief description of U.S. Bancorp can be found under the caption "INFORMATION ABOUT U.S. BANCORP." More complete information on the business, operations and management of U.S. Bancorp can be found in U.S. Bancorp's public reports. See "WHERE YOU CAN FIND MORE INFORMATION."

EXCHANGE OF SHARES (PAGES 18 AND 30)

When the merger is completed, each of your shares of Western common stock will automatically become the right to receive shares of U.S. Bancorp common stock. According to the exchange ratio agreed to by U.S. Bancorp and Western, you will receive 1.2915 shares of U.S. Bancorp common stock for each share of Western common stock that you own. If the average closing price of the U.S. Bancorp common stock falls below specified levels prior to the completion of the merger, U.S. Bancorp may, at its discretion, adjust the exchange ratio so that the value of the merger consideration per share of Western common stock does not fall below $36.80. See "THE MERGER--General" and "--Termination of Agreement."

You will have to surrender your Western common stock certificates to receive new certificates representing shares of U.S. Bancorp common stock. This will not be necessary until you receive written instructions after we have completed the merger.

DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

WESTERN STOCK OPTIONS AND WARRANTS (PAGE 18)

In the merger, except for some options issued to Matthew P. Wagner, the President and Chief Executive Officer of Western, each option to buy a share of Western common stock granted under Western's stock option plans will be converted into the right to receive a number of shares of U.S. Bancorp common stock equal to the "net option value" divided by $35.62, plus cash for any fractional share. The "net option value" is equal to the difference, if positive, between $46.00 and the exercise price of the Western stock option. Options with exercise prices equal to or above $46.00 will be canceled without payment. Mr. Wagner's options to purchase Western common stock will be converted into options to purchase U.S. Bancorp common stock on terms intended to provide him substantially the same economic results, as set forth in a separate agreement between Mr. Wagner and U.S. Bancorp. Each of Western's outstanding warrants will become a warrant to buy U.S. Bancorp common stock. The Western warrants will be exchanged for U.S. Bancorp warrants with the same terms and conditions as the original Western warrants. The number of shares of U.S. Bancorp common stock subject to each new warrant, as well as the exercise price of that warrant, will be adjusted to reflect the exchange ratio in the merger.

DISSENTERS' RIGHTS (PAGE 98)

Holders of Western common stock who do not vote in favor of the merger and who have fully complied with all applicable provisions of the California General Corporation Law may have the right to require U.S. Bancorp to purchase the shares of Western common stock held by them for cash at the fair market value of those shares on the day prior to the date the merger was announced. See "DISSENTERS' APPRAISAL RIGHTS." Appendix C contains a copy of the relevant provisions of the California General Corporation Law. The value of the dissenting shares, determined in accordance with California General Corporation Law, may be more or less than the value of the shares of U.S. Bancorp common stock to be received in connection with the merger.

THE COMPANIES (PAGES 50 AND 52)
U.S. BANCORP
U.S. Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-9302
(612) 973-1111

U.S. Bancorp is a regional multi-state bank holding company with its headquarters in Minneapolis, Minnesota. U.S. Bancorp operates four banks and eleven trust companies with banking offices in 17 Midwestern and Western states. U.S. Bancorp offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. The banking subsidiaries of U.S. Bancorp are engaged in general retail and commercial banking business, and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. U.S. Bancorp also has various other subsidiaries engaged in financial services.

At March 31, 1999, U.S. Bancorp's assets totaled approximately $76.1 billion, its deposits totaled approximately $48.7 billion and its shareholders' equity totaled approximately $6.2 billion. U.S. Bancorp's market capitalization of nearly $25 billion at March 31, 1999 placed it eighth among U.S. bank holding companies. For the quarter ended March 31, 1999, U.S. Bancorp reported a return on average assets of 1.99%, a return on average common equity of 24.6% and an efficiency ratio of 50.4%, before nonrecurring items. Without the impact of investment banking and brokerage activity, its efficiency ratio was 43.3%.

For further information concerning U.S. Bancorp, see "INFORMATION ABOUT U.S. BANCORP" and "SUMMARY--Selected Financial Data--Selected Historical Financial Data of U.S. Bancorp" and the U.S. Bancorp documents incorporated by reference in this Proxy Statement/Prospectus as described under "WHERE YOU CAN FIND MORE INFORMATION."

WESTERN BANCORP
4100 Newport Place, Suite 900
Newport Beach, California 92660
(949) 863-2351

Western is a bank holding company with two bank subsidiaries, Southern California Bank and Santa Monica Bank. Southern California Bank primarily serves Los Angeles, Orange and San Diego Counties and the surrounding market in Southern California. Santa Monica Bank's primary market area is the western part of Los Angeles County. As of March 31, 1999, Santa Monica Bank had 16 branch offices, including branch offices in Santa Monica, Westwood, Malibu, Pacific Palisades, Marina del Rey, Beverly Hills, Century City, Encino, West Hollywood, Culver City and Glendale. Southern California Bank's primary market area includes southern Los Angeles County, Orange County and northern San Diego County. As of March 31, 1999, Southern California Bank had six branch offices in southern Los Angeles County, eight branch offices throughout Orange County and one in northern San Diego County.

Western, through Southern California Bank and Santa Monica Bank, offers a broad range of banking products and services, including many types of business and personal savings and checking accounts and other banking products and services, including escrow services, international banking services, asset based lending services, real estate loans and mortgage loans, cash management services and trust services.

On March 31, 1999, Western's assets were approximately $2.5 billion, its deposits were approximately $2.1 billion and its shareholders' equity was approximately $355 million. For the quarter ended March 31, 1999, Western reported a return on average assets of 1.46%, a return on average common equity of 10.2% and an efficiency ratio of 59.0%. On an operating basis, before the amortization of goodwill, its efficiency ratio was 52.8%.

For further information concerning Western, see "INFORMATION ABOUT WESTERN

BANCORP" and "SUMMARY--Selected Financial Data--Selected Historical Financial Data of Western" herein. You can obtain additional information on Western from the other documents that are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

WESTERN ANNUAL MEETING (PAGE 14)

The Annual Meeting of Shareholders of Western will be held on          , 1999,
at       a.m., local time, at Western Bancorp, 4100 Newport Place, Third Floor,
Newport Beach, California 92660. At the Annual Meeting, shareholders of Western will be asked:

    - to consider and vote on a proposal to approve the principal terms of the proposed merger of Western with U.S. Bancorp;

    - to elect 12 persons to serve as directors of Western;

    - to approve an amendment and restatement of Western's Stock Incentive Plan to: (a) increase the maximum number of shares that may be issued pursuant to the Stock Incentive Plan from 1,004,405 shares to 1,500,000 shares in the aggregate; (b) permit the award of shares of Western common stock to participants in the Western Stock Incentive Plan; (c) provide for the grant of restoration options to participants; and (d) make other technical changes;

    - to consider a shareholder proposal regarding disclosure of financial information from current directors and prospective director nominees; and

    - to consider and transact other business that may properly come before the Annual Meeting and at any adjournments or postponements.

If the merger is approved by Western shareholders and we subsequently complete the merger, the other proposals, if approved, will only be effective until the merger is completed, which we expect will occur by October 1999.

RECORD DATE; VOTE REQUIRED (PAGES 14 AND 15)

You can vote at the Annual Meeting if you owned Western common stock at the
close of business on       , 1999. You can cast one vote for each share of
Western common stock you owned at that time, except that in the election of directors you may have the right to vote your shares cumulatively. To approve the principal terms of the merger, the holders of a majority of the outstanding shares of Western common stock allowed to vote at the Annual Meeting must vote in favor of doing so.

If you are the registered owner of your shares, you may vote them in person by attending the Annual Meeting or by mailing us your proxy if you are unable or do not wish to attend. If your shares are deposited with a broker, they will advise you about the Annual Meeting and how to instruct them to vote your shares (usually by signing and returning your proxy card to them). You can revoke your proxy at any time before the Annual Meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Western or the inspector of elections, or by attending the Annual Meeting and filing a written notice revoking the proxy before any votes are taken at the Annual Meeting.

VOTING AGREEMENTS (PAGE 43)

Under voting agreements with U.S. Bancorp, each of the members of the Western board of directors and each executive officer of Western has agreed to vote his or her shares of Western common stock in favor of the merger. As of July 1, 1999, these directors and executive officers together were able to direct the voting of 3,839,582 shares (or approximately 18.1%) of the outstanding Western common stock.

WESTERN'S REASONS FOR THE MERGER (PAGE 21)

Management of Western believes that the merger will enable Western and U.S. Bancorp together to compete more effectively with larger banking institutions resulting from consolidation in the financial services industry. Management also believes that Western and U.S. Bancorp complement each other in their approaches to banking in terms of their markets, both geographic and demographic. Finally, Western management believes that, as a result of the merger, Western and U.S. Bancorp will be able to more effectively take advantage of banking opportunities in California and in other parts of the United States.

U.S. BANCORP'S REASONS FOR THE MERGER

U.S. Bancorp believes that the merger will provide U.S. Bancorp with an attractive opportunity to expand its operations in Southern California, particularly in Los Angeles, Orange and San Diego counties. U.S. Bancorp believes that Western's locations and business mix complement U.S. Bancorp's current position in California and will enable U.S. Bancorp to offer its broad array of products and services to customers of Western.

WESTERN'S RECOMMENDATION TO SHAREHOLDERS (PAGES 17 AND 21)

The board of directors of Western believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger.

OPINION OF WESTERN'S FINANCIAL ADVISOR (PAGE 22)

Credit Suisse First Boston Corporation has acted as a financial advisor to Western's board of directors in connection with the merger and has delivered to the Western board of directors its written opinion that, as of the date of the signing of the merger agreement, based upon and subject to various qualifications and assumptions described in its opinion, the exchange ratio of one share of Western common stock for 1.2915 shares of U.S. Bancorp common stock is fair to the Western shareholders from a financial point of view. We have attached the full text of the opinion to this Proxy Statement/Prospectus as Appendix B. You should read it completely to understand the assumptions made, matters considered and the limitations of the review made by Credit Suisse First Boston in providing its opinion.

If we complete the merger, Western will pay to Credit Suisse First Boston a cash fee equal to $1,000,000. Western has also agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, disbursements and liabilities assumed related to its engagement.

Belle Plaine Financial LLC and its affiliate, Belle Plaine Partners, Inc., have also served as financial advisors to Western since May 17, 1995, including in connection with the merger. If we complete the merger, Western will pay to Belle Plaine Financial a cash fee equal to $1,500,000. Western has also agreed to reimburse Belle Plaine Financial for its reasonable out-of-pocket expenses, disbursements and liabilities assumed related to its engagement.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 35)

The completion of the merger depends on a number of conditions being met. These include:

    - approval of the principal terms of the merger and the merger agreement by a majority of the Western shareholders;

    - approval of the merger by the federal and state regulatory authorities of Western and U.S. Bancorp;

    - approval by the New York Stock Exchange of the listing of any newly issued shares of U.S. Bancorp common stock that U.S. Bancorp will issue in the merger; and

    - the absence of (1) any injunction or legal restraint blocking the merger or (2) any proceedings by a government body trying to block the merger.

Either Western or U.S. Bancorp could choose to complete the merger even though a condition has not been satisfied, as long as it is not prohibited by law. Western and U.S. Bancorp cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGES 38 AND 40)

Western and U.S. Bancorp can agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide to terminate the merger agreement if:

    - the other party breaches the merger agreement in a material way, and the breaching party does not correct the breach within 30 days;

    - the merger has not been completed by December 31, 1999, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

    - any government agency denies an approval needed to complete the merger, and that denial has become final and nonappealable;

    - Western does not obtain shareholder approval; or

    - a condition in the merger agreement becomes impossible to satisfy.

U.S. Bancorp may also terminate the merger agreement if Western's board of directors withdraws or modifies, in some way adverse to U.S. Bancorp, its recommendation to the Western shareholders to approve the principal terms of the merger prior to the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Western may also terminate the merger agreement if there is a significant decrease in U.S. Bancorp's common stock trading price and the exchange ratio is not adjusted to allow Western shareholders to receive a minimum merger consideration equal to $36.80 in U.S. Bancorp common stock for each share of Western common stock.

If the merger agreement is terminated and the merger abandoned under certain circumstances, Western will pay to U.S. Bancorp $5,000,000 as a termination fee. Western would only be required to pay this fee in the event of any of the following:

    - termination of the merger agreement by U.S. Bancorp due to a material breach by Western;

    - a failure on the part of the Western board of directors to recommend the merger; or

    - a failure of Western to obtain the necessary shareholder approval in the event that a party other than U.S. Bancorp has made or intends to make a takeover proposal for Western.

If the merger agreement is terminated due to a material breach by U.S. Bancorp, U.S. Bancorp will pay Western a termination fee of $5,000,000.

Except in the case of a willful breach by U.S. Bancorp, payment of the termination fee by either party will relieve that party of any liability for a breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement.

STOCK OPTION AGREEMENT (PAGE 40)

As an inducement and condition to U.S. Bancorp's entering into the merger agreement, Western entered into a Stock Option Agreement dated May 19, 1999. Pursuant to the stock option agreement, Western granted to U.S. Bancorp an unconditional, irrevocable option to purchase up to 4,201,049 authorized but unissued shares of Western common stock for a purchase price per share of $40.125, subject to adjustment in some circumstances. U.S. Bancorp may exercise this option only if some limited conditions specified in the stock option agreement occur. To the best of Western's and U.S. Bancorp's knowledge, none of these circumstances has occurred as of the date of this Proxy Statement/ Prospectus. Pursuant to the stock option agreement, the number of shares of Western common stock that U.S. Bancorp may purchase upon exercise of the option may not be greater than 19.9% of the shares of Western common stock outstanding at the time of the exercise. The purchase of Western common stock pursuant to the stock option agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the Bank Holding Company Act of 1956.

The stock option agreement is intended to increase the likelihood that the merger will be completed according to the terms set forth in the merger agreement, and may be expected to discourage offers by third parties to acquire Western prior to the completion of the merger.

WAIVER AND AMENDMENT (PAGE 44)

Western and U.S. Bancorp may jointly amend the merger agreement. In addition, each party may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Western may not amend the merger agreement or waive a term of the merger agreement after Western shareholders approve the principal terms of the merger if the amendment or waiver (1) affects a principal term of the merger agreement, such as reducing or changing the consideration that will be received by Western shareholders or (2) violates the California General Corporation Law.

ACCOUNTING TREATMENT (PAGE 49)

U.S. Bancorp expects to account for the merger using the purchase method of accounting under generally accepted accounting principles.

REGULATORY APPROVALS (PAGE 36)

We cannot complete the merger unless it is approved or exempted by the California Department of Financial Institutions and the Comptroller of Currency. In addition, we cannot complete the merger until we receive approval or a waiver from the Board of Governors of the Federal Reserve System. Once the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions and the Comptroller of Currency approve the merger or grant a waiver or exemption, as applicable, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger.

In addition, the merger is subject to the approval of, or notice to, state and other regulatory authorities.

Western and U.S. Bancorp have filed all of the required applications or notices with the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions, the Comptroller of Currency and any other regulatory authorities.

As of the date of this Proxy Statement/Prospectus, we have not received all of the required approvals or waivers. While we do not know of any reason that we would not be able to obtain the necessary approvals, exemptions or waivers in a timely manner, we cannot be certain when or if we will obtain them.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 45)

Some executive officers and directors of Western have interests in the merger that are somewhat different than yours because the terms of their agreements and arrangements with Western give them additional benefits when a change in control of Western occurs. These agreements and arrangements include:

    - financial advisory agreements with Belle Plaine Partners, Inc. and Belle Plaine Financial LLC, of which John M. Eggemeyer, a director of Western, is a principal;

    - the executive severance plan maintained by Western; and

    - stock options held by directors and executive officers of Western that accelerate on a change in control event, such as the merger.

At the time of the signing of the merger agreement, some of these plans and agreements were modified at U.S. Bancorp's request and with the consent of the individuals and entities affected by the requested changes. The Belle Plaine entities and Messrs. Eggemeyer and Wagner also agreed to confidentiality and non-solicitation agreements with U.S. Bancorp, which will become effective upon completion of the merger, in consideration for some payments to be made by U.S. Bancorp, and Mr. Wagner agreed to exchange his Western stock options for options to purchase U.S. Bancorp common stock at the time the merger is completed. See "THE MERGER--Interests of Certain Persons in the Merger" beginning on page 45 and "EXECUTIVE OFFICERS OF WESTERN-- Employment Arrangement--Mark H. Stuenkel" beginning on page 62.

In addition, U.S. Bancorp will pay consulting fees totaling approximately $70,000 to Mr. Wagner for his consulting services to U.S. Bancorp during the six months following the merger. At or after the completion of the merger, David I. Rainer, the President and Chief Executive Officer of Santa Monica Bank, will be paid a $360,000 retention bonus by U.S. Bancorp and will be granted stock options to purchase 60,000 shares of U.S. Bancorp common stock, 6,000 shares of restricted U.S. Bancorp common stock that vests in equal amounts on the third, fourth and fifth anniversaries of the completion of the merger and $720,000 worth of restricted U.S. Bancorp common stock that vests in equal amounts on the first and second anniversaries of the completion of the merger. See "THE MERGER--Interests of Certain Persons in the Merger" beginning on page 45.

Also, following the merger, U.S. Bancorp will purchase directors' and officers' insurance for the officers and directors of Western and will indemnify officers and directors of Western for events occurring before the merger, including events that are related to the merger agreement. This indemnity and insurance will be in addition to the indemnification and insurance to which those officers and directors of Western who become officers and directors of U.S. Bancorp following the completion of the merger will be entitled while acting in that capacity at and after the merger. See "THE MERGER-- Indemnification of Western Directors and Officers by U.S. Bancorp" beginning on page 45.

Western's board of directors knew about the interests of Western's executive officers and directors described above, and considered them when it approved the merger agreement and the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 47)

We expect that for United States federal income tax purposes, your exchange of shares of Western common stock for shares of U.S. Bancorp common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash you receive for your fractional shares or pursuant to the exercise of your dissenters' rights.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY WESTERN SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON SPECIAL FACTS NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

See "THE MERGER--Material Federal Income Tax Consequences" beginning on page 47.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 87)

The rights of U.S. Bancorp stockholders are governed by Delaware law and U.S. Bancorp's Certificate of Incorporation and Bylaws. The rights of Western shareholders are governed by California law and Western's Articles of Incorporation and Bylaws. If the merger is completed, Western shareholders will become shareholders of U.S. Bancorp, and the rights of Western shareholders will be governed by Delaware law and by U.S. Bancorp's Certificate of Incorporation and Bylaws.
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 104)

We have each made forward-looking statements in this Proxy Statement/Prospectus (and in documents to which we refer you in this Proxy Statement/Prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our respective operations, the performance of U.S. Bancorp after the merger is completed and our expectations regarding the merger. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the performance of U.S. Bancorp after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

    - increased competition among financial services companies;

    - changes in interest rates that reduce our interest margins;

    - changes in general economic conditions that occur or that are worse than we expected;

    - legislative or regulatory changes that adversely affect our business or the merger;

    - increased personal or commercial customers' bankruptcies; and

    - technology-related changes, including "Year 2000" compliance.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

    The following table presents selected comparative unaudited per share data for U.S. Bancorp on a historical and pro forma combined basis, and for Western on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of U.S. Bancorp and Western, including the related notes, incorporated by reference into this Proxy Statement/Prospectus. This information should be read in conjunction with the historical financial statements and the related notes. See "WHERE YOU CAN FIND MORE INFORMATION." The per share data included below is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been completed prior to the periods indicated.

    The pro forma combined book values per share of U.S. Bancorp common stock are based upon the pro forma total common equity for U.S. Bancorp and Western, divided by the total pro forma shares of U.S. Bancorp common stock, assuming conversion of Western common stock at an exchange ratio of 1.2915 shares of U.S. Bancorp common stock for each share of Western common stock as provided in the merger agreement. The pro forma equivalent book values per share of Western common stock represent the pro forma combined amounts multiplied by the exchange ratio. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of U.S. Bancorp common stock. The pro forma equivalent dividends per share of Western common stock represent the cash dividends declared on a share of U.S. Bancorp common stock multiplied by the exchange ratio. The pro forma combined net income per share has been computed based on the average number of outstanding shares of U.S. Bancorp, and the average number of outstanding shares of Western common stock adjusted for the exchange ratio. The pro forma equivalent net income per share of Western common stock represents the pro forma combined net income multiplied by the exchange ratio.

                                                      U.S. BANCORP
                                                      COMMON STOCK          WESTERN COMMON STOCK
                                                ------------------------  ------------------------
                                                              PRO FORMA                 PRO FORMA
                                                HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                -----------  -----------  -----------  -----------
BOOK VALUE:
  March 31, 1999..............................   $    8.50    $    9.49    $   16.98    $   12.26
  December 31, 1998...........................        8.23         9.28        16.88        11.99

DIVIDENDS DECLARED:
  Three months ended March 31, 1999...........        .195         .195         .225         .252
  Year ended December 31, 1998................         .70          .70         .675         .904

NET INCOME:
  Three months ended March 31, 1999...........         .51          .49          .43          .63
  Year ended December 31, 1998................        1.81         1.73         1.00         2.23

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Shares of U.S. Bancorp common stock are listed on the New York Stock Exchange, and shares of Western common stock are listed on the Nasdaq National Market. The following table sets forth the closing prices per share of U.S. Bancorp common stock and Western common stock and the "equivalent per share price" (as explained below) of Western common stock as of May 18, 1999, the last trading day before the date on which U.S. Bancorp and Western announced the
merger, and as of          , 1999, the last practicable date prior to the date
of this Proxy Statement/Prospectus. The "equivalent per share price" of Western common stock on any date equals the closing price of the U.S. Bancorp common stock on that date multiplied by the exchange ratio of 1.2915 shares of U.S. Bancorp common stock for each share of Western common stock.

                                                U.S. BANCORP       WESTERN        EQUIVALENT
MARKET PRICE PER SHARE AS OF                    COMMON STOCK    COMMON STOCK    PER SHARE PRICE
---------------------------------------------  --------------  ---------------  ---------------
May 18, 1999.................................    $   34.375       $   39.00        $   44.40
      , 1999.................................    $                $                $

    Of course, the market prices of U.S. Bancorp common stock and Western common stock will fluctuate prior to the merger. Therefore, you are encouraged to obtain current stock price quotations for U.S. Bancorp common stock and Western common stock prior to the completion of the merger.

                            SELECTED FINANCIAL DATA

    In the following tables, we provide you with summary historical financial data of U.S. Bancorp and Western. We have prepared this information using the unaudited consolidated financial statements for the three-month periods ended March 31, 1999 and 1998, the audited consolidated financial statements for the five years ended December 31, 1998 of U.S. Bancorp and for the three years ended December 31, 1998 of Western, and Western's unaudited consolidated financial statements as of December 31, 1996 and for the years ended December 31, 1995 and 1994.

    When you read this summary historical data, it is important that you also read the historical financial statements and related notes in the quarterly and annual reports filed with the Securities Exchange Commission, as well as the section of the quarterly and annual reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "WHERE YOU CAN FIND MORE INFORMATION" on page 101.

               SELECTED HISTORICAL FINANCIAL DATA OF U.S. BANCORP

                                    FOR THE THREE MONTHS
                                           ENDED
                                         MARCH 31,                   FOR THE YEAR ENDED DECEMBER 31,
                                    --------------------  -----------------------------------------------------
INCOME STATEMENT DATA:                1999       1998       1998       1997       1996       1995       1994
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net interest income (taxable-
  equivalent basis)...............  $   793.4  $   768.0  $ 3,111.9  $ 3,106.0  $ 3,034.7  $ 2,886.6  $ 2,809.6
Provision for credit losses.......      117.0       90.0      379.0      460.3      271.2      239.1      243.7
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after
  provision for credit losses.....      676.4      678.0    2,732.9    2,645.7    2,763.5    2,647.5    2,565.9
Securities gains (losses).........         --       12.6       12.6        3.6       20.8        3.0     (124.2)
Other nonrecurring gains..........         --         --         --        9.4      330.6       44.8       52.6
Other noninterest income..........      626.3      445.9    2,244.0    1,602.2    1,431.7    1,265.5    1,186.5
Restructuring and merger-related
  charges.........................        2.9       46.5      216.5      511.6       88.1       98.9      225.3
Other nonrecurring charges........         --         --         --         --      118.2       38.2       27.2
Other noninterest expense.........      715.9      559.1    2,627.8    2,300.7    2,331.8    2,338.8    2,479.6
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations
  before income taxes.............      583.9      530.9    2,145.2    1,448.6    2,008.5    1,484.9      948.7
Taxable-equivalent adjustment.....       10.7       13.1       51.3       57.9       64.1       63.9       69.0
Income taxes......................      206.4      189.3      766.5      552.2      725.7      523.9      311.5
Income from continuing
  operations......................      366.8      328.5    1,327.4      838.5    1,218.7      897.1      568.2
Loss from discontinued
  operations......................         --         --         --         --         --         --       (8.5)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income........................  $   366.8  $   328.5  $ 1,327.4  $   838.5  $ 1,218.7  $   897.1  $   559.7
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
SELECTED FINANCIAL RATIOS:
Return on average assets..........       1.98%      1.91%      1.85%      1.22%      1.81%      1.42%       .89%
Return on average common equity...       24.4       22.1       21.9       14.6       21.1       17.2       10.9
Efficiency ratio..................       50.6       49.9       53.1       59.6       52.9       59.0       67.5
Net interest margin...............       4.82       4.98       4.87       5.04       5.04       5.10       4.99
SELECTED FINANCIAL RATIOS BEFORE
  RESTRUCTURING AND MERGER-RELATED
  CHARGES AND OTHER NONRECURRING
  ITEMS:
Diluted earnings per share........  $     .51  $     .47  $    1.96  $    1.68  $    1.47  $    1.23  $     .98
Return on average assets..........       1.99%      2.03%      2.03%      1.83%      1.69%      1.51%      1.23%
Return on average common equity...       24.6       23.5       24.1       22.0       19.8       18.3       15.3
Efficiency ratio..................       50.4       46.1       49.1       48.9       52.2       56.3       62.1
Banking efficiency ratio(1).......       43.3       45.2       44.2       47.9       51.5       55.8       61.4
PER COMMON SHARE:
Earnings per share from continuing
  operations......................  $     .51  $     .44  $    1.81  $    1.13  $    1.60  $    1.19  $     .73
Loss from discontinued
  operations......................         --         --         --         --         --         --       (.01)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share................  $     .51  $     .44  $    1.81  $    1.13  $    1.60  $    1.19  $     .72
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings per share from
  continuing operations...........  $     .50  $     .44  $    1.78  $    1.11  $    1.57  $    1.16  $     .71
Loss from discontinued
  operations......................         --         --         --         --         --         --       (.01)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings per share........        .50        .44  $    1.78  $    1.11  $    1.57  $    1.16  $     .70
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Dividends paid(2).................  $    .195  $    .175  $     .70  $     .62  $     .55  $     .48  $     .39

                                                 FOR THE THREE MONTHS
                                                        ENDED
                                                      MARCH 31,                   FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1999       1998       1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
AVERAGE BALANCE SHEET DATA:
Loans..........................................  $  59,081  $  54,657  $  55,979  $  53,513  $  50,855  $  47,703  $  44,584
Earning assets.................................     66,738     62,572     63,868     61,675     60,201     56,556     56,233
Assets.........................................     75,107     69,821     71,791     68,771     67,402     63,084     62,708
Deposits.......................................     47,620     47,287     47,327     47,336     47,252     44,726     46,146
Long-term debt.................................     13,967     10,534     11,481      7,527      4,908      4,162      3,796
Common equity..................................      6,088      6,036      6,049      5,667      5,679      5,090      4,887
Total shareholders' equity.....................      6,088      6,036      6,049      5,798      5,919      5,345      5,180
BALANCE SHEET DATA:
Loans..........................................  $  59,619  $  54,969  $  59,122  $  54,708  $  52,355  $  49,345  $  46,375
Assets.........................................     76,110     70,949     76,438     71,295     69,749     65,668     64,737
Deposits.......................................     48,672     48,558     50,034     49,027     49,356     45,779     46,115
Long-term debt.................................     13,774     10,412     13,781     10,247      5,369      4,583      4,225
Common equity..................................      6,177      6,123      5,970      5,890      5,613      5,089      4,837
Total shareholders' equity.....................      6,177      6,123      5,970      5,890      5,763      5,342      5,105

------------

(1) Without investment banking and brokerage activity.

(2) Dividends per share have not been restated for the merger of First Bank System, Inc. and U.S. Bancorp in August 1997 and the merger of First Bank System, Inc. and Metropolitan Financial Corporation in February 1995. U.S. Bancorp paid common dividends of $139.1 million through July 1997 ($.62 per share), $168.7 million in 1996 ($1.18 per share), $133.1 million in 1995 ($1.06 per share) and $116.0 million in 1994 ($.94 per share). Metropolitan Financial Corporation paid common dividends of $25.1 million in 1994 ($.80 per share).

                 SELECTED HISTORICAL FINANCIAL DATA OF WESTERN

                                           AT OR FOR THE THREE
                                                  MONTHS
                                             ENDED MARCH 31,                 AT OR FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------  -----------------------------------------------------------
INCOME STATEMENT DATA:                      1999         1998        1998(1)      1997       1996(2)       1995        1994
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........................  $    43,564  $    42,616  $   181,628  $ 132,309  $    98,776  $    82,354  $  70,269
Interest expense.......................       10,332       11,652       48,520     37,333       29,286       25,060     17,798
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
Net interest income....................       33,232       30,964      133,108     94,976       69,490       57,294     52,471
Provision for loan and lease losses....          675          300        1,325      4,080        2,671        9,756      4,422
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
Net interest income after provision for
  loan and lease losses................       32,557       30,664      131,783     90,896       66,819       47,538     48,049
Noninterest income.....................       10,881        9,159       44,856     27,436       23,489       15,243     13,450
Noninterest expense....................       26,030       25,098      130,150     93,587       72,161       63,714     60,619
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
Income before income tax...............       17,408       14,725       46,489     24,745       18,147         (933)       880
Income tax expense (benefit)...........        8,388        6,776       26,333     12,832        4,601       (1,831)     1,680
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
Net income (loss)......................  $     9,020  $     7,949  $    20,156  $  11,913  $    13,546  $       898  $    (800)
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
Comprehensive income (loss)............  $     7,301  $     8,023  $    20,942  $  12,925  $    12,884  $     7,101  $  (3,919)
                                         -----------  -----------  -----------  ---------  -----------  -----------  ---------
ENDING BALANCE SHEET DATA:
Assets.................................  $ 2,496,237  $ 2,620,964  $ 2,585,880  $1,898,417 $ 1,667,816  $ 1,170,922  $ 995,286
Securities.............................      304,932      343,276      365,084    275,857      362,325      228,926    269,826
Mortgage loans held for sale...........       99,157       96,465      130,255     97,211       63,855       51,588     12,448
Loans and leases, net of deferred fees
  and unearned income (3)..............    1,680,789    1,520,065    1,668,954  1,141,192      992,615      703,180    582,281
Allowance for loan and lease losses....       28,459       29,284       26,743     20,271       19,251       18,147     16,475
Goodwill...............................      142,776      153,774      145,514     36,369       34,630        5,864      2,464
Deposits...............................    2,083,947    2,228,935    2,172,269  1,675,698    1,460,287    1,046,210    892,901
Borrowed funds.........................       24,079       24,841       23,722     19,797       31,494        9,202     16,991
Common shareholders' equity............      354,990      343,074      352,075    184,706      160,362      104,847     78,348
PER SHARE DATA AND SELECTED RATIOS:
Earnings (loss) per common and common
  equivalent share
  Basic................................  $      0.43  $      0.43  $      1.00  $    0.83  $      1.18  $      0.10  $   (0.10)
  Diluted (4)..........................         0.43         0.41         0.98       0.79         1.14         0.09      (0.10)
Dividends declared per share...........        0.225        0.150        0.675       0.30           --           --         --
Book value per share...................        16.98        16.86        16.88      12.10        11.57         8.73       9.02
Tangible book value per share..........        10.15         9.30         9.90       9.72         9.07         8.24       8.74
Shareholders' equity to assets at
  period end...........................        14.22%       13.09%       13.62%      9.73%        9.62%        8.95%      7.87%
Tangible shareholders' equity to
  tangible assets at period end........         9.02         7.67         8.46       7.97         7.70         8.50       7.64
Return on average assets...............         1.46         1.38         0.80       0.68         1.04         0.08      (0.08)
Return on average equity...............        10.22        11.29         5.94       6.91        11.18         0.99      (0.97)
Average shareholders' equity to average
  assets...............................        14.25        12.21        13.51       9.89         9.32         8.41       7.88
Net interest margin....................         6.17         6.23         6.16       6.14         6.00         5.98       5.71

-------------

(1) Includes the accounts and operating results of Santa Monica Bank since the January 27, 1998 acquisition date.

(2) Includes the accounts and operating results of Western Bank since the September 30, 1996 acquisition date.

(3) Includes only loans held for investment.

(4) Excludes stock options as common stock equivalents in 1994 as the effect thereof was anti-dilutive.

                           THE WESTERN ANNUAL MEETING

GENERAL

    This Proxy Statement/Prospectus is furnished in connection with the solicitation of the enclosed proxy by the board of directors of Western (the "WESTERN BOARD") for use at the 1999 Annual Meeting of Shareholders of Western (the "ANNUAL MEETING") to be held at 4100 Newport Place, Third Floor, Newport
Beach, CA 92660, on             , 1999, beginning at          a.m., local time,
and at any adjournment or postponement, pursuant to the accompanying Notice of Annual Meeting. This Proxy Statement/Prospectus is expected to be mailed to
shareholders of Western on or about             , 1999.

MATTERS TO BE CONSIDERED

    The Annual Meeting will be held for the following purposes:

1. To consider and vote upon a proposal to approve the principal terms of the proposed merger (the "MERGER") of Western and U.S. Bancorp pursuant to the Agreement and Plan of Merger, dated as of May 19, 1999 (the "AGREEMENT") between Western and U.S. Bancorp. A copy of the Agreement is attached as Appendix A to this Proxy Statement/Prospectus. The Agreement provides for the Merger on the terms and subject to the conditions of the Agreement.

2. To elect a board of 12 directors for Western to hold office until the next annual meeting of Western shareholders and until their respective successors have been elected and qualified or until the Merger is completed.

3. To approve the amendment and restatement of Western's Stock Incentive Plan (the "STOCK INCENTIVE PLAN") to:

    - increase the maximum number of shares that may be issued pursuant to the Stock Incentive Plan from 1,004,405 shares to 1,500,000 shares in the aggregate;

    - permit the award of shares of Western common stock to participants in the Stock Incentive Plan;

    - provide for the grant of restoration options to participants; and

    - make other technical changes.

    Upon completion of the Merger, the Stock Incentive Plan and all options issued under it will be terminated.

4. To vote upon a shareholder proposal regarding disclosure of financial information from current directors and prospective director nominees of Western. The shareholder proposal, if approved, would not apply following the completion of the Merger.

5. To consider and transact other business that may properly come before the Annual Meeting and at any adjournments or postponements.

RECORD DATE AND OUTSTANDING SECURITIES

    The Western Board has fixed the close of business on             , 1999, as
the record date (the "RECORD DATE"). Only shareholders of record of Western common stock on the books of Western as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments. On the Record Date, Western had shares of Western common stock issued and outstanding, and approximately 2,800 shareholders of record. Each share of Western common stock outstanding on the Record Date is entitled to one vote at the Annual Meeting on each matter to be voted on, except that in the case of election of directors Western shareholders may have the power to vote their shares cumulatively.

QUORUM AND VOTING

    Western has appointed Arnold C. Hahn, Western's Executive Vice President and Chief Financial Officer, to function as the inspector of elections of the Annual Meeting, to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to Western shareholders. A majority of all outstanding shares of Western common stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present. They are not counted, however, for the purpose of determining the election of each nominee for director and are not counted as votes in favor of
(1) the proposal to approve the principal terms of the Merger, (2) the amendment to the Stock Incentive Plan or (3) the shareholder proposal.

    If a quorum is not obtained, or fewer shares of Western common stock are voted in favor of the principal terms of the Merger than a majority of the shares eligible to vote at the Annual Meeting in person or by proxy, the Annual Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have effectively been revoked or withdrawn prior to the subsequent Annual Meeting.

    The authorized number of directors of Western is 12, and the 12 nominees receiving the highest number of votes at the time of the Annual Meeting will be elected, assuming a quorum is present. Affirmative votes representing a majority of the outstanding shares of Western common stock will be required to approve the principal terms of the Merger. Affirmative votes representing a majority of the votes cast, in person or represented by proxy, at the Annual Meeting will be required to approve each of (1) the amendment to the Stock Incentive Plan and
(2) the shareholder proposal.

    Each Western shareholder will be entitled to one vote, in person or by proxy, for each share of Western common stock in his or her name on the books of Western as of the Record Date on any matter submitted to the vote of the Western shareholders, except that in connection with the election of directors, the shares may be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a Western shareholder present at the meeting has given notice of his or her intention to vote his or her shares cumulatively. If a Western shareholder has given this notice, then all Western shareholders entitled to vote for the election of directors may cumulate their votes, and discretionary authority to cumulate votes, if necessary, is being solicited. Cumulative voting entitles a Western shareholder to give one or more nominees as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the Western shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. If cumulative voting occurs, proxies provided to management's proxy holders will be voted to elect as many of Western's nominees as possible.

    Shares of Western common stock represented by proxies properly executed and received by Western in time to be voted at the Annual Meeting will be voted in accordance with the instructions indicated on the proxies and, if no instructions are indicated, will be voted:

    - "FOR" the approval of the principal terms of the Merger;

    - "FOR" the amendment to the Stock Incentive Plan;

    - "AGAINST" the shareholder proposal set forth in this Proxy
      Statement/Prospectus; and

    - "FOR" each of the 12 director nominees named in this Proxy
      Statement/Prospectus at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    All proxies voted "FOR" the approval of the principal terms of the Merger, "FOR" the amendment to the Stock Incentive Plan, "FOR" each of the twelve director nominees and "AGAINST" the shareholder proposal, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted "FOR" a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

    The Western Board is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement/Prospectus. If, however, other matters are properly brought before the Annual Meeting, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment.

    Under Western's Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), Western shareholders may not present proposals for action at the Annual Meeting unless written notice of the proposal, containing the information required by the Western Bylaws and Rule 14a-8, was delivered to the Secretary of Western no later than July [16], 1999. One such shareholder proposal, which is set forth in this Proxy Statement/Prospectus as Proposal 4, was received by that date.

REVOCATION OF PROXIES

    The presence of a Western shareholder at the Annual Meeting (or at any adjournment or postponement) will not automatically revoke the shareholder's proxy. However, a Western shareholder may revoke a proxy at any time prior to its exercise by:

    - delivery to the inspector of elections or the Secretary of Western of a written notice of revocation prior to the Annual Meeting (or, if the Annual Meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held);

    - delivery to the inspector of elections or the Secretary of Western prior to the Annual Meeting (or, if the Annual Meeting is adjourned or postponed, prior to the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or

    - attending the Annual Meeting (or, if the Annual Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and filing a written notice of revocation with the inspector of elections or the Secretary of Western prior to the taking of votes on any matter.

SOLICITATION OF PROXIES

    Proxies may be solicited by mail, personal interview, telephone and telecopy by directors, officers and employees of Western and its subsidiaries on a part-time basis and for no additional compensation. The entire cost of soliciting proxies under this Proxy Statement/Prospectus will be borne by Western and will include amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of Western common stock held of record by that person. Western and U.S. Bancorp will each bear all costs that they each incur, including legal and accounting fees.

COMMUNICATIONS BY WESTERN SHAREHOLDERS WITH WESTERN

    Any written revocation of proxy or other communications in connection with this Proxy Statement/ Prospectus, and requests for additional copies of this Proxy Statement/Prospectus or the Proxy Card, should be addressed to Julius G. Christensen, Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660. If you have any questions or need further assistance in voting your shares, please call Mr. Christensen at (949) 863-2459.

INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of KPMG LLP has served as Western's certified public accountants for the 1998 fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions and to make any statements they desire.

RECOMMENDATION OF THE WESTERN BOARD

    At a meeting of the Western Board held on March 18, 1999, the Western Board approved the amendment and restatement of the Stock Incentive Plan, and recommended the approval of the amendment and restatement by Western shareholders.

    At a meeting of the Western Board held on May 19, 1999, the Western Board approved the Agreement and the transactions contemplated by the Agreement, and recommended the approval of their principal terms by Western shareholders.

    At a meeting of the Western Board held on July 15, 1999, the Western Board recommended that Western shareholders vote against the shareholder proposal that
begins on page   of this Proxy Statement/Prospectus.

    Each of the directors and executive officers (in his or her capacity as a Western shareholder) and some other Western shareholders have executed voting agreements (the "VOTING AGREEMENTS") with Western. In the Voting Agreements, each of the directors, executive officers and other persons has agreed to vote or cause to be voted in favor of the Agreement and the Merger contemplated by the Agreement all shares of Western common stock over which he or she has the power to vote or direct the voting at the time of the Annual Meeting. As of July 1, 1999, the directors and executive officers of Western had the ability to direct the voting of 3,839,582 shares of Western common stock, or approximately 18.1% of the total number of outstanding shares of Western common stock.

                            THE MERGER (PROPOSAL 1)

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES, AMONG OTHER THINGS, THE MATERIAL ASPECTS OF THE MERGER. THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS.

GENERAL

    On May 19, 1999, U.S. Bancorp and Western entered into the Agreement, which provides for the merger of Western with and into U.S. Bancorp. U.S. Bancorp will be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Except for shares for which dissenters' rights have been properly perfected, each share of common stock, no par value per share, of Western (the "WESTERN COMMON STOCK") issued and outstanding at the Effective Time of the Merger (see "--Effective Time" below) will be converted into the right to receive 1.2915 shares of common stock, par value $1.25 per share, of U.S. Bancorp (the "U.S. BANCORP COMMON STOCK"). If the average closing price of the U.S. Bancorp Common Stock falls below specified levels prior to the completion of the Merger, U.S. Bancorp, at its discretion, may adjust the exchange ratio so that Western shareholders receive Merger consideration per share of Western Common Stock with a value greater than or equal to $36.80. See "--Termination of the Agreement" below.

THE MERGER

    Subject to the terms and conditions of the Agreement, at the Effective Time, Western will merge with U.S. Bancorp. U.S. Bancorp will be the Surviving Corporation and will continue its existence as a bank holding company under the Delaware General Corporation Law ("DGCL").

    At the Effective Time, the separate existence of Western will terminate, and holders of Western Common Stock will cease to be, and will have no rights as, shareholders of Western, other than to receive any dividend or other distribution with respect to Western Common Stock with a record date occurring prior to the Effective Date. These holders will instead have the right to receive U.S. Bancorp Common Stock and cash in lieu of fractional shares unless they exercise their dissenters' rights. See "--Conversion of Stock; Treatment of Options" below. After the Effective Time, there will be no transfers on the stock transfer books of Western or U.S. Bancorp of shares of Western Common Stock.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    At the Effective Time, each share of Western Common Stock issued and outstanding immediately prior to the Effective Time will be converted, subject to customary antidilution adjustments as provided in the Agreement and described below, into the right to receive shares of U.S. Bancorp Common Stock based on the ratio of one share of Western Common Stock for 1.2915 shares of U.S. Bancorp Common Stock (the "EXCHANGE RATIO"). If the average closing price of U.S. Bancorp Common Stock falls below specified levels prior to completion of the Merger, U.S. Bancorp, at its discretion, may adjust the Exchange Ratio so that the value of the Merger consideration per share of Western Common Stock does not fall below $36.80. See "--Termination of the Agreement" below.

    At the Effective Time, except for some options issued to Matthew P. Wagner, President and Chief Executive Officer of Western, each outstanding option to purchase shares of Western Common Stock under any Western stock option plan (all such options of an option holder having the same exercise price, a "WESTERN STOCK OPTION"), whether vested or unvested, will be converted into the right to receive (a) the number of shares of U.S. Bancorp Common Stock equal to the quotient obtained by dividing the Net Option Value (as defined below) with respect to the Western Stock Option by $35.62 plus (b) cash for any fractional shares. The "NET OPTION VALUE" will equal the amount obtained by multiplying the positive difference, if any, between $46.00 and the applicable exercise price of the Western Stock Option times the number of shares for which the Western Stock Option is exercisable.

    At the Effective Time, all outstanding warrants to purchase shares of Western Common Stock (all such warrants of a warrant holder, a "WESTERN WARRANT") will be converted into a warrant to acquire, on the same terms and conditions as were applicable under the Western Warrant, the number of shares of U.S. Bancorp Common Stock equal to (a) the number of shares of Western Common Stock subject to the Western Warrant, multiplied by (b) the Exchange Ratio, which product will be rounded up to the nearest whole number (all such new warrants of a warrant holder, a "REPLACEMENT WARRANT"), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Western Common Stock that were purchasable pursuant to the Western Warrant divided by (z) the number of full shares of U.S. Bancorp Common Stock subject to the Replacement Warrant.

    If, prior to the Effective Time, the number of outstanding shares of Western Common Stock or U.S. Bancorp Common Stock is changed as a result of a stock split, reorganization, recapitalization, reclassification, combination, stock dividend, exchange of shares, reverse stock split, or other similar changes in capitalization, or either party declares a stock dividend or extraordinary cash dividend, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

BACKGROUND AND REASONS FOR THE MERGER

    Since the mid-1990s when the core of Western's current senior management team was brought together, Western has been aware of the rapidly changing structure of the banking market in Southern California. Consistent with what appears to be a nationwide trend, Western's senior management believes that a process of consolidation is occurring and will continue to occur in the Southern California financial services industry in which Western competes, resulting in a reduction in the number of independent and community banks.

    In order to compete with the larger financial institutions resulting from the consolidation of the financial services industry, and in order to achieve long-term profitability, Western's management has regularly explored a number of acquisition opportunities to achieve greater market share. Western has successfully pursued a select number of these opportunities, acquiring six banking institutions between September 1996 and December 1998, and growing from two branches to 31 branches during that period. At the same time, Western's management has from time to time reviewed with the Western Board the possible benefits of strategic business combinations with other financial institutions, including larger bank holding companies, as part of its ongoing evaluation of available strategies to increase shareholder value. Although Western's management and its financial advisors believed that Western had established itself as a valuable independent franchise in Southern California, they also observed that the combination of Western with a strong and successful regional or national bank holding company in need of an established Southern California operation might make for a good partnership that would create additional value for the shareholders of both corporations.

    In late March and early April 1999, Western received unsolicited expressions of interest for a possible merger with Western from U.S. Bancorp, the company at which some of Western's senior executives were previously employed, and another bank holding company. Discussions commenced with representatives of the other bank holding company in mid-April 1999. On April 28, 1999, the Western Board met to consider the preliminary proposal made by the other bank holding company. The Western Board concluded that, while Western did not consider itself to be up for sale and remaining independent continued to be the prevailing business strategy for Western, Western's financial advisors and senior management should proceed with discussions with respect to that preliminary proposal and Western should conduct, and allow the other bank holding company to conduct, appropriate due diligence. By May 4, 1999, Western and the other bank holding company had mutually agreed, after further meetings were held between their respective senior management and after having consulted with their respective financial advisors, that a combination of Western with the other bank holding company would not be in the best interests of the Western shareholders or the other bank holding company. This conclusion was based, in part, on the apparent determination by the other bank holding company that the terms of its preliminary proposal had been too aggressive.

    During the course of Western's discussions with the other bank holding company, Western's management continued to explore alternative options for enhancing shareholder value. On April 18, 1999, John M. Eggemeyer, a director of Western and President of Belle Plaine Partners, Inc., financial advisor to Western, made inquiries of the representatives of other bank holding companies (including U.S. Bancorp) determined by Western management to have the capacity to effect a strategic combination with Western that would be beneficial to the Western shareholders. Western's senior management, with the advice of Belle Plaine Partners, Inc. and based upon further discussions with those other bank holding companies, determined that for the time being a transaction on acceptable terms with U.S. Bancorp would be the only viable alternative to remaining independent. On May 4, 1999, Mr. Eggemeyer informed senior management of U.S. Bancorp that, while Western had decided to remain independent of the other potential strategic business partners with which it had discussions, Western was willing to entertain further discussions with U.S. Bancorp concerning a possible strategic business combination. Subsequently, on May 5, 1999, U.S. Bancorp delivered a non-binding indication of interest letter to Western, which outlined in general the terms of a potential merger transaction. On May 6, 1999, another special meeting of the Western Board was called and held at which Western's financial advisors and senior management were directed to proceed with discussions concerning a definitive agreement with U.S. Bancorp and to permit U.S. Bancorp to conduct necessary due diligence.

    On May 10, 1999, Mr. Eggemeyer and Mr. Wagner met with senior management of U.S. Bancorp to discuss the strategic advantages to Western's shareholders of the combination of Western and U.S. Bancorp. From May 11, 1999 through May 17, 1999, management personnel of Western and U.S. Bancorp met several times to discuss financial information, operations, management and other issues concerning the possible strategic combination of Western and U.S. Bancorp, and to conduct other due diligence. During the same period, various terms of the Agreement were discussed and negotiated. The Western team concluded that the continuing trend of bank consolidations, coupled with the strategic fit of Western and U.S. Bancorp, required that the Western Board have the opportunity to review and discuss U.S. Bancorp's proposal and Western's other strategic options, including remaining independent or combining with another bank holding company. On May 17, 1999, the Western Board held a special meeting at which, after consulting with its financial advisors and senior management, it reviewed the terms of U.S. Bancorp's proposal and a draft of each of the Agreement and the Stock Option Agreement. At that meeting, Credit Suisse First Boston Corporation orally rendered its opinion that, based on the preliminary terms, and subject to the final form of the Agreement, the consideration to be received by Western shareholders in the Merger would be fair from a financial point of view and that it believed it would be in a position to render a written fairness opinion at the time of the execution and delivery of the Agreement. The Western Board concluded that the acceptance of the proposal might be in the best interests of Western and its shareholders, provided that certain open issues were resolved in a manner acceptable to the Western Board.

    During the next two days, extended discussions were held between the management of, and counsel for, each of Western and U.S. Bancorp concerning the final terms of the draft Agreement and the draft Stock Option Agreement. The draft Agreement and the draft Stock Option Agreement were revised several times as the parties negotiated over various issues, including break-up fees and the treatment of outstanding options and warrants to purchase Western Common Stock. The parties also negotiated the terms of the Voting Agreements and the Confidentiality/Non-Solicitation Agreements. General agreement was reached on various points in accordance with the instructions received from the Western Board. On May 19, 1999, Credit Suisse First Boston confirmed in writing its opinion as to the fairness of the consideration to be received by the Western shareholders from a financial point of view, and the Western Board held a special meeting to consider the revised Agreement and the revised Stock Option Agreement and the transactions contemplated by these agreements. All members of the

Western Board were present at the meeting with the exception of Dale E. Walter. At the meeting, the members of the Western Board who were present unanimously approved the Agreement, the Stock Option Agreement and the related agreements, and authorized Western's management to take all action reasonably necessary to effect the Merger. Mr. Walter subsequently informed Western's management that he joined in the Board's approval and authorization of all of the matters considered at the May 19, 1999 special meeting. Later that day, Mr. Wagner executed and delivered the Agreement and the Stock Option Agreement on behalf of Western. Immediately after its execution and delivery, the Agreement was publicly announced.

    The management of each of Western and U.S. Bancorp believes that the two institutions complement each other in their approach to banking in terms of their markets, both geographic and demographic. Consequently, both managements perceive opportunities for increased operating efficiencies through a merger and believe that, by combining forces, they will be able to move effectively to take advantage of banking opportunities on a nationwide basis.

RECOMMENDATION OF THE WESTERN BOARD OF DIRECTORS AND WESTERN'S REASONS FOR THE
  MERGER

    The Western Board has unanimously approved the Merger and the Agreement and unanimously recommends that Western shareholders vote "FOR" the approval of the principal terms of the Merger. In reaching its decision to approve the Merger, the Western Board analyzed Western's alternatives for enhancement of Western shareholder value, including Western's prospects under several assumptions, so as to be able to compare the value of a share of Western Common Stock with the consideration to be paid by U.S. Bancorp. At the same time, the Western Board also reviewed the history of U.S. Bancorp and the prospects of U.S. Bancorp if the Merger were completed and consulted with its legal and financial advisors. The factors that were examined as part of this analysis include, but were not limited to, the following:

    - A review of Western's business, operations, financial condition and earnings on an historical and a prospective basis;

    - The efficacy of Western's strategic plan under current competitive conditions and actions that would increase financial performance and shareholder value over the period of its projections;

    - The increasing competition in Western's markets from both existing and potential competitors, some of which have far greater assets and resources, in part as a result of the consolidation taking place in the financial services industry;

    - The consolidation of the banking industry nationally and in Western's markets in particular;

    - A review of potential benefits for shareholders of a larger organization with greater resources, increased operating efficiencies, increased lending limits and a stronger market position;

    - The belief of the Western Board and management that a business combination with U.S. Bancorp would offer the potential for increased long-term value and liquidity to current Western shareholders;

    - The Western Board's review, based primarily on the analysis of Credit Suisse First Boston, of the business, operations, earnings and financial condition of U.S. Bancorp on both a historical and a prospective basis, the enhanced opportunities for operating efficiencies and revenue enhancement that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

    - The terms of the Agreement and transactions contemplated by the Agreement, including the Exchange Ratio, noting that it reflected a 13.8% premium for Western shareholders based on the closing price of U.S. Bancorp Common Stock and Western Common Stock on May 18, 1999.

    - A comparison of the U.S. Bancorp offer with reported transactions, nationally and in Western's market, by financial institutions with similar characteristics;

    - An analysis of the potential value that could be realized by Western shareholders in a business combination transaction with other companies that might be both interested in and financially and otherwise capable of engaging in a business combination transaction with Western, some of which companies engaged in preliminary discussions with Western; and

    - The opinion of Credit Suisse First Boston, dated as of May 19, 1999, that based upon and subject to the matters stated in that opinion, the consideration to be received by Western shareholders in the Merger was fair to Western shareholders from a financial point of view.

    The above discussion of the material factors considered by the Western Board is not exhaustive but does set forth the principal factors considered by the Western Board. The Western Board collectively reached the unanimous conclusion to approve the Merger and the Agreement in light of the factors described above and other factors that each member of the Western Board felt were appropriate. The Western Board did not assign relative or specific weights to any of the factors described above and individual directors may have weighed the factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE WESTERN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AS FAIR TO AND IN THE BEST INTERESTS OF WESTERN AND THE WESTERN SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT WESTERN SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

OPINION OF WESTERN'S FINANCIAL ADVISOR

    Western retained Credit Suisse First Boston Corporation ("CSFB") to evaluate the fairness of the Merger, from a financial point of view, to the Western shareholders. CSFB was selected by Western Board based on CSFB's qualifications, expertise and reputation, as well as CSFB's investment banking contacts and familiarity with Western.

    In connection with CSFB's engagement, Western requested that CSFB evaluate the fairness to the Western shareholders from a financial point of view of the consideration to be received by the Western shareholders pursuant to the terms of the Agreement. On May 17, 1999, the Western Board met to review the fairness of the proposed Merger. During this meeting, CSFB orally rendered its opinion that, based upon the preliminary terms, and subject to the final form of the Agreement, CSFB believed it would be in a position to render a fairness opinion. CSFB subsequently confirmed in writing on May 19, 1999, that, as of that date, based upon and subject to the various considerations set forth in the CSFB opinion, the proposed consideration to be received by the Western shareholders pursuant to the Agreement was fair to Western shareholders from a financial point of view.

    THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY CSFB IN RENDERING THE CSFB OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE. WESTERN SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE CSFB OPINION CAREFULLY AND IN ITS ENTIRETY. THE CSFB OPINION ADDRESSES ONLY THE FAIRNESS OF THE PROPOSED CONSIDERATION TO THE WESTERN SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE CSFB OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WESTERN SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CSFB OPINION.

    In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to Western and U.S. Bancorp. CSFB also reviewed certain other information, including internal financial statements, financial forecasts and other financial and operating data of Western and U.S. Bancorp provided to it by Western and met with Western's and U.S. Bancorp's managements to discuss the business and prospects of Western and U.S. Bancorp. CSFB also relied upon the views of Western's and U.S. Bancorp's managements concerning the business, operational and strategic benefits and implications of the Merger, including estimates provided to CSFB of the operating cost savings to be achieved through the combination of operations of Western and U.S. Bancorp.

    CSFB also considered certain financial and stock market data of Western and U.S. Bancorp, and CSFB compared such financial and stock market data with similar data for other publicly held companies in businesses it deemed similar to those of Western and U.S. Bancorp. CSFB considered the financial terms, to the extent publicly available, of other business combinations and other transactions which had recently been effected. CSFB also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information described above and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of Western's and U.S. Bancorp's managements as to the future financial performance of Western and U.S. Bancorp. Specifically, for purposes of its opinion, CSFB relied upon, without independent verification, the assessment by Western's and U.S. Bancorp's managements of the cost savings and other strategic benefits expected to be derived or to result from the Merger. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Western and U.S. Bancorp, nor was CSFB furnished with any such evaluations or appraisals. The CSFB opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB opinion.

    In preparing its opinion, CSFB performed a variety of financial and comparative analyses. The following is a summary of the material analyses performed by CSFB in connection with the preparation of the CSFB opinion, and reviewed with the Western board in a meeting held on May 17, 1999. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the CSFB opinion. In addition, CSFB may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be CSFB's view of the actual value of Western or U.S. Bancorp. In performing its analyses, CSFB made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Western and U.S. Bancorp. The analyses performed by CSFB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of CSFB's analysis of the fairness of the consideration to Western shareholders from a financial point of view and were provided to the Western Board in connection with the delivery of the CSFB opinion.

    The following is a summary of the analyses performed by CSFB in connection with the preparation of the CSFB opinion. The summary of the analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the text of each summary. Consideration of the tables alone without the full narrative description of the analyses, including the underlying assumptions, would create a misleading or incomplete view of the process underlying, and conclusions represented by, the CSFB opinion.

    VALUATION ANALYSIS

    CSFB analyzed the premium represented by the proposed consideration compared to values for Western on a stand-alone basis using three valuation methodologies: (1) a comparable companies analysis, (2) a regression of price to book on a return on equity ("ROE") analysis, and (3) a discounted cash flow analysis (without giving effect to the potential net cost savings realizable from the Merger). CSFB also analyzed the proposed consideration compared to change-in-control values for Western using four valuation methodologies: (1) a comparable companies analysis including a 25% acquisition premium, (2) a regression of price to book on ROE analysis including a 25% acquisition premium,
(3) an analysis of prices of recent mergers and acquisitions involving comparable financial institutions, and (4) a discounted cash flow analysis (giving effect to the potential net cost savings realizable from the Merger). A contribution analysis was also performed to determine each entity's relative contribution to the pro forma combined entity. These methodologies are discussed below.

    STAND ALONE VALUATION

    COMPARABLE COMPANIES ANALYSIS. Using publicly available information, CSFB compared selected financial, operating and stock market data as of May 14, 1999, for Western to corresponding data of companies that it selected as comparable to Western. The comparable companies selected reflect companies with similar banking operations in similar markets. The comparable companies were:

City National Bank                     Pacific Capital Bancorp
Columbia Bank                          Westamerica Bancorp
CVB Financial                          Greater Bay Bancorp

    Based on the estimated financial data from publicly available analyst research reports for the comparable companies composed by equity research analysts, CSFB compared the market values per share of the selected companies as multiples to each of their actual earnings per share ("EPS") over the twelve months between March 31, 1998 and March 31, 1999, estimated fiscal year 1999 EPS, estimated fiscal year 2000 EPS, estimated fiscal year 1999 cash EPS, estimated fiscal year 2000 cash EPS, book value per share, and tangible book value per share. The following table shows the low, average, and high estimated multiples of the selected companies.

                                                              MULTIPLES
                                                   -------------------------------
                                                      LOW       AVG.       HIGH
                                                   ---------  ---------  ---------
LTM EPS(1).......................................       16.3x      18.2x      19.4x
1999E EPS........................................       15.4       16.4       17.8
2000E EPS........................................       12.9       14.4       16.1
1999E Cash EPS(2)................................       14.9       15.9       17.3
2000E Cash EPS(2)................................       12.5       14.0       15.6
Book Value.......................................        1.8        3.2        3.9
Tangible Book Value..............................        1.8        3.4        4.0

------------

(1) LTM refers to "Latest Twelve Months" of publicly released earnings.

(2) Cash EPS refers to GAAP EPS plus goodwill amortization per share.

    CSFB then applied the multiples set forth in the table above to Western management's estimates of Western's earnings in 1999 and 2000, as well as its actual earnings and book values. Western management's earnings estimates per share are $1.94 and $2.41 for 1999 and 2000, respectively. CSFB arrived at a stand-alone valuation range for Western of $32.00 to $39.00 per share based on this analysis.

    REGRESSION ANALYSIS. Using publicly available information, CSFB performed a regression analysis of Western's comparable companies' price to book ratios on their corresponding ROE. The resulting regression line provided a correlation coefficient of 0.8515, which is considered a meaningful coefficient. Applying Western's ROE to this regression line, the resulting implied price to book ratio in turn implied a price per share for Western of $35.79.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB prepared a discounted cash flow analysis using estimates of the future after tax cash flows (dividendable net income) of Western from June 30, 1999 to December 31, 2003. These cash flows were then discounted to a present value using discount rates ranging from 12% to 14%, chosen to reflect the market's implied cost of Western Common Stock. CSFB also estimated the terminal values for Western Common Stock at 17 to 19 times Western's 2003 estimated net income. The terminal multiples were chosen based on current trading multiples of comparable companies. This discounted cash flow analysis indicated a stand-alone range of value for Western of $37.00 to $41.00 per share. CSFB included this analysis because it is a widely used valuation methodology, but noted that the results of the methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    STAND ALONE VALUATION SUMMARY. Using the comparable companies analysis, the regression analysis, and the discounted cash flow analysis, CSFB determined a stand-alone value range of Western to be $36.00 to $41.00 per share. The following table summarizes the stand-alone valuation of Western.

                                                                       IMPLIED VALUE
                                                              --------------------------------
                                                                 PER SHARE     TOTAL (SMM)(1)
                                                              ---------------  ---------------
Comparable Companies........................................    $32.00-$39.00       $691-$842
Regression Analysis.........................................      $35.79            $773
Discounted Cash Flow........................................    $37.00-$41.00       $799-$886

------------

(1) Based on 21.6 million fully diluted Western shares outstanding.

    CHANGE IN CONTROL VALUATION

    COMPARABLE COMPANIES ANALYSIS WITH 25% CONTROL PREMIUM. CSFB performed a comparable companies analysis using the same data and companies as the stand-alone comparable companies analysis, but included a 25% control premium in determining the multiple ranges for the selected companies. CSFB determined that this premium was substantially consistent with the average one-month premium resulting from sales of banking institutions during the 12 months preceding the date of its opinion. The following table shows the low, average, and high estimated multiples of the selected companies.

                                                                                  MULTIPLES
                                                                       -------------------------------
                                                                       LOW          AVG.       HIGH
                                                                       ---------  ---------  ---------
LTM EPS(1)...........................................................      20.3x      22.8x      24.3x
1999E EPS............................................................       19.3       20.5       22.3
2000E EPS............................................................       16.1       18.0       20.1
1999E Cash EPS(2)....................................................       18.7       19.9       21.6
2000E Cash EPS(2)....................................................       15.6       17.5       19.6
Book Value...........................................................        2.2        3.9        4.9
Tangible Book Value..................................................        2.2        4.2        5.0

------------

(1) LTM refers to "Latest Twelve Months" of publicly released earnings.

(2) Cash EPS refers to GAAP EPS plus goodwill amortization per share.

    Using these multiples, CSFB determined a value range of $40.00 to $49.00 per share. Based on U.S. Bancorp's price per share of $34.81 as of May 14, 1999, this value range implied a range of exchange ratios of 1.1490 to 1.4075 shares of U.S. Bancorp Common Stock per share of Western Common Stock.

    REGRESSION ANALYSIS. The regression analysis run for the change-in-control scenario was the same as in the stand-alone case, except for a 25% premium added to the implied value of Western by the analysis, in order to account for the change-in-control. Using this technique, CSFB arrived at an implied value of $44.74 per share in a change-in-control scenario. Based on U.S. Bancorp's price per share of $34.81 as of May 14, 1999, this value range implied an exchange ratio of 1.2852 shares of U.S. Bancorp Common Stock per share of Western Common Stock.

    COMPARABLE ACQUISITIONS ANALYSIS. CSFB analyzed the purchase prices and implied transaction multiples paid in the following selected acquisitions in the banking sector determined by CSFB to be comparable to the Merger:

       ANNOUNCEMENT DATE                     BUYER                         SELLER
--------------------------------  ---------------------------  ------------------------------
4/19/99.........................  Citizens Banking Corp.       F&M Bancorp. Inc.
8/27/98.........................  BB&T Corp.                   MainStreet Financial
5/21/98.........................  Citizens Bancshares Inc.     Mid Am Inc.
4/9/98..........................  StarBanc Corp.               Trans Financial Inc.
3/25/98.........................  Zions Bancorp                Sumitomo Bank of CA
2/2/98..........................  Mercantile Bancorp.          Firstbank of IL
1/12/98.........................  National City Corp.          Fort Wayne National Corp.

    Using the implied multiples to LTM EPS, Forward EPS, and Forward Cash EPS, CSFB arrived at an implied value of $40.00 to $49.00 per share for Western. Forward EPS and Foward Cash EPS refer to the expected EPS and Cash EPS, respectively, for the next full fiscal year for the selling company. Based on U.S. Bancorp's price per share of $34.81 as of May 14, 1999, this value range implied a range of exchange ratios of 1.1490 to 1.4075 shares of U.S. Bancorp Common Stock per share of Western Common Stock.

    DISCOUNTED CASH FLOW VALUATION. CSFB conducted a discounted cash flow valuation of the potential cost savings achievable by Western merging with the operations of U.S. Bancorp. These cost savings were assumed to be 25% of Western's non-mortgage non-interest expense base, phased in 25% in 1999, 80% in 2000 and 100% thereafter. Included in these cost savings was a restructuring charge of $25 million after-tax. The cash flows of these cost savings were discounted to a present value using discount rates in perpetuity ranging from 12% to 14%, chosen to reflect the market's implied cost of Western Common Stock. When the present value of these cost savings were added to the stand-alone discounted cash flow analysis valuation for Western, the total value arrived at was $42.00 to $49.00 per share. Based on U.S. Bancorp's price per share of $34.81 as of May 14, 1999, this value range implied a range of exchange ratios of 1.2065 to 1.4075 shares of U.S. Bancorp Common Stock per share of Western Common Stock.

    CHANGE-IN-CONTROL VALUATION SUMMARY. As shown in the table below, the valuation analyses yield an implied change-in-control valuation for Western of $42.00 to $49.00 per share. Based on U.S.

Bancorp's price per share of $34.81 as of May 14, 1999, this value range implied a range of exchange ratios of 1.2065 to 1.4075 shares of U.S. Bancorp Common Stock per share of Western Common Stock.

                                                 IMPLIED VALUE
                                       ----------------------------------        IMPLIED
                                                               TOTAL            EXCHANGE
                                           PER SHARE         ($MM)(1)           RATIO(2)
                                       -----------------  ---------------  -------------------
Comparable Companies with 25% Premium      $40.00-$49.00      $864-$1,058      1.1490x-1.4075x
Regression Analysis                         $44.74             $966              1.2852x
Comparable Acquisitions                    $40.00-$49.00      $864-$1,058      1.1490x-1.4075x
Discounted Cash Flow with Cost
  Savings                                  $42.00-$49.00      $907-$1,058      1.2065x-1.4075x

------------

(1) Based on 21.6 million fully diluted Western shares outstanding.

(2) Based on U.S. Bancorp share price of $34.81 as of May 14, 1999.

    CONTRIBUTION ANALYSIS

    CSFB also performed a contribution analysis to determine Western's contribution to the pro forma entity of Western and U.S. Bancorp combined. At the proposed Exchange Ratio, Western shareholders would contribute approximately 4% of the shares to the pro forma institution of Western and U.S. Bancorp combined. On an earnings basis, it was determined that Western would contribute between 3% and 4% of earnings to the pro forma institution of Western and U.S. Bancorp combined, based on estimated 1999 and 2000 earnings provided to CSFB by Western's management. This contribution to earnings implied a range of exchange ratios that included the proposed exchange ratio.

    VALUATION OF U.S. BANCORP STOCK

    Using publicly available information, CSFB compared selected operating statistics. On the basis of performance ratios, U.S. Bancorp compared favorably to its peers, with its performance ratios mostly above the median, and in some cases at the high end of the range of the performance ratios of its peers. Included in these performance ratios were net interest margin, efficiency, fees to total revenue, ROE, EPS growth from 1998 to 1999, and analyst consensus of long-term EPS growth.

                                                                                    PEERS(1)
                                                                        ---------------------------------
                                                                USB        LOW       MEDIAN       HIGH
                                                             ---------  ---------  -----------  ---------
Net Interest Margin........................................       4.82%      3.73%       4.12%       4.46%
Efficiency.................................................      50.43      46.22       57.37       64.05
Fees/Total Revenue.........................................      44.45      29.68       43.78       68.13
ROAE.......................................................      24.16      16.42       19.86       22.73
EPS Growth 1998-1999(2)....................................      12.35       7.82       11.83       20.86
Analyst Consensus Long Term EPS Growth(2)..................       12.5        9.7        12.0        15.8

------------

(1) Data for the quarter ended March 31, 1999, except where noted. Peers include Mellon, Comerica, First Security, KeyCorp, BancOne and Firstar.

(2) Based on First Call estimates, as of May 14, 1999.

    CSFB further noted that U.S. Bancorp traded at or below peer mean and median multiples to earnings on May 14, 1999 and that, while U.S. Bancorp traded at higher multiples to book and tangible book, its return on average equity was higher than both peer mean and peer median return on average equity.

                                                                                     PEERS(1)
                                                                              ----------------------
                                                                     USB        MEAN       MEDIAN
                                                                 -----------  ---------  -----------
Current Price..................................................   $   34.81          --          --
Price to:
  LTM EPS......................................................       17.3x       19.6x       17.4x
  1999E EPS(2).................................................        15.8        17.3        15.8
  2000E EPS(2).................................................        14.0        15.2        14.0
  2000E Cash EPS(2)............................................        12.9        14.2        13.5
  Book.........................................................         4.1         3.4         3.4
  Tangible Book................................................         6.0         4.7         3.8
ROAE(3)........................................................       24.16%      19.86%      19.95%

------------

(1) Peers include Mellon, Comerica, First Security, KeyCorp, BancOne and
    Firstar.

(2) Source of earnings estimates: First Call as of May 14, 1999.

(3) For the quarter ended March 31, 1999.

    Furthermore, on a regression of price to book versus ROE, it was determined that U.S. Bancorp traded below the regression line, thus at a lower value than implied by the regression.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                           ROAE       PRICE/BOOK
                                                                         ---------  ---------------
MEL....................................................................     22.73%           4.2
CMA....................................................................     20.68%           3.3
FSCO...................................................................     16.42%           2.2
KEY....................................................................     19.21%           2.7
ONE....................................................................     22.40%           3.5
USB....................................................................     24.16%           4.1

    It was also noted that eight of ten equity analysts who had formally updated their opinions of U.S. Bancorp Common Stock in 1999 maintained a "buy" or "strong buy" rating on the stock.

    DATE OF LAST UPDATE(1)          ANALYST                  FIRM                  RECOMMENDATION
------------------------------  ----------------  --------------------------  -------------------------
5/3/99                          C. D'Arista       Friedman Billings           Buy
4/29/99                         T. McCandless     CIBC Oppenheimer            Strong Buy
4/15/99                         B. Vanderliet     Keefe Bruyette              Buy
4/14/99                         M. Plodwick       Lehman Brothers             Buy
3/3/99                          N. Bush           Ryan Beck                   Strong Buy
3/1/99                          C. Murray         JP Morgan                   Market Perform
2/26/99                         M. Mayo           CSFB                        Buy
2/3/99                          D. Yates          AG Edwards                  Buy
1/21/99                         H. Dickson        Salomon Smith Barney        Buy
1/21/99                         S. Flannigan      Merrill Lynch               Near-term Accumulate

------------

Source: Bloomberg

(1) Last update prior to date of CSFB opinion. Recommendations are updated from time to time and are subject to change.

    PRO FORMA MERGER ANALYSIS

    CSFB analyzed certain pro forma effects of the Merger on the earnings and book values of both Western and U.S. Bancorp. Such analysis was based on the proposed Exchange Ratio and assumed that the Merger was treated as a purchase for accounting purposes before taking into account any one-time restructuring charges. The following table sets forth the EPS and book value accretion/(dilution) to U.S. Bancorp shareholders for fiscal years 1999, 2000 and 2001.

    ACCRETION/DILUTION

                                                    FISCAL YEAR
                                          -------------------------------
                                            1999       2000       2001
                                          ---------  ---------  ---------
EPS.....................................       (0.7%)      (1.7%)      (1.5%)
Cash EPS................................       (0.1)       0.0        0.0
Book Value..............................       11.4         NA         NA
Tangible Book Value.....................        1.1         NA         NA

    CSFB also analyzed the effect of the Merger on Western shareholders' earnings and book values. The following table sets forth the EPS and book value accretion/(dilution) to Western shareholders for fiscal years 1999, 2000 and 2001.

ACCRETION/DILUTION

                                                                 FISCAL YEAR
                                                    -------------------------------------
                                                       1999         2000         2001
                                                       -----        -----        -----
Management EPS....................................          45%          30%          32%
Street EPS........................................          46           33           42
Book Value........................................         (26)          NA           NA
Tangible Book Value...............................         (23)          NA           NA

    OTHER ISSUES

    In addition, CSFB noted that an exchange of U.S. Bancorp Common Stock for Western Common Stock would give Western shareholders increased liquidity, as it was determined that Western had a 90-day average daily trading volume of 96,852 shares, or $3.2 million, as compared to U.S. Bancorp's 1,533,853 shares, or $53.3 million, in each case for the period between February 14, 1999 and May 14, 1999.

    In an engagement letter dated May 4, 1999, between CSFB and Western, Western agreed to pay CSFB, upon consummation of the Merger, a fee of $1.0 million for the fairness opinion provided by CSFB in connection with the sale of Western to U.S. Bancorp. Western will also reimburse CSFB for all out-of-pocket expenses resulting from or arising out of its engagement, including the fees and expenses of CSFB's legal counsel. All consideration includes cash, securities, property, and any other form of consideration. In addition, Western also agreed to indemnify CSFB, its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each person, if any, controlling CSFB or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME

    The effective date for the Merger (the "EFFECTIVE DATE") will be the business day on which the last to be satisfied or waived of the conditions to completion of the Merger set forth in the Agreement has been fulfilled or waived. The "EFFECTIVE TIME" of the Merger will be the time on the Effective Date when the Merger is completed.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    At or prior to the Effective Time, U.S. Bancorp will deposit with First Chicago Trust Company of New York (the "EXCHANGE AGENT") for the benefit of the holders of certificates formerly representing shares of Western Common Stock, for exchange in the Merger in accordance with the Agreement: (1) certificates representing the shares of U.S. Bancorp Common Stock and (2) cash for fractional shares (together with any dividends or distributions with a record date occurring after the Effective Date, without any interest on the cash, dividends or distributions, the "EXCHANGE FUND").

    As promptly as practicable after the Effective Date, U.S. Bancorp or the Exchange Agent will send a form letter of transmittal to Western shareholders of record immediately prior to the Effective Date. The form letter of transmittal will contain instructions with respect to the surrender of certificates representing Western Common Stock in exchange for U.S. Bancorp Common Stock and cash for fractional shares. No interest will be paid on any cash that is paid for fractional share interests or for dividends or distributions.

    WESTERN COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE WESTERN SHAREHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Until the certificates representing Western Common Stock are surrendered for exchange after the Effective Time, holders of the certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to U.S. Bancorp Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on Western's stock transfer books of shares of Western Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Western Common Stock are presented after the Effective Time for transfer, they will be canceled and exchanged for the relevant certificate representing the applicable shares of U.S. Bancorp Common Stock, subject to the provisions of the Agreement.

    No fractional shares of U.S. Bancorp Common Stock will be issued to any Western shareholder upon completion of the Merger. For each fractional share that would otherwise be issued, U.S. Bancorp will pay an amount in cash without interest determined by multiplying the fraction by the average of the closing sale prices of U.S. Bancorp Common Stock, as reported by the New York Stock Exchange Composite Transactions Reporting System, as reported in THE WALL STREET JOURNAL or, if not reported in that publication, in another authoritative service, for the five NYSE trading days immediately preceding the Effective Date.

    If any shares of Western Common Stock are not surrendered or the consideration for them is not claimed prior to the date on which the consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration will, to the extent permitted by abandoned property and any other applicable law, become the property of U.S. Bancorp (and to the extent not in its possession will be paid over to U.S. Bancorp), free and clear of all claims or interest of any person previously entitled to the claims. Notwithstanding the above, none of U.S. Bancorp, Western, the Exchange Agent or any other person will be liable to any former Western shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for Western Common Stock has been lost, stolen or destroyed, the exchange of certificates may still be completed if the Exchange Agent receives appropriate evidence as to the loss and appropriate evidence as to ownership of the certificate by the claimant. An indemnity reasonably satisfactory to U.S. Bancorp may also be required.

    For a description of the U.S. Bancorp Common Stock and a description of the differences between the rights of Western shareholders, on the one hand, and the U.S. Bancorp stockholders, on the other hand, see "DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Agreement, prior to the Effective Time, each of U.S. Bancorp and Western has agreed not to:

    - willfully take any action that the party reasonably should know would materially adversely affect or delay the ability of the party to perform any of its obligations under the Agreement;

    - take any action that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

    - knowingly take any action that is intended or is reasonably likely to result in

       (a) any of its representations in the Agreement becoming untrue in any material respect;

       (b) any of the conditions of the Merger not being satisfied; or

       (c) a material violation of the Agreement except, in each case, as required by law.

    Western has agreed, in addition to the foregoing, except as required by applicable law, or previously disclosed, not to:

    - conduct its business except in the ordinary course consistent with past practice;

    - alter its capital structure with respect to its capital stock;

    - make, declare or pay any quarterly dividend on its capital stock above $0.225 per share of Western Common Stock;

    - enter into, renew or amend its employment agreements except in the ordinary course of business, or as required by law, to satisfy previously disclosed contractual obligations or for grants of awards to newly hired employees consistent with past practice;

    - enter into, adopt or materially change its employee benefit plans, except to satisfy previously disclosed contractual obligations;

    - dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business;

    - acquire, or agree to acquire, any material assets (except other real estate owned), except in the ordinary course of business and in a transaction that is not material to Western and its subsidiaries, taken as a whole;

    - make any capital expenditures out of the ordinary course of business or over $50,000 individually or $500,000 in the aggregate;

    - amend the Western articles of incorporation or bylaws;

    - implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by generally accepted accounting principles ("GAAP") or regulatory accounting principles;

    - enter into, terminate or renew or amend any material contract, except in the ordinary course of business consistent with past practice;

    - implement or adopt any material change in its interest rate and other risk management policies, procedures or practice; fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

    - incur any indebtedness for borrowed money in any amount exceeding $5,000,000 in the aggregate or voluntarily incur or become subject to any material liability, other than those within the ordinary course of business;

    - discharge any material lien or encumbrances on Western's or its subsidiaries' assets or pay or cancel any material debt, except in the ordinary course of business;

    - fail to maintain its current insurance policies or replace them without providing substantially equal coverage;

    - enter into any settlement in excess of $100,000 to which Western or its subsidiaries became a party after the date of the Agreement;

    - make any agreement binding it to extend credit, except in the ordinary course of business, but in no event may an extension of credit exceed $5,000,000 without submitting loan package information to the chief credit officer of U.S. Bancorp for review with a right of comment, at least one full business day prior to taking any action; or

    - agree or commit to do any of the above.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains representations and warranties of U.S. Bancorp, on the one hand, and Western, on the other hand. Western has given representations and warranties as to:

    - its corporate organization, existence and its articles of incorporation and bylaws;

    - its capitalization and corporate structure;

    - its ownership of other securities;

    - its corporate power and authority;

    - the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (a) various agreements, (b) its articles of incorporation and bylaws, and (c) applicable laws;

    - governmental and third-party approvals;

    - timely filing of required regulatory reports, including filings with the Securities and Exchange Commission (the "SEC") since December 31, 1997;

    - the accuracy and completeness of specified financial statements and those required filings with applicable regulatory authorities;

    - the absence of specified changes in its business since December 31, 1998;

    - the absence of undisclosed liabilities;

    - the absence of material legal proceedings and injunctions;

    - the absence of regulatory proceedings;

    - the completeness of its regulatory filings since December 31, 1996;

    - its compliance with all other laws and its own articles of incorporation and bylaws and the possession of all required permits;

    - the absence of undisclosed material contracts or non-competition agreements;

    - the absence of any knowledge of its default of any material contract;

    - the absence of any undisclosed broker's fees;

    - its compliance with labor laws and the lack of any knowledge of the resignation of key employees;

    - its employee benefit plans and related matters;

    - its labor matters;

    - its properties;

    - its knowledge of its environmental matters;

    - the filing, payment and accuracy of its tax returns and its belief as to the qualification of the Merger within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

    - its risk management instruments;

    - the accuracy of its books and records;

    - its loan portfolio;

    - the accuracy of its insurance policy disclosure and the absence of any default on its policies;

    - its affiliate transactions;

    - its proper administration of fiduciary accounts;

    - the extent of its millennium compliance; and

    - the exemption of the Agreement, the Seller Option Agreement and the Merger from any antitakeover laws.

    U.S. Bancorp, on the other hand, has given representations and warranties as to:

    - its corporate organization, existence and its certificate of incorporation and bylaws;

    - its capitalization and corporate structure;

    - its corporate power and authority;

    - the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (a) material agreements, (b) its certificate of incorporation and bylaws, and (c) applicable laws;

    - the timely filing of required regulatory reports (including SEC filings) and their accuracy and completeness;

    - the absence of specified changes in its business since December 31, 1998;

    - its belief as to the qualification of the Merger within the meaning of
      Section 368 of the Code;

    - the completeness of its regulatory filings since December 31, 1996;

    - the absence of regulatory proceedings;

    - the absence of material legal proceedings;

    - its compliance with all other laws and its own certificate of incorporation and bylaws and the possession of all required permits; and

    - the extent of its millennium compliance.

LIMITATION ON ACQUISITION PROPOSALS

    Western has agreed not to, and to cause its subsidiaries and Western's and its subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries regarding confidential information for, or engage in any negotiations concerning, any proposal for the acquisition of Western by a party other than U.S. Bancorp. However, if the Western Board determines in good faith and in conformity with the written advice of outside counsel, after Western has received an unsolicited Superior Proposal (as defined below), that the failure to do so would result in a breach of the Western Board's fiduciary duties to the Western shareholders, Western may, in response to an unsolicited request for information, furnish information to, and enter into discussions with, the party making the Superior Proposal after signing a customary confidentiality agreement. After receiving a Superior Proposal, and prior to the Annual Meeting, the Western Board may modify its approval or recommendation of the Agreement in accordance with the written advice of outside counsel, if it determines in good faith that the failure to modify its approval or recommendation would be in breach of its fiduciary duties to the Western shareholders. Under the Agreement, a "SUPERIOR PROPOSAL" is defined as a written takeover proposal that in the good faith judgment of a majority of the disinterested members of the Western Board (based on a written opinion of Western's financial advisor that the financial value of the consideration in such takeover proposal exceeds the financial value of the consideration in the Merger) is more favorable to the Western shareholders than the Merger and is made by a party financially capable of completing the takeover proposal. Western is required to inform U.S. Bancorp of any written takeover proposal, its general terms and the identity of the party making the proposal within 24 hours of receipt.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligation of each of U.S. Bancorp and Western to complete the Merger is subject to the fulfillment or written waiver by U.S. Bancorp and Western prior to the Effective Time of each of the following conditions:

    (a) The principal terms of the Agreement and the Merger shall have been approved by the requisite vote of the Western shareholders;

    (b) All required regulatory approvals shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods shall have expired;

    (c) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "INJUNCTION") which is in effect and prohibits consummation of the transactions contemplated by the Agreement;

    (d) The registration statement on Form S-4 of which this Proxy Statement/Prospectus is a part (the "REGISTRATION STATEMENT") shall have become effective under the Securities Act of 1933, as amended (the "SECURITIES ACT"); and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The U.S. Bancorp Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (e) All permits and other authorizations under state securities laws necessary to complete the transactions contemplated by the Agreement and to issue the shares of U.S. Bancorp Common Stock to be issued in the Merger shall have been received and be in full force and effect; and

    (f) No proceeding initiated by any governmental authority seeking an Injunction shall be pending.

    CONDITIONS TO OBLIGATION OF WESTERN

    The obligation of Western to complete the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

    (a) The representations and warranties of U.S. Bancorp set forth in the Agreement shall be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and Western shall have received a certificate, dated the Effective Date, signed on behalf of U.S. Bancorp by the Chief Financial Officer of U.S. Bancorp to that effect;

    (b) U.S. Bancorp shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective Date, signed on behalf of U.S. Bancorp by the Chief Financial Officer of U.S. Bancorp to that effect;

    (c) Western shall have received an opinion of Irell & Manella LLP, counsel to Western, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the Effective Time, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code; and

    (d) Since the date of the Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of U.S. Bancorp or any of its subsidiaries that, taken together with other events, occurrences and developments with respect to the business, would have or would reasonably be expected to have a material adverse effect with respect to U.S. Bancorp and its subsidiaries, taken as a whole.

    CONDITIONS TO OBLIGATION OF U.S. BANCORP

    The obligation of U.S. Bancorp to complete the Merger is also subject to the fulfillment or written waiver by U.S. Bancorp prior to the Effective Time of each of the following conditions:

    (a) The representations and warranties of Western set forth in the Agreement shall be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and U.S. Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Financial Officer of Western to that effect;

    (b) Western shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time; and U.S. Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Financial Officer of Western to that effect;

    (c) U.S. Bancorp shall have received an opinion of Dorsey & Whitney LLP, counsel to U.S. Bancorp, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the Effective Time, the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code; and

    (d) Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Western or any of its subsidiaries that, taken together with other events, occurrences and developments with respect to the business, would have or would reasonably be expected to have a material adverse effect with respect to Western and its subsidiaries, taken as a whole.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Western and U.S. Bancorp and their respective subsidiaries have agreed to use their reasonable best efforts to take all actions, and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit completion of the Merger as promptly as practicable and otherwise to enable completion of the Merger and to cooperate fully with the other parties to that end. In addition, they each agreed to provide truthful information in various regulatory filings and promptly to correct any material omission. Each party may reasonably review in advance and consult with the other with respect to all written information submitted to any third party or regulatory authority in connection with the Merger. Each party will consult with the other party with respect to obtaining all material consents and approvals of third parties and regulatory authorities, and each party will keep the other parties appraised of the status of material matters relating to completion of the Merger.

    The requisite regulatory approvals for the Merger include approvals or waivers from the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "FRB") and the California Department of Financial Institutions (the "DFI"). The Merger cannot proceed in the absence of these requisite regulatory approvals or waivers. There can be no assurance that these approvals will be obtained, and, if obtained, there can be no assurance as to the date of any of these approvals or the absence of any litigation challenging the approvals. U.S. Bancorp and Western are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the approvals or actions will be obtained.

    FEDERAL RESERVE BOARD AND COMPTROLLER OF THE CURRENCY

    The Merger is subject to prior approval by the FRB under Section 3 of the Bank Holding Company Act, as amended (the "BHCA"). The FRB may waive the requirement of an application and prior approval under the BHCA in connection with certain bank holding company mergers if the transaction is part of the merger of the bank or banks to be acquired with a subsidiary bank of the acquiring bank holding company. The waiver may be granted if the bank merger is subject to prior approval by another federal supervisory agency under Section 18(c) of the Federal Deposit Insurance Act, as amended (commonly known as the "BANK MERGER ACT"), if the acquiring bank holding company will continue to meet capital adequacy guidelines and if some other regulatory conditions are met. U.S. Bancorp and Western have agreed to merge Western's subsidiary banks, Southern California Bank and Santa Monica Bank, into U.S. Bancorp's lead subsidiary bank, U.S. Bank National Association (the "BANK MERGER"). The Bank Merger is subject to the prior approval of the OCC under the Bank Merger Act and
Section 215a of the National Bank Act, as amended. U.S. Bancorp and Western believe that all conditions for a waiver from the FRB will be satisfied.

    The Bank Merger Act requires the OCC, when approving a transaction such as the Bank Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

    The Bank Merger Act prohibits the OCC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    The OCC will furnish notice and a copy of the application for approval of the Merger to the FRB, the Federal Deposit Insurance Corporation and the United States Department of Justice ("DOJ"). These agencies have 30 days to submit their views and recommendations to the OCC. The Bank Merger Act also provides for the publication of notice and public comment on applications filed with the OCC and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, the intervention could delay the regulatory approvals required for completion of the Merger.

    Assuming OCC approval, the Merger may not be completed until 30 days after the approval, during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. Western and U.S. Bancorp believe that the Merger and the Bank Merger do not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect.

    CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS

    Because Santa Monica Bank and Southern California Bank are state-chartered banks, the Merger is subject to prior approval of the California Commissioner of Financial Institutions under Section 701 of the California Financial Code. Under
Section 708 of the California Financial Code, the DFI may exempt a transaction from this requirement of prior approval if the Commissioner by regulation or order exempts the transaction as not being comprehended within the purposes of the California Financial Code and the regulation of the transaction is not necessary or appropriate in the public interest or for the protection of a bank, a controlling person, or the depositors, creditors or shareholders of a bank or a controlling person. Because U.S. Bancorp has filed an application for approval of the Merger with the OCC, we believe that all conditions for an exemption from the DFI will be satisfied. Accordingly, U.S. Bancorp has requested an exemption from the DFI.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

    Western and U.S. Bancorp have filed all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. U.S. Bancorp submitted its application to the OCC and provided a copy to the FRB and the DFI on July 2, 1999, with a request for waiver of prior approval. The application was accepted for processing by the OCC on July 6, 1999.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ALL OF THESE REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF THE APPROVALS.

TERMINATION OF THE AGREEMENT

    TERMINATION

    The Agreement may be terminated, and the Merger may be abandoned, before or after approval of the matters presented in connection with the Merger by the Western shareholders, as follows.

    (a) At any time prior to the Effective Time, the Agreement may be terminated by the mutual consent of U.S. Bancorp and Western.

    (b) At any time prior to the Effective Time, the Agreement may be terminated by U.S. Bancorp or Western, upon written notice to the other party, in the event of either:

        (i) a breach by the other party of any representation or warranty contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach, provided that the breach individually or in the aggregate with other breaches, has had or is reasonably expected to have a material adverse effect on the non-breaching party; or

        (ii) a breach by the other party of any of the covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach, provided that the breach individually or in the aggregate with other breaches, has had or is reasonably expected to have a material adverse effect on the non-breaching party.

    (c) At any time prior to the Effective Time, the Agreement may be terminated by U.S. Bancorp or Western, in the event that the Merger is not completed by December 31, 1999, except to the extent that the failure of the Merger then to be completed arises out of or results from the failure of the party seeking to terminate to perform or observe the covenants and agreements of the party set forth in the Agreement.

    (d) The Agreement may be terminated by Western or U.S. Bancorp, in the event that the approval of any governmental authority required for completion of the Merger and the other transactions contemplated by the Agreement will have been denied by a final nonappealable action of any governmental authority, or the Agreement may be terminated by Western or U.S. Bancorp in the event that the shareholder approval required for adoption of the Agreement and Merger is not obtained at the Annual Meeting.

    (e) At any time prior to the Annual Meeting, the Agreement may be terminated by U.S. Bancorp if the Western Board will have failed to recommend the Merger to the Western shareholders, withdrawn the recommendation or modified or changed the recommendation in a manner adverse, in any respect, to the interests of U.S. Bancorp.

    (f) The Agreement may be terminated by either U.S. Bancorp or Western, if any of the conditions to the party's obligation to complete the transactions contemplated in the Agreement will have become impossible to satisfy.

    (g) The Agreement may be terminated by Western, on either of the two trading days immediately after the Twenty Day Calculation Period (as defined below), if both of the following conditions are satisfied:

        (i) the average of the daily closing prices of a share of U.S. Bancorp Common Stock as reported on the consolidated tape of the New York Stock Exchange during the Twenty Day Calculation Period (as defined below) (the "U.S. BANCORP AVERAGE PRICE") is less than $28.38; and

        (ii) the number obtained by dividing the U.S. Bancorp Average Price by $35.4792 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from the quotient;

PROVIDED, HOWEVER, that Western will not be permitted to terminate the Agreement if U.S. Bancorp agrees to adjust the Exchange Ratio in a manner that provides Western shareholders with Merger consideration per share of Western Common Stock with a value (using the U.S. Bancorp Average Price) greater than or equal to $36.80. For purposes of this section:

    (A) The "INDEX GROUP" means those banking companies listed on Schedule 8.01(h) of the Agreement (which is included in Appendix A following the Agreement), the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Twenty Day Calculation Period for the company to be acquired. In the event that any of the companies are so removed from the Index Group, the weights attributed to the remaining companies will be adjusted proportionately.

    (B) The "INITIAL INDEX PRICE" means the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h) of the Agreement) of the closing prices for the period from and including May 6, 1999 to and including May 18, 1999 of the companies comprising the Index Group.

    (C) The "FINAL PRICE" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of that company, as reported on the consolidated transaction reporting system for the market or exchange on which the common stock is principally traded, during the Twenty Day Calculation Period.

    (D) The "FINAL INDEX PRICE" means the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h) of the Agreement) of the Final Prices for all of the companies comprising the Index Group.

    (E) The "TWENTY DAY CALCULATION PERIOD" means the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date.

    (F) If U.S. Bancorp or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the date three days prior to the Effective Date, the closing prices for the common stock of such company will be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of the Agreement.

    EFFECT OF TERMINATION AND ABANDONMENT

    Termination will not relieve a breaching party from liability for any willful breach of the Agreement giving rise to the termination. Any termination will not affect the Stock Option Agreement except as provided in the Stock Option Agreement. In the event of termination, Western agrees to pay U.S. Bancorp the sum of $5,000,000 (the "TERMINATION FEE") if U.S. Bancorp terminated the Agreement and abandoned the Merger due to (1) Western's breach of its representations, warranties, covenants or other agreements contained in the Agreement or (2) the Western Board fails to recommend the Merger to the Western shareholders in the agreed form. U.S. Bancorp will also receive the Termination Fee if the Merger was abandoned due to the inability to obtain the necessary approval of Western shareholders at the Annual Meeting, but only if it is publicly announced that a third party has made or disclosed the intention to make a takeover proposal. Payment of the Termination Fee by Western relieves Western of liability for any breach, including a willful breach, of any of Western's representations, warranties, covenants or other agreements contained in the Agreement.

    On the other hand, if the Agreement is terminated and the Merger is abandoned due to U.S. Bancorp's breach of its representations, warranties, covenants and agreements set forth in the Agreement, U.S. Bancorp will pay to Western the Termination Fee. Payment of the Termination Fee by U.S. Bancorp relieves U.S. Bancorp of liability for any breach, other than a willful breach, of any of U.S. Bancorp's representations, warranties, covenants or other agreements contained in the Agreement.

THE STOCK OPTION AGREEMENT

    As an inducement and condition to U.S. Bancorp's willingness to enter into the Merger Agreement, Western entered into the Stock Option Agreement, dated as of May 19, 1999 (the "STOCK OPTION AGREEMENT"), with U.S. Bancorp. The following description of the Stock Option Agreement is qualified in its entirety by reference to the text of the Stock Option Agreement, a copy of which is attached hereto as Appendix D and which is incorporated in this Proxy Statement/Prospectus by reference.

    Pursuant to the Stock Option Agreement, Western granted U.S. Bancorp an unconditional, irrevocable option (the "OPTION"), which permits U.S. Bancorp to purchase a number of shares of Western Common Stock up to approximately 19.9% of the number of shares of Western Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $40.125 per share, which was the closing market price on the trading day that was two days prior to the date of the Agreement, subject to adjustment under specified circumstances (the exercise price, as so adjusted, is referred to as the "OPTION PRICE").

    The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to Western prior to the occurrence of an "Exercise Termination Event," as the terms are defined below. The purchase of any shares of Western Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHCA. If U.S. Bancorp were to exercise its right to acquire the full 19.9% of the outstanding shares of Western Common Stock subject to the Option, U.S. Bancorp would hold approximately 16.6% of the outstanding shares of Western Common Stock immediately after the exercise.

    The Stock Option Agreement generally defines the term "INITIAL TRIGGERING EVENT" to mean any of the following events or transactions:

    (A) Western or any of its subsidiaries, without U.S. Bancorp's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party; or the Western Board recommends that the Western shareholders approve or accept any Acquisition Transaction, other than as contemplated by the Agreement;

    (B) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Western Common Stock;

    (C) The Western shareholders shall have voted and failed to approve the Agreement at the Annual Meeting or the Annual Meeting has not been held in violation of the Agreement or has been canceled prior to termination of the Agreement if, prior to the Annual Meeting (or if the Annual Meeting shall not have been held or shall have been canceled, prior to the termination), it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to Western;

    (D) The Western Board withdraws or modifies (or publicly announces its intention to withdraw or modify), in any manner adverse to U.S. Bancorp, its recommendation that the Western shareholders approve the Agreement at the Annual Meeting, or Western, without U.S. Bancorp's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

    (E) A third party shall have made a non-frivolous proposal to Western or the Western shareholders to engage in an Acquisition Transaction, and the proposal has been publicly announced;

    (F) A third party shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in the exchange offer);

    (G) Western shall have breached any covenant or obligation contained in the Agreement in anticipation of engaging in an Acquisition Transaction, and following the breach U.S. Bancorp would be entitled to terminate the Agreement (whether immediately or after the giving of notice or passage of time or both); or

    (H) A third party files an application or notice with the FRB or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    As used in the Stock Option Agreement, the term "ACQUISITION TRANSACTION" means (a) a merger or consolidation or any similar transaction involving Western or any "SIGNIFICANT SUBSIDIARY" (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Western, other than mergers, consolidations or similar transactions involving solely Western and/or one or more of its wholly owned subsidiaries, provided that the transactions are not entered into in violation of the terms of the Agreement, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Western or any of its Significant Subsidiaries or (c) a purchase or other acquisition, including by merger, consolidation, share exchange or otherwise, of securities representing 10% or more of the voting power of Western or any of its Significant Subsidiaries.

    The Stock Option Agreement generally defines the term "SUBSEQUENT TRIGGERING EVENT" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 25% or more of the then outstanding Western Common Stock or (2) the occurrence of the Initial Triggering Event described in clause (c) of the definition of "Acquisition Transaction" above, except that the percentage referred to in clause (c) will be 25%.

    The Stock Option Agreement defines the term "EXERCISE TERMINATION EVENT" to mean any of (1) the Effective Time; (2) termination of the Agreement in accordance with its terms, if the termination occurs prior to the occurrence of an Initial Triggering Event except a termination by U.S. Bancorp of the type described in paragraphs (b)(i) and (b)(ii) under "--Termination of the Agreement"; or (3) the passage of 18 months, after termination of the Agreement if the termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination by U.S. Bancorp of the type described in paragraphs (b)(i) and (b)(ii) under "--Termination of the Agreement" (unless the breach by Western giving rise to the right of termination is non-volitional).

    If the Option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. U.S. Bancorp's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to extension in order to obtain required regulatory approvals to comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of Western.

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, U.S. Bancorp will have certain registration rights with respect to the shares of Western Common Stock issued or issuable pursuant to the Option.

    The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, Western will be obligated to repurchase the Option and all or any part of the shares ("OPTION SHARES") received upon the full or partial exercise of the Option from the holder of the Option. The repurchase of the Option Shares will be at a price equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" means the highest of

    - the price per share at which a tender or exchange offer has been made for Western Common Stock;

    - the price per share of Western Common Stock that any third party is to pay pursuant to an agreement with Western;

    - the highest closing price per share of Western Common Stock within the six-month period immediately preceding the date that notice to repurchase is given; or

    - in the event of a sale of all or substantially all of Western assets or deposits, the sum of the price paid for the assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Western Common Stock outstanding at the time of such sale.

    The term "REPURCHASE EVENT" is defined to mean (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Western Common Stock or (2) the consummation of an Acquisition Transaction described in clause (c) of the definition of "Acquisition Transaction"; provided, that for purposes of the definition of Repurchase Event, the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above will be 50% rather than 10%.

    The Stock Option Agreement also provides that U.S. Bancorp may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the Option (and any Option

Shares obtained upon the exercise of the Option and still held by U.S. Bancorp) for a surrender fee (the "SURRENDER FEE") equal to $35 million (1) plus, if applicable, U.S. Bancorp's purchase price with respect to any Option Shares held by it and (2) minus any net cash received pursuant to the sale of Option Shares (or any other securities into which the Option Shares were converted or exchanged) to any third party over U.S. Bancorp's purchase price of the Option Shares. U.S. Bancorp may not exercise its right to surrender the Option and receive the Surrender Fee if Western has previously repurchased any Option Shares as described in the preceding paragraphs.

    Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, Western enters into specified transactions in which Western is not the surviving corporation, or Western sells all or substantially all of its or some of its subsidiaries' assets, the Option will be converted into a substitute option (the "SUBSTITUTE OPTION"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Western.

    The Stock Option Agreement provides that neither U.S. Bancorp nor Western may assign any of its rights or obligations under the Stock Option Agreement without the written consent of the other party, except that if a Subsequent Triggering Event will have occurred prior to an Exercise Termination Event, U.S. Bancorp may, subject to certain limitations, assign its rights and obligations under the Stock Option Agreement in whole or in part (subject to extension in certain cases) within 12 months following the Subsequent Triggering Event.

    Arrangements such as the Stock Option Agreement are frequently entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the acquiror for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not completed under circumstances involving an acquisition or potential acquisition of the target by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire Western prior to the Merger.

    To the best knowledge of Western and U.S. Bancorp, no event that could give rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.

THE VOTING AGREEMENTS

    Western has entered into Voting Agreements with each of Adriana M. Boeka, Robert M. Borgman, Suzanne R. Brennan, Rice E. Brown, Julius G. Christensen, John M. Eggemeyer, William C. Greenbeck, Arnold C. Hahn, Robert L. McKay, David
I. Rainer, Bernard E. Schneider, Hugh S. Smith, Jr., Mark H. Stuenkel, Matthew
P. Wagner, Dale E. Walter, Castle Creek Capital Partners Fund I LP, Castle Creek Capital Partners Fund IIa LP and Castle Creek Capital Partners Fund IIb LP, each a shareholder, current director and/or executive officer of Western. These shareholders have the power in the aggregate to direct the voting of 18.1% of the issued and outstanding shares of Western Common Stock as of the Record Date. Each of these shareholders has agreed, in consideration of the substantial expenses incurred by Western and U.S. Bancorp in connection with the Agreement and as a condition to Western and U.S. Bancorp entering into the Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of the shares of Western Common Stock with respect to which the shareholder has the power to direct the voting of, in favor of adoption and approval of the Agreement and the Merger at every meeting of Western shareholders at which these matters are considered and at every adjournment or postponement of the Annual Meeting and in connection with every proposal to take action by written consent with respect to these matters.

    Each Voting Agreement also provides that the shareholder will not, and will not permit any entity under its control to, deposit any of the shareholder's shares of Western Common Stock in a voting trust or subject any of the shares to any agreement, arrangement or understanding with respect to the voting of the shares inconsistent with the Voting Agreement entered into by that shareholder.

    The Voting Agreements will terminate upon the earlier to occur of the completion of the Merger (except for certain provisions which will survive the completion of the Merger) or the date on which the Agreement is terminated in accordance with its terms.

    The Voting Agreements bind the actions of the signatories to the agreements only in their capacity as Western shareholders. Those directors of Western who signed Voting Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of Western. Accordingly, while the shareholders/directors are, under the Voting Agreements executed by them, contractually bound to vote as a Western shareholder in favor of the Merger and against other acquisition proposals (should any be presented), their fiduciary duties as Western directors nevertheless required them to act in their capacity as directors in the best interest of Western when they decided to approve the Merger. In addition, the shareholders/directors will continue to be bound by their fiduciary duties as Western directors with respect to any decisions they may take in the future in connection with the Merger or otherwise.

EXTENSION, WAIVER AND AMENDMENT OF THE AGREEMENT

    At any time prior to the Effective Time, U.S. Bancorp and Western, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement; and

    - waive compliance with any of the agreements or conditions contained in the Agreement.

    Any agreement on the part of a party to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but the extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Prior to the Effective Time, any provision of the Agreement may be amended or modified at any time, by an agreement in writing between the parties, executed in the same manner as the Agreement. However, after the Annual Meeting, the Agreement may not be amended if it would violate the California General Corporation Law or reduce the amount or change the form of the consideration to be received by Western shareholders in the Merger.

STOCK EXCHANGE LISTING

    U.S. Bancorp has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the New York Stock Exchange, subject to official notice of issuance, the shares of U.S. Bancorp Common Stock to be issued to the holders of Western Common Stock in the Merger.

EXPENSES

    Except for any Termination Fee payable under the Agreement and except for proxy solicitation costs to be borne by Western, the Agreement generally provides that each of U.S. Bancorp and Western will pay its own expenses in connection with the Merger and the transactions contemplated by the Agreement.

INDEMNIFICATION OF WESTERN DIRECTORS AND OFFICERS BY U.S. BANCORP

    U.S. Bancorp has agreed to indemnify and hold harmless all present and former Western directors and officers against costs and expenses incurred in connection with any actual or threatened claim or proceeding, arising out of matters existing or occurring at or prior to the Effective Time, to the fullest extent permitted by law. U.S. Bancorp has also agreed, for a period of six years after the Effective Date, to provide insurance for Western's officers and directors with respect to claims against those officers and directors arising from facts or events that occurred on or before the Effective Time. However, U.S. Bancorp is obligated to expend no more than 200% per annum of the current amount expended by Western to maintain directors' and officers' insurance coverage.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    ACCELERATION OF STOCK OPTIONS

    As a result of the Merger, currently non-vested options to acquire 215,120 shares of Western Common Stock granted under Western's stock option plans and currently non-vested options to acquire 5,583 shares of Western Common Stock granted outside of any of Western's stock option plans will vest and become immediately exercisable thirty days prior to the Effective Date. These options otherwise would have vested periodically until January 15, 2002 at exercise prices ranging from $14.02 to $40.50 per share. All options, except for options issued to Matthew P. Wagner, the President and Chief Executive Officer of Western, that are not exercised prior to the Merger will be converted into the right to receive U.S. Bancorp Common Stock pursuant to and upon the terms set forth in the Agreement. See "THE MERGER--Conversion of Stock; Treatment of Options." Pursuant to a separate agreement between U.S. Bancorp and Mr. Wagner, all options to purchase Western Common Stock held by Mr. Wagner on May 19, 1999 will be converted into options to acquire U.S. Bancorp Common Stock. This agreement allows Mr. Wagner to acquire a number of shares of U.S. Bancorp Common Stock equal to the number of shares of Western Common Stock underlying his options multiplied by the Exchange Ratio, at the same aggregate exercise price.

    EXECUTIVE SEVERANCE AND OTHER ARRANGEMENTS

    Most executives of Western are entitled to the benefits of the Western Executive Severance Plan (the "SEVERANCE PLAN"). In addition, Mark Stuenkel, President and Chief Executive Officer of Southern California Bank, and Western are parties to an Executive Salary Continuation Agreement. For a description of these agreements, see "EXECUTIVE OFFICERS OF WESTERN--Executive Severance Plan" and "--Employment Arrangement--Mark H. Stuenkel."

    In addition, the Agreement provides that bonuses payable to the employees of Western, including to its executive officers, under Western's incentive plans for the year ended December 31, 1999 will be determined by Western's chief executive officer in consultation with U.S. Bancorp.

    In order to retain the services of David I. Rainer, the President and Chief Executive Officer of Santa Monica Bank, U.S. Bancorp agreed to pay Mr. Rainer a salary of $300,000 annually, a retention bonus of $360,000 following the Merger and agreed that Mr. Rainer's incentive target bonus for the year 2000 would be no less than 50% of his base salary. In addition, U.S. Bancorp agreed to grant options to purchase 60,000 shares of U.S. Bancorp Common Stock that vest in equal amounts on the third, fourth and fifth anniversaries of the completion of the Merger, 6,000 shares of restricted U.S. Bancorp Common Stock that vests in equal amounts on the first and second anniversaries of the completion of the Merger, and $720,000 worth of restricted U.S. Bancorp Common Stock upon completion of the Merger. The options will have an exercise price equal to the price of the U.S. Bancorp Common Stock on the date of the Merger, and the options and the restricted stock will vest over a period of up to five years following completion of the Merger.

    INVESTMENT ADVISORY SERVICES

    Belle Plaine Partners, Inc. and Belle Plaine Financial LLP are affiliates of John M. Eggemeyer, a director of Western, and the funds controlled by him. Mr. Eggemeyer and those funds collectively beneficially own approximately 13.3% of the outstanding shares of Western Common Stock as of July 1, 1999. Mr. Eggemeyer is a principal of each of Belle Plaine Partners and Belle Plaine Financial. Belle Plaine Partners serves as a financial advisor to Western under an engagement letter dated May 17, 1995. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Investment Banking Services." Pursuant to this engagement letter, upon the completion of the Merger, Belle Plaine Partners would have been entitled to a payment by Western of cash fees in an amount equal to 2% of the aggregate consideration paid by U.S. Bancorp pursuant to the Agreement. However, pursuant to a Novation dated May 19, 1999 (the "NOVATION"), Belle Plaine Partners assigned all of its rights under the May 17, 1995 engagement letter to Belle Plaine Financial. In connection with the Novation and in contemplation of the execution of the Agreement, pursuant to an Amendment to Letter Agreement dated May 19, 1999, Western and Belle Plaine Financial agreed that (1) immediately prior to the completion of the Merger, the May 17, 1995 engagement letter would terminate and be of no further force and effect and (2) in connection with the completion of the Merger, Western would pay to Belle Plaine Financial $1.5 million and reimburse Belle Plaine Financial for its reasonable out-of-pocket expenses, disbursements and liabilities related to their engagement, which would constitute all monies owing to Belle Plaine Financial from Western as a result of the Merger.

    CONFIDENTIALITY/NONSOLICITATION AGREEMENTS

    Mr. Wagner entered into a Confidentiality/Non-solicitation agreement on and as of May 19, 1999 with U.S. Bancorp. Pursuant to that agreement, Mr. Wagner has agreed to certain restrictions during and after his employment with Western in exchange for $2.2 million plus interest, payable in eight quarterly installments commencing as of the completion of the Merger. These restrictions include, generally, keeping confidential the confidential information of Western and, for a 24-month period following the Effective Date, not competing with the business of Western and not soliciting Western's customers or employees.

    Each of Mr. Eggemeyer and Belle Plaine Financial, of which Mr. Eggemeyer is a principal, entered into a Confidentiality/Non-solicitation agreement on and as of May 19, 1999 with U.S. Bancorp. Pursuant to that agreement, Mr. Eggemeyer and Belle Plaine Financial agreed to certain restrictions, including, generally, keeping confidential the confidential information of Western and, for a 24-month period following the Effective Date, not soliciting Western's customers or employees. In consideration of those restrictions, U.S. Bancorp will pay $4 million to Mr. Eggemeyer and $6 million to Belle Plaine Financial. One-half of each of those payments will be paid on the Effective Date, and the remaining one-half of each of those payments, plus interest, will be paid on the one-year anniversary of the Effective Date.

    CONSULTING AGREEMENT

    In order to effect a smooth and orderly transfer of ownership of the business of Western to U.S. Bancorp, U.S. Bancorp will enter into a consulting agreement with Mr. Wagner. The essential terms of this agreement are summarized below.

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
    MATTHEW P. WAGNER. U.S. Bancorp will retain Mr. Wagner as a consultant to render the consulting and advisory services that U.S. Bancorp requests to assist U.S. Bancorp in retaining business after the Effective Date. In rendering these services, Mr. Wagner will be acting as an independent contractor and not as an employee or agent of U.S. Bancorp. Unless terminated earlier in accordance with the consulting agreement, the term of the agreement will commence as of the Effective Date and will continue for a continuous period of six months. As compensation in full for Mr. Wagner's services, U.S. Bancorp will pay Mr. Wagner a consulting fee of $70,000 payable in six monthly installments.

RESTRICTIONS ON RESALES BY AFFILIATES

    The issuance of shares of U.S. Bancorp Common Stock to Western shareholders in the Merger has been registered under the Securities Act. The shares of U.S. Bancorp Common Stock exchanged in the Merger may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Western, as that term is defined under the Securities Act. An "AFFILIATE" of Western, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Western. Any subsequent transfer of the shares by any person who is an affiliate of Western at the time the Merger is submitted for vote of the holders of Western Common Stock will, under existing law, require either:

    - the further registration under the Securities Act of the shares of U.S. Bancorp Common Stock to be transferred;

    - compliance with Rule 145 promulgated under the Securities Act, permitting limited sales under some circumstances; or

    - the availability of another exemption from registration.

    These restrictions are expected to apply to the directors and executive officers of Western and the holders of 10% or more of the Western Common Stock and to specified relatives or the spouse of the person and any trusts, estates, corporations or other entities in which the person has a 10% or greater beneficial or equity interest.

    Stop transfer instructions will be given by U.S. Bancorp to the transfer agent with respect to the U.S. Bancorp Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

    Western has agreed in the Agreement to use its reasonable best efforts to cause each person who is an affiliate, for purposes of Rule 145 of the Securities Act, of Western to deliver to U.S. Bancorp a written agreement intended to ensure compliance with the Securities Act.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated United States federal income tax consequences of the Merger to Western shareholders who hold Western Common Stock as a capital asset. The summary is based on the Code, Treasury regulations under the Code and administrative rulings and court decisions in effect as of the date of the Agreement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of Western Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Western Common Stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided in this Proxy Statement/Prospectus with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

    HOLDERS OF WESTERN COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL

    U.S. Bancorp and Western expect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Western shareholders who exchange their shares of Western Common Stock solely for shares of U.S. Bancorp Common Stock pursuant to the Merger (except with respect to the receipt of cash by a Western shareholder in lieu of a fractional share interest in U.S. Bancorp Common Stock). The Internal Revenue Service ("IRS") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, U.S. Bancorp will rely on the opinion of Dorsey & Whitney LLP regarding the tax consequences of the Merger, and Western will rely on the opinion of Irell & Manella LLP regarding the tax consequences of the Merger. It is a condition to the completion of the Merger that each of U.S. Bancorp and Western receive such a tax opinion. These tax opinions will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, Irell & Manella LLP and Dorsey & Whitney LLP will require and will rely upon factual representations contained in certificates of officers of U.S. Bancorp and Western. These tax opinions will also be based upon the Code, the regulations thereunder now in effect, current administrative rulings and practice, and judicial authority, all of which are subject to change. None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in these tax opinions.

    Based upon the facts and representations provided to such counsel, and subject to various assumptions and qualifications, each of Irell & Manella LLP and Dorsey & Whitney LLP will opine, as of the Effective Date, that the following federal income tax consequences will result from the Merger:

    (1) The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Code, and U.S. Bancorp and Western will each be a party to the reorganization;

    (2) No gain or loss will be recognized by Western shareholders who exchange their Western Common Stock solely for U.S. Bancorp Common Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in U.S. Bancorp Common Stock;

    (3) The holding period of the U.S. Bancorp Common Stock received by a Western shareholder pursuant to the Merger will include the period during which the Western Common Stock surrendered in exchange therefor was held by such Western shareholder, provided that the Western Common Stock of such Western shareholder was held as a capital asset at the Effective Date; and

    (4) The tax basis of the U.S. Bancorp Common Stock received by a Western shareholder who exchanges Western Common Stock for U.S. Bancorp Common Stock in the Merger will be the same as the tax basis of the Western Common Stock surrendered in exchange therefor, subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of U.S. Bancorp Common Stock.

    Cash received by a Western shareholder in lieu of a fractional share interest in U.S. Bancorp Common Stock generally will be treated as received in redemption of such fractional share interest, and a Western shareholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Western Common Stock allocable to such fractional share interest. Cash received by a Western shareholder pursuant to the exercise of dissenters' rights generally will be treated as received in redemption of such shareholder's Western Common Stock, and a Western shareholder should generally recognize capital gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of such shareholder's Western Common Stock. In either situation, such capital gain or loss would be a long-term capital gain or loss if the holding period for such share of Western Common Stock is greater than one year at the Effective Time.

ACCOUNTING TREATMENT

    The Merger will be accounted for by U.S. Bancorp under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair market values at the date of the acquisition. Income of the combined company will not include income or loss of Western prior to the Effective Date.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    U.S. BANCORP

    U.S. Bancorp Common Stock is listed on the New York Stock Exchange and traded under the symbol "USB." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of U.S. Bancorp Common Stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of U.S. Bancorp Common Stock.

                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                 --------------------   DIVIDENDS
                                                                   HIGH        LOW        PAID
                                                                 ---------  ---------  -----------
1997
First Quarter..................................................  $   28.17  $   22.50   $    .155
Second Quarter.................................................      29.17      23.67        .155
Third Quarter..................................................      32.50      28.52        .155
Fourth Quarter.................................................      38.88      30.75        .155

1998
First Quarter..................................................  $   41.81  $   33.75   $    .175
Second Quarter.................................................      45.63      37.13        .175
Third Quarter..................................................      47.31      33.69        .175
Fourth Quarter.................................................      43.00      25.63        .175

1999
First Quarter..................................................  $   37.75  $   30.50   $    .195
Second Quarter.................................................      37.75      31.50        .195
Third Quarter (through July 8, 1999)...........................      34.81      33.13          --

    On May 18, 1999, the last trading day before U.S. Bancorp and Western publicly announced the execution of the Agreement, the closing price per share of U.S. Bancorp Common Stock on the New York Stock Exchange Composite
Transactions reporting system was $34.375. On          , 1999, the last trading
day prior to the date of this Proxy Statement/Prospectus, the price was $      .
Past price performance is not necessarily indicative of likely future price performance. Holders of Western Common Stock are urged to obtain current market quotations for shares of U.S. Bancorp Common Stock.

    Holders of U.S. Bancorp Common Stock are entitled to receive dividends from funds legally available when, as and if declared by the U.S. Bancorp Board of Directors. Although the U.S. Bancorp Board of Directors presently intends to continue the policy of paying quarterly cash dividends, the payment of future dividends of U.S. Bancorp would depend upon the earnings of U.S. Bancorp and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies.

    WESTERN BANCORP

    Western Common Stock is listed on the Nasdaq National Market and traded under the symbol "WEBC." The following table sets forth the high and low closing sales prices for Western Common Stock for the periods indicated, as listed in the Nasdaq National Market reporting system, and the quarterly cash dividends declared per share for the periods indicated.

                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                 --------------------   DIVIDENDS
                                                                   HIGH        LOW      DECLARED
                                                                 ---------  ---------  -----------
1997
First Quarter (1)..............................................  $   34.00  $   19.13   $      --
Second Quarter.................................................      37.19      28.63          --
Third Quarter..................................................      33.25      28.63          --
Fourth Quarter.................................................      33.88      29.88        0.15
1998
First Quarter..................................................  $   43.50  $   30.75   $    0.15
Second Quarter.................................................      47.88      39.50        0.15
Third Quarter..................................................      43.13      28.88        0.15
Fourth Quarter.................................................      33.56      25.50       0.225
1999
First Quarter..................................................      32.12      29.38       0.225
Second Quarter.................................................      43.50      29.25       0.225
Third Quarter (through July 8, 1999)...........................

------------

(1) Prior to June 3, 1997, Western Common Stock was traded solely "over the counter," and trading was not extensive. Consequently, sales price information prior to that date consists largely of quotations by dealers making a market in Western Common Stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not represent actual transactions. In addition, trading in Western Common Stock prior to June 3, 1997 was limited in volume and may not be a reliable indicator of its market value. On June 3, 1997, Western Common Stock was designated for quotation on the Nasdaq National Market and on that date Western effected a 1.0 for 8.5 reverse stock split (the "REVERSE STOCK SPLIT"). The prices of Western Common Stock prior to June 3, 1997 in the preceding table have been adjusted for the Reverse Stock Split. The prices listed above for periods subsequent to June 3, 1997 are as reported by the Nasdaq National Market.

                         INFORMATION ABOUT U.S. BANCORP

GENERAL

    U.S. Bancorp is a regional, multi-state bank holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp was incorporated in Delaware in 1929 and owns 100 percent of the capital stock of each of its four banks and eleven trust companies, having approximately 1,000 banking offices in 17 Midwestern and Western states. U.S. Bancorp offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. U.S. Bancorp also has various nonbank subsidiaries engaged in financial services.

    The banks are engaged in general commercial banking business, principally in domestic markets. They range in size from less than $1.0 million to $49.0 billion in deposits and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities, and other financial institutions. Depository services include checking accounts, savings accounts, and time certificate contracts. Ancillary services such as treasury management and receivable lockbox collection are provided for corporate customers. U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary activities for individuals, estates, foundations, business corporations, and charitable organizations.

    U.S. Bancorp provides banking services through its subsidiary banks to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending, financing of import/export trade, foreign exchange, and investment services. U.S. Bancorp, through its subsidiaries, also provides services in trust, commercial and agricultural finance, data processing, leasing, and brokerage services.

    U.S. Bancorp was formerly known as First Bank System, Inc. and is the organization created by the merger of First Bank System, Inc. with U.S. Bancorp of Portland, Oregon.

GOVERNMENT POLICIES

    The operations of U.S. Bancorp's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the FRB, United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

    U.S. Bancorp is a registered bank holding company under the BHCA and is subject to the supervision of, and regulation by, the FRB.

    Under the BHCA, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the FRB has determined to be closely related to banking. U.S. Bancorp must obtain the prior approval of the FRB before acquiring more than 5 percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the FRB in connection with the acquisition of more than 5 percent of the outstanding shares of a company engaged in a "bank-related" business.

    Under the BHCA, as amended by the Riegle-Neal Act, U.S. Bancorp may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. Effective June 1, 1997, the Riegle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out by that date.

    National banks are subject to the supervision of, and are examined by, the OCC. All subsidiary banks of U.S. Bancorp are members of the Federal Deposit Insurance Corporation, and as such, are subject to examination thereby. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to U.S. Bancorp, its directors and its executive officers from its Current Report on Form 8-K filed
July   , 1999, its Quarterly Report on Form 10-Q for the period ended March 31,
1999, and its Annual Report on Form 10-K for the year ended December 31, 1998. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                       INFORMATION ABOUT WESTERN BANCORP

GENERAL

    Western is a bank holding company registered under the BHCA, and its principal business is to serve as a holding company for its banking subsidiaries, Southern California Bank ("SCB") and Santa Monica Bank ("SMB" and together with SCB, the "BANKS"). Western was organized on May 20, 1983 as a California corporation and commenced operations as a bank holding company on June 18, 1984. In September 1996, Western acquired Western Bank. In June 1997, Western merged with California Commercial Bankshares ("CCB"), with Western being the surviving corporation (the "CCB MERGER"). Also in June 1997, Monarch Bank, a wholly owned subsidiary of Western prior to the CCB Merger, merged with National Bank of Southern California, a wholly owned subsidiary of CCB ("NBSC"), with NBSC being the surviving bank. In October 1997, Western merged with SC Bancorp, with Western being the surviving corporation (the "SCB MERGER"). In December 1997, Western merged NBSC with SCB, with SCB being the surviving bank. In January 1998, Western acquired SMB by merging SMB with Western Bank (the "SMB ACQUISITION"), with Western Bank being the surviving bank. As part of the SMB Acquisition, Western Bank's name was changed to "Santa Monica Bank." Western acquired Bank of Los Angeles ("BKLA") on October 23, 1998 through the merger of BKLA with SMB (the "BKLA ACQUISITION"), with SMB being the surviving bank. On December 30, 1998, Western merged with PNB Financial Group, with Western being the surviving corporation (the "PNB MERGER"). Western completed the merger of Pacific National Bank, a wholly owned subsidiary of PNB Financial Group prior to the PNB Merger, with and into SCB on February 26, 1999, with SCB being the surviving bank.

    Western, through the Banks, primarily serves Los Angeles, Orange and San Diego Counties and the surrounding market in Southern California. SMB's primary market area is the western part of Los Angeles County. As of March 31, 1999, SMB had 16 branch offices, including branch offices in Santa Monica, Westwood, Malibu, Pacific Palisades, Marina del Rey, Beverly Hills, Century City, Encino, West Hollywood, Culver City and Glendale. SCB's primary market area includes southern Los Angeles County, Orange County and northern San Diego County. As of March 31, 1999, SCB had six branch offices in southern Los Angeles County, eight branch offices throughout Orange County and one in northern San Diego County. Western also engages in mortgage banking operations through PNB Mortgage, a division of SCB, and its four full service residential mortgage loan offices located in Irvine, Santa Ana, San Diego and Dublin, California, and its five mortgage loan production offices in Honolulu, Hawaii; Bellevue, Washington; and Phoenix, Tucson and Prescott, Arizona. The Banks offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking products and services such as escrow services, real estate loans and mortgage loans, international banking services, asset-based lending services, cash management services and trust services.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to Western, its directors and its executive officers from its Current Report on Form 8-K, filed
July   , 1999, its Quarterly Report on Form 10-Q for the period ended March 31,
1999, and its Annual Report on Form 10-K for the year ended December 31, 1998. You may obtain a copy of these reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

             ELECTION OF DIRECTORS OF WESTERN BANCORP (PROPOSAL 2)

    At Western's Annual Meeting, Western shareholders will be asked to vote on the election of twelve directors who will constitute the full Western Board. The twelve nominees receiving the highest number of votes from holders of shares of Western Common Stock represented and voting at the Annual Meeting will be elected to the Western Board. Unless a nominee other than the nominees listed below is properly nominated, abstentions and broker non-votes will not have an effect on the election of the nominees listed below. Each director so elected will hold office until the completion of the Merger or, if the Merger is not completed, the next annual meeting and until his or her successor is elected and qualified.

GENERAL

    Each proxy received will be voted for the election of the persons named below, unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. Each nominee has consented to being named in this Proxy Statement/Prospectus and to serve if elected. All of the nominees are currently serving as directors of Western. Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders as directed by the Western Board.

    There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of Western. Except as described in this Proxy Statement/ Prospectus, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer of Western.

INFORMATION REGARDING THE NOMINEES FOR THE WESTERN BOARD

    The following is a list of, and certain biographical information for, the twelve persons nominated by the Western Board for election as directors of Western. All of the nominees are currently directors of Western. Directors' ages are as of July 1, 1999.

                                                                                         DIRECTOR OF
                                                                                           WESTERN
NAME                             AGE      POSITION WITH WESTERN                             SINCE
---------------------------      ---      -------------------------------------------  ---------------
Adriana M. Boeka                     48   Director                                             1998
Rice E. Brown                        61   Director                                             1988
John M. Eggemeyer                    53   Director                                             1997
William C. Greenbeck                 51   Director                                             1997
Arnold C. Hahn                       47   Director, Executive Vice President and
                                            Chief Financial Officer                            1998
Robert L. McKay                      68   Director                                             1997
David I. Rainer                      42   Director, President and Chief Executive
                                            Officer of SMB                                     1999
Bernard E. Schneider                 53   Director                                             1999
Hugh S. Smith, Jr.                   68   Chairman and Director                                1996
Mark H. Stuenkel                     47   Director, President and Chief Executive
                                            Officer of SCB                                     1997
Matthew P. Wagner                    42   Director, President and Chief Executive
                                            Officer                                            1996
Dale E. Walter                       65   Director                                             1996

    ADRIANA M. BOEKA has been a principal of The Manex Group, a management consulting firm, since 1995. Ms. Boeka served as Chairman of the Board of BKLA from October 1997 through October 1998 and Senior Vice President/Division Manager of Bank of California from 1987 through 1995.

    RICE E. BROWN, MSFS is a registered investment advisor and registered principal and serves as President and a director of the firm Rice Brown Financial Services, Inc., which has been in business for over 35 years. His primary focus is in the area of money management using fee asset basis and estate planning. He is also the former President of the National Association of Life Underwriters, a Washington, D.C. based professional money management group.

    JOHN M. EGGEMEYER is an investor and advisor to financial institutions. From 1992 to 1994, Mr. Eggemeyer was a principal of Mabon Securities Corp., an investment bank. From 1990 to the present, Mr. Eggemeyer has been the President of Belle Plaine Partners, Inc. He is also the President of Castle Creek Capital LLC, a registered bank holding company, and Belle Plaine Financial LLC, a registered broker/dealer. He currently serves as a director for each of the following companies: Western, Rancho Santa Fe National Bank and TCF Financial Corporation.

    WILLIAM C. GREENBECK, a developer and manager of industrial and commercial real property, has been a Managing General Partner of Downey Land Limited since 1975. Mr. Greenbeck served as a director and Secretary of SC Bancorp from 1981 to 1997; he also served as a director of SCB from 1982 to 1997 and from 1984, served as its Secretary.

    ARNOLD C. HAHN has served as Executive Vice President and Chief Financial Officer of Western since November 1996 and as a director since September 1998. Mr. Hahn also serves as a director of each of the Banks. Mr. Hahn served as Secretary of Western from November 1996 to October 1997. Prior to joining Western, Mr. Hahn spent 6 years as a Senior Vice President of Finance for U.S. Bancorp in Minneapolis, Minnesota. Prior to joining U.S. Bancorp, Mr. Hahn was a partner with Ernst & Young LLP.

    ROBERT L. MCKAY has been a private investor in Orange County, California since 1981 where he oversees his investments in venture capital and real estate. From 1966 to 1981, Mr. McKay was President of Taco Bell, Inc. From 1992 to 1997, Mr. McKay served as a director of CCB.

    DAVID I. RAINER has served as President, Chief Executive Officer and director of SMB since February 1999. Mr. Rainer has also served as a director of Western since February 1999. Mr. Rainer was appointed Executive Vice President of California United Bank in June 1992 and assumed the position of Chief Operating Officer in late 1992. He assumed the additional title of President of California United Bank in February 1994 and President and Chief Operating Officer of CU Bancorp in 1995, a position he held until joining SMB. He was elected to the Board of Directors of CU Bancorp and California United Bank in 1993. From July 1989 to June 1992, Mr. Rainer was employed by Bank of America (Security Pacific National Bank) where he was a Senior Vice President. From March 1989 to July 1989, Mr. Rainer was a Senior Vice President with Faucet & Company. From July 1982 to March 1989, Mr. Rainer was employed by Wells Fargo Bank, where he held the positions of Vice President and Manager.

    BERNARD E. SCHNEIDER was appointed to the Western Board in February 1999. Mr. Schneider is a partner and an attorney with the international law firm of McDermott, Will & Emery, joining the firm in September 1993. Mr. Schneider was Chairman of the Board of PNB Financial Group from 1996 to 1998 and of PNB from 1993 to 1998.

    HUGH S. SMITH, JR. currently serves as the Chairman of the Board of Western, Chairman of the Board of SCB and a director of SMB. From September 1996 to December 1997, Mr. Smith also served as Chief Executive Officer of Western. Prior to September 30, 1996, Mr. Smith was Chairman of the Board and Chief Executive Officer of Western Bank, a position he held for 23 years.

    MARK H. STUENKEL currently serves as a director of Western and President and Chief Executive Officer of SCB and is a member of the Board of Directors of SCB. Mr. Stuenkel joined NBSC as a Senior Credit Officer in 1982. In 1988, he was named President of NBSC and in 1997 was named to the additional position of Chief Executive Officer. Mr. Stuenkel also served as Senior Vice President of CCB from 1982 to 1991 and as Executive Vice President from 1991 to 1997. Prior to joining CCB and NBSC in 1982, Mr. Stuenkel held various positions with Security Pacific National Bank.

    MATTHEW P. WAGNER currently serves as a director and the President and Chief Executive Officer of Western. In February 1997, Mr. Wagner was appointed President of Western, and in December 1997 he was appointed Chief Executive Officer of Western. Mr. Wagner also serves as a director of each of the Banks. In October 1996, Mr. Wagner was elected President and Chief Executive Officer of Western Bank, positions he held until January 1998. Prior to joining Western in 1996, Mr. Wagner was with U.S. Bancorp in Minneapolis, Minnesota as an Executive Vice President from 1991 to 1996 and as a Senior Vice President from 1985 to 1991.

    DALE E. WALTER has over 35 years of banking experience, having served as Chief Executive Officer of several Southern California independent banks. Mr. Walter served as President and Chief Executive Officer of the Bank of Industry from 1980 to June 1992; as Chairman and Chief Executive Officer of Commerce Bancorp from January 1993 to July 1994; and as President and Chief Executive Officer of Guardian Bank from October 1994 to February 1995. From February 1996 to the present, Mr. Walter has operated a wholesale golf travel company. Mr. Walter currently serves as a director of First Community Bank of the Desert.

    THE WESTERN BOARD RECOMMENDS THAT WESTERN SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF ITS NOMINEES FOR DIRECTOR.

                CERTAIN INFORMATION CONCERNING THE WESTERN BOARD
                               AND ITS COMMITTEES

    During 1998, the Western Board held 16 meetings. All directors attended at least 75 percent of the meetings of the Western Board during the time they were directors of Western. The principal committees of the Western Board are: the Audit Committee, the Executive Committee, the Compensation Committee and the Trust Executive Committee. Each of these committees is described below.

AUDIT COMMITTEE

    As of the date of this Proxy Statement/Prospectus, the Audit Committee of the Western Board consists of Adriana M. Boeka, Rice E. Brown, John M. Eggemeyer, William C. Greenbeck, Robert L. McKay, Bernard E. Schneider and Dale
E. Walter. The Audit Committee recommends to the Western Board for its approval a certified public accounting firm to conduct Western's annual audit. The Audit Committee will also:

    - confer from time to time with Western's certified public accountants regarding their audit work and the details thereof;

    - review management letters of Western's certified public accounting firm;

    - meet and consult with Western's executive and financial officers to discuss accounting policies;

    - review staffing of Western's accounting and financial departments and make recommendations to the Western Board relating to these departments;

    - provide assistance and recommendations to the Western Board with respect to the general financial needs, policies and practices of Western; and

    - supervise the internal audit process.

The Audit Committee held ten meetings in 1998.

EXECUTIVE COMMITTEE

    As of the date of this Proxy Statement/Prospectus, the Executive Committee of the Western Board consists of John M. Eggemeyer, William C. Greenbeck, Hugh
S. Smith, Jr., Matthew P. Wagner and Dale E. Walter. The Executive Committee has all the authority of the Western Board that can be delegated to a committee of a board of directors under the CGCL. The primary function of the Executive Committee is to investigate and recommend to the Western Board actions to be taken by the Western Board in the following areas:

    - investigate, interview and recommend a slate of directors for nomination by the Western Board at the annual meeting of Western shareholders and, when necessary, fill a vacancy on the Western Board;

    - recommend and assist in securing competent management and overseeing Western's business performance;

    - assist with monitoring Western's operations to insure there are adequate controls to indicate compliance with law;

    - assist with establishing management's business objectives and policies designed to achieve those objectives in a legal and sound manner;

    - recommend to the Western Board specific policies;

    - recommend to the Western Board a schedule of reporting by management to the Executive Committee and to the Western Board;

    - make recommendations to the Western Board regarding the establishment of appropriate committees to assist the Western Board to monitor its policies and procedures in specific areas of Western's activities, such as audits, trusts, loans, loan review, etc;

    - investigate acquisition opportunities and make recommendations to the Western Board regarding such opportunities; and

    - take actions, investigate and report to the Western Board on matters assigned to the Executive Committee by the Chairman of the Western Board.

The Executive Committee held one formal meeting in 1998.

COMPENSATION COMMITTEE

    The Compensation Committee of the Western Board as of the date of this Proxy Statement/ Prospectus consists of John M. Eggemeyer, William C. Greenbeck and Dale E. Walter.

    It is the duty of the Compensation Committee to administer Western's compensation systems and various incentive plans, including its stock option plan and its annual performance bonus plan. In addition, the Compensation Committee reviews compensation levels of members of management, evaluates the performance of management, considers management succession and related matters. The Compensation Committee reviews with the Western Board in detail all aspects of compensation for senior officers. The Compensation Committee did not formally meet in 1998. However, the Compensation Committee met in the first quarter of 1999 to evaluate executive compensation and performance during the 1998 fiscal year.

    REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has reviewed the compensation for Matthew P. Wagner, Chief Executive Officer of Western, and each of the four highest paid executive officers for 1998 and has reported to the Western Board that, in the Compensation Committee's opinion, the compensation of all officers is reasonable in view of Western's consolidated performance and the contribution of those officers to that performance. In doing so, the Compensation Committee takes into account how compensation compares to compensation paid by competing companies as well as Western's performance and economic conditions in Western's service area. Members of the Compensation Committee have also reviewed compensation surveys and analysis by an executive compensation consulting firm.

    Western has adopted a compensation system for its executive officers, among others, designed to communicate and encourage a community banking focus, create an ownership culture, encourage team orientation, be competitive in the marketplace, reward performance and contributions, and be easy to understand and simple to administer. This compensation system is intended to link compensation of the executive officers of Western to the strategic business direction of Western and to key organizational goals. In order to achieve these goals, Western's compensation system for its executive officers provides for base salaries below the median base salary for comparable positions at a peer group of comparable financial institutions, with significant upside potential based on performance through annual cash bonus plans and stock option grants. The annual target cash bonus for the executive officers is based primarily on achievement of Western's financial goals and other strategic objectives. The measures of achievement include earnings per share, return on equity, return on assets and other strategically important achievements. The target cash bonus for Western's Chief Executive Officer and the other executive officers is a percentage of base salary tied to achievement of Western's financial plan. In addition, the Compensation Committee considers stock option grants to the Chief Executive Officer and the other executive officers based on the achievement of financial and strategic goals.

    Following the close of 1998, the Compensation Committee reviewed Western's 1998 fiscal year financial results compared with planned results and strategic objectives achieved compared with planned objectives. In particular and in addition to financial results reviewed, the Compensation Committee considered:
(1) the completion of the SMB Acquisition, the BKLA Acquisition and the PNB Merger, each of which was completed in 1998; (2) the operational consolidation of NBSC, SCB, SMB, Western Bank and BKLA onto Western's operational platform, each of which was successfully completed in 1998; (3) the significant improvement in the credit quality of the loan portfolios at the Banks during 1998; (4) the execution of Western's Year 2000 Plan during 1998; and (5) the review of some key performance measures such as return on assets, efficiency ratio, return on equity and earnings per share. Although the Compensation Committee determined that performance-based cash bonuses would not be paid to any of the named executive officers, other than to Mr. Stuenkel to whom Western was contractually obligated to pay a cash bonus of $92,112, in light of the achievement of some financial and strategic objectives of Western, the Compensation Committee approved the following grants of immediately vested stock options with an exercise price of $31.375 per share and 1999 compensation levels to the named executive officers to be effective as of March 1, 1999:

                                                                 SECURITIES          1999
NAME AND TITLE                                               UNDERLYING OPTIONS  COMPENSATION
-----------------------------------------------------------  ------------------  -------------
Matthew P. Wagner,
  President and Chief Executive Officer                             100,000       $   358,000
Suzanne R. Brennan,
  Executive Vice President--Operations                               35,000       $   157,000
Arnold C. Hahn,
  Executive Vice President and Chief Financial Officer               50,000       $   176,000
Hugh S. Smith, Jr.
  Chairman of the Board                                                  --       $   187,000
Mark H. Stuenkel,
  President--SCB and Chief Executive Officer                         30,000       $   199,650

    The Compensation Committee approved the above stock option grants and salaries in lieu of approving performance-based cash bonuses for the 1998 fiscal year, and in recognition that the base salaries of the named executive officers and some of the other executive officers were below the median base salary for comparable positions at a peer group of comparable financial institutions during the 1998 fiscal year. In addition, in light of her contributions in connection with the operational conversions completed during 1998 and accomplishments in connection with Western's Year 2000 Plan, the Compensation Committee approved a cash bonus to Ms. Brennan, Executive Vice President-- Operations, of $56,000.

    This Compensation Committee report was completed by the Compensation Committee as of March 1, 1999. The members of the Compensation Committee filing this report were John M. Eggemeyer, William C. Greenbeck and Dale E. Walter.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    On May 20, 1998, Western formed the Compensation Committee and appointed John M. Eggemeyer, William C. Greenbeck and Dale F. Walter as members of the Compensation Committee. No member of the Compensation Committee is a current or former officer of Western. However, from 1981 to 1997 Mr. Greenbeck served as Secretary of SC Bancorp, which merged with and into Western in October 1997. Mr. Eggemeyer is a principal of Belle Plaine Partners and Belle Plaine Financial, each of which provided investment banking services to Western during the 1998 fiscal year and is currently providing such services to Western in connection with the transactions contemplated by the Agreement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Investment Banking Services." In addition, each of Mr. Eggemeyer and Mr. Walter was an investor in Western's 1998 Private Placement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--The 1998 Private Placement."

TRUST EXECUTIVE COMMITTEE

    As of the date of this Proxy Statement/Prospectus, the Trust Executive Committee of the Western Board consists of John M. Eggemeyer, Rice E. Brown, William C. Greenbeck, David I. Rainer, Hugh S. Smith Jr., Matthew P. Wagner and Mark H. Stuenkel. The Trust Executive Committee's primary responsibility is to review and approve the administration of the fiduciary responsibilities of SMB in the operation of its Trust Department and to ensure sound banking practices in the operation of the Trust Department. The Trust Executive Committee also:

    - appoints the Trust Administration and Investment Committee to oversee real and personal property held in a fiduciary capacity;

    - ensures the operation of the Trust Department separate and apart from every other department at SMB;

    - ensures the maintenance of separate sets of books and records for the Trust Department;

    - approves an SMB officer for the administration of the Trust Department;

    - annually reviews the assets of each trust account;

    - approves all purchases, sales and changes in trust assets;

    - approves the opening and closing of all trust accounts;

    - provides for annual audit of the Trust Department; and

    - periodically reports on its activities to the Western Board.

The Trust Committee has delegated some of its duties to the Trust Administration and Investment Committee. The Trust Committee held ten meetings in 1998.

                         EXECUTIVE OFFICERS OF WESTERN

    The following table sets forth as to each of the persons who currently serves as an executive officer of Western, the person's age, the person's current position with Western, and the period during which the person has served in as an executive officer of Western:

                                                                                            YEAR HIRED
         NAME               AGE                      POSITION WITH WESTERN                  BY WESTERN
----------------------      ---      -----------------------------------------------------  -----------
Robert M. Borgman.....          51   Executive Vice President and Chief Credit Officer            1997
Suzanne R. Brennan....          48   Executive Vice President--Operations                         1997
Julius G.
  Christensen.........          33   Executive Vice President, General Counsel and                1997
                                     Secretary
Arnold C. Hahn........          47   Executive Vice President and Chief Financial Officer         1996
David I. Rainer.......          41   President and Chief Executive Officer of SMB                 1999
Hugh S. Smith.........          68   Chairman of the Board                                        1996
Mark H. Stuenkel......          47   President and Chief Executive Officer of SCB                 1982
Matthew P. Wagner.....          42   President and Chief Executive Officer                        1996

    ROBERT M. BORGMAN is currently an Executive Vice President and the Chief Credit Officer of Western. Mr. Borgman also serves on the Board of Directors of each of the Banks. Prior to joining Western in August 1997, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado from 1987 to 1997. During the period from 1978 to 1987, Mr. Borgman held the position of Senior Vice President and Manager of Commercial Lending at First Interstate Bank of Denver.

    SUZANNE R. BRENNAN has served as Executive Vice President--Operations of Western since July 1997. Ms. Brennan also serves on the Board of Directors of each of the Banks. Prior to joining Western, Ms. Brennan was the Senior Vice President of Corporate Trust Operations at U.S. Bancorp in Minneapolis, Minnesota from October 1994 to July 1997. From November 1986 to October 1994, Ms. Brennan managed securities processing for U.S. Bancorp. She also has managerial operations experience with the Federal Reserve Bank of Minneapolis and the University of Minnesota.

    JULIUS G. CHRISTENSEN has served as Executive Vice President and General Counsel of Western since September 1997 and as Secretary of Western since October 1997. Mr. Christensen also serves as a director of each of the Banks. Prior to joining Western, Mr. Christensen was in practice with the law firm of Sullivan & Cromwell engaged in merger and acquisitions and securities law practice from September 1995 to September 1997. From 1992 to 1995, Mr. Christensen was a candidate for a Juris Doctorate degree from Harvard Law School and received that degree in June 1995.

    ARNOLD C. HAHN has served as Executive Vice President and Chief Financial Officer of Western since November 1996 and as a director of Western since September 1998. Mr. Hahn also serves as a director of each of the Banks. Mr. Hahn served as Secretary of Western from November 1996 to October 1997. Prior to joining Western, Mr. Hahn spent six years as a Senior Vice President of Finance for U.S. Bancorp in Minneapolis, Minnesota. Prior to joining U.S. Bancorp, Mr. Hahn was a partner with Ernst & Young LLP.

    HUGH S. SMITH, JR. currently serves as the Chairman of the Board of Western, Chairman of the Board of SCB and a director of SMB. From September 1996 to December 1997, Mr. Smith also served as Chief Executive Officer of Western. Prior to September 30, 1996, Mr. Smith was Chairman of the Board and Chief Executive Officer of Western Bank, a position he held for 23 years.

    DAVID I. RAINER has served as President and Chief Executive Officer and Director of SMB since February 1999. Mr. Rainer has also served as a director of Western since February 1999. Mr. Rainer was appointed Executive Vice President of California United Bank in June 1992 and assumed the position of Chief Operating Officer in late 1992. He assumed the additional title of President of California United Bank in February 1994 and President and Chief Operating Officer of CU Bancorp in 1995, a position he held until joining SMB. He was elected to the Board of Directors of CU Bancorp and California United Bank in 1993. From July 1989 to June 1992, Mr. Rainer was employed by Bank of America (Security Pacific National Bank) where he was a Senior Vice President. From March 1989 to July 1989 Mr. Rainer was a Senior Vice President with Faucet & Company. From July 1982 to March 1989, Mr. Rainer was employed by Wells Fargo Bank, where he held the positions of Vice President and Manager.

    MARK H. STUENKEL currently serves as President and Chief Executive Officer of SCB and is a member of the Board of Directors of Western and SCB. Mr. Stuenkel joined NBSC as a Senior Credit Officer in 1982. In 1988, he was named President of NBSC and in 1997 was named to the additional position of Chief Executive Officer. Mr. Stuenkel also served as Senior Vice President of CCB from 1982 to 1991 and as Executive Vice President from 1991 to 1997. Prior to joining CCB and NBSC in 1982, Mr. Stuenkel held various positions with Security Pacific National Bank.

    MATTHEW P. WAGNER is the President and Chief Executive Officer of Western. In February 1997, Mr. Wagner was appointed to the post of President of Western, and in December 1997 he was appointed to the additional post of Chief Executive Officer of Western. Mr. Wagner also serves on the Board of Directors of Western and each of the Banks. In October 1996, Mr. Wagner was elected President and Chief Executive Officer of Western Bank, positions he held until January 1998. Prior to joining Western in 1996, Mr. Wagner was an Executive Vice President with U.S. Bancorp in Minneapolis, Minnesota since 1991 and a Senior Vice President since 1985.

EXECUTIVE COMPENSATION

    The following table reflects all compensation paid to Matthew P. Wagner, the Chief Executive Officer of Western, and the four other most highly compensated executive officers receiving a total annual salary and bonus of $100,000 or more.

                                                                                          LONG TERM COMPENSATION
                                                                          -------------------------------------------------------
                                              ANNUAL COMPENSATION                     AWARDS
                                       ---------------------------------  ------------------------------          PAYOUTS
                                                                OTHER                       SECURITIES    -----------------------
                                                               ANNUAL       RESTRICTED      UNDERLYING       LTIP
                                                                COMP           STOCK       OPTIONS/SARS     PAYOUTS    ALL OTHER
NAME AND PRINCIPAL PERSON     YEAR     SALARY($)  BONUS ($)    ($)(1)      AWARDS(S)($)         (#)           ($)       COMP($)
--------------------------  ---------  ---------  ---------  -----------  ---------------  -------------  -----------  ----------
Matthew P. Wagner.........       1998    275,000         --          --             --              --(2)         --           --
  President and Chief            1997    175,000    175,000          --             --          21,000            --   200,000(3)
  Executive Officer              1996     43,750    100,000                                     58,823

Suzanne R. Brennan........       1998    140,000     56,000          --             --              --(4)         --           --
  Executive Vice                 1997     63,179     40,000          --             --           9,188            --           --
  President--Operations

Arnold C. Hahn............       1998    150,000         --          --             --              --(5)         --           --
  Executive Vice                 1997    150,000    120,000          --             --          15,000            --           --
  President and Chief            1996     25,029    100,000                         --          15,882            --           --
  Financial Officer

Hugh S. Smith, Jr.........       1998    187,144         --          --             --              --            --           --
  Chairman of the Board          1997    187,000     40,000          --             --          23,529            --           --
                                 1996    188,260     50,000          --             --              --            --           --

Mark H. Stuenkel(6).......       1998    181,500     92,112          --             --              --(7)         --           --
  President and Chief            1997    163,414     83,738          --             --          32,647            --           --
  Executive Officer of           1996    161,027     76,125          --             --              --            --           --
  SCB

------------

(1) None of the named executive officers had other annual compensation in excess of $50,000 or 10 percent of the total annual salary and bonus reported for any of the years shown.

(2) Mr. Wagner was granted 100,000 immediately vested options on January 15, 1999 as compensation for services rendered in the 1998 fiscal year.

(3) The amount reflects reimbursement of costs incurred in connection with Mr. Wagner's relocation to California.

(4) Ms. Brennan was granted 35,000 immediately vested options on January 15, 1999 as compensation for services rendered during the 1998 fiscal year.

(5) Mr. Hahn was granted 50,000 immediately vested options on January 15, 1999 as compensation for services rendered during the 1998 fiscal year.

(6) Mr. Stuenkel joined Western as President and Chief Executive Officer of NBSC on June 4, 1997 as part of the CCB Merger. Mr. Stuenkel's compensation, including the amount of his bonus, is prescribed in the Salary Continuation Agreement entered into between NBSC and Mr. Stuenkel. See "--Employment Arrangement--Mark H. Stuenkel." Mr. Stuenkel's compensation includes amounts received from CCB prior to the CCB Merger.

(7) Mr. Stuenkel was granted 30,000 immediately vested options on January 15, 1999 as compensation for services rendered during the 1998 fiscal year.

OPTIONS/SARS GRANTS IN THE LAST FISCAL YEAR

    No individual grants of options or grants of stock appreciation rights ("SARS") were made during the year ending December 31, 1998 to any of the named executive officers. However, options were granted to some executive officers, including the named executive officers, in January 1999 as compensation for services rendered in the 1998 fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTION/SAR VALUES

    The following table lists the aggregate number of unexercised options and the value of unexercised in-the-money options at December 31, 1998. Western has not granted SARs.

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                        SHARES                  OPTIONS/SARS AT FY-           OPTIONS/SARS
                      ACQUIRED ON    VALUE             END(#)                 AT FY-END($)
                       EXERCISE    REALIZED   ------------------------  ------------------------
NAME                      (#)         ($)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------  -----------  ---------  -----------  -----------  -----------  -----------
Suzanne R. Brennan            --          --       3,062        6,126           --           --

Arnold C. Hahn                --          --      15,588       15,294      161,255       80,628

Hugh S. Smith, Jr.            --          --       8,556        7,841      130,308      119,449

Mark H. Stuenkel          11,250     293,175      35,882       21,765      629,026      113,062

Matthew P. Wagner             --          --      46,216       33,607      597,260      298,615

LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

    No Long Term Incentive Plan Awards were made during the 1998 fiscal year to any of the named executive officers.

COMPENSATION OF DIRECTORS

    The Western Board approved the following fees to be paid to outside directors of Western during the year ended December 31, 1998:

Annual Retainer:              $5,000 plus a number of options equal to $15,000 divided by the market price of Western Common Stock at the time of grant
Regular Meeting Fee:          $750
Special Meeting Fee:          $300
Committee Meeting Fee:        $300

    During 1998, directors' fees were paid and options granted according to the above schedule.

    On January 14, 1999, the executive committee of the Western Board approved a procedure by which each outside director of Western may elect during the first quarter of each fiscal year to receive either cash compensation pursuant to the above schedule of fees or compensation in the form of options to acquire shares of Western Common Stock ("STOCK-BASED COMPENSATION") for serving on the Western Board for that fiscal year. This election is irrevocable for the remainder of the fiscal year. In the event that a director elects Stock-Based Compensation, such director will receive 3,000 stock options to vest on December 31 of such year with an exercise price equal to the closing price as of January 15, or the next trading day, of such year. However, in the event that the director does not attend 75% of the Western Board's meetings and committee meetings for which the director is a committee member, the 3,000 options granted for that fiscal year will be canceled, and the director will receive cash compensation for the meetings actually attended during the year according to the above schedule.

    On May 16, 1995, the Western Board approved the 1995 Directors Deferred Compensation Plan, which was approved by Western shareholders on July 17, 1995. This plan is effective for fees earned on and after July 1, 1995. No compensation has been awarded under this plan.

EMPLOYMENT ARRANGEMENT--MARK H. STUENKEL

    In 1988 NBSC entered into an Executive Salary Continuation Agreement with Mr. Stuenkel (the "SALARY CONTINUATION AGREEMENT"), the terms of which Western agreed to honor as part of the CCB Merger. Pursuant to the Salary Continuation Agreement, Mr. Stuenkel is entitled to receive benefits upon his retirement, death or disability or upon his termination of service with SCB prior to his retirement, death or disability unless Mr. Stuenkel's employment with SCB is terminated either (i) voluntarily by Mr. Stuenkel, other than for "good reason" (as defined in the Salary Continuation Agreement) or (ii) by SCB for "cause" (as defined in the Salary Continuation Agreement), in which case no benefits or payments will be paid pursuant to the Salary Continuation Agreement. Mr. Stuenkel's retirement benefits are fully vested in the Salary Continuation Agreement.

    Under the terms of the Salary Continuation Agreement, Mr. Stuenkel or his estate will be entitled to receive $62,500 annually, for a period of fifteen years after the earlier of his retirement from SCB or his death. If Mr. Stuenkel's employment with SCB is terminated due to disability prior to retirement, Mr. Stuenkel (or his estate) will be entitled to receive his benefits under the Salary Continuation Agreement upon retirement or death or to elect to receive a disability benefit in an amount equal to the present value of Mr. Stuenkel's retirement benefits under his Salary Continuation Agreement. The Salary Continuation Agreement also has provisions that became effective upon the occurrence of a Change in Control (as defined in the Salary Continuation Agreement) of CCB or NBSC. In the event of a Change in Control, the Salary Continuation Agreement provided that it would become an employment agreement with a three-year term. The CCB Merger constituted a Change in Control; therefore, the Salary Continuation Agreement became an "employment agreement" with a three-year term. Under that employment agreement, during his period of employment, Mr. Stuenkel is entitled to receive $165,000 per year as annual base salary, as well as regular bonuses and other benefits. This amount is in addition to the amounts that he would be paid under the Salary Continuation Agreement upon retirement. The Salary Continuation Agreement also provides for Mr. Stuenkel to receive salary and bonus increases annually and all non-cash forms of compensation and benefits that he received prior to the Change in Control during the three-year term.

    As an "employment agreement," the Salary Continuation Agreement provides that, if Mr. Stuenkel either terminates his employment for "good reason" or is terminated by SCB for any reason other than "cause," then SCB is required to pay cash compensation to Mr. Stuenkel during his remaining employment term; provided that Mr. Stuenkel will receive no less than two times the annual compensation to which he otherwise would be entitled as an employee. Moreover, all employee benefit plans and programs in which Mr. Stuenkel is entitled to participate will continue for the remainder of Mr. Stuenkel's three-year term, and he will continue to be entitled to receive his retirement, death and disability benefits as provided in the Salary Continuation Agreement.

EXECUTIVE SEVERANCE PLAN

    On March 19, 1998, Western adopted the Western Executive Severance Plan (the "SEVERANCE PLAN"), pursuant to which some executives of Western and its subsidiaries, including the named executive officers of Western, will be entitled to receive a severance payment from Western if within 24 months after a Change of Control (as defined in the Severance Plan) an eligible executive's employment with Western or one of its subsidiaries terminates for any reason other than:

    - death;

    - disability;

    - termination by Western or one of its subsidiaries for Just Cause (as defined in the Severance Plan);

    - retirement in accordance with the normal policy of Western;

    - voluntary termination by such executive for other than Good Reason (as defined in the Severance Plan); or

    - the sale of Western or the subsidiary that employed the executive before the sale, if the executive has been offered employment with the purchaser on substantially the same terms and conditions under which the executive was employed prior to the sale.

    In addition, an executive whose employment terminates within 90 days before a Change in Control, or in anticipation of a Change in Control that actually occurs, may be entitled to receive benefits under the Severance Plan. The amount of the Severance Payment (as defined in the Severance Plan) under the Severance Plan will be equal to the executive's "COMPENSATION" (as defined in the Severance Plan) multiplied by a multiplier ranging from one to three depending on the executive's employee grade. To the extent that the "Compensation" for any executive officer is to be determined by reference to a target bonus that is expressed as a range, U.S. Bancorp has agreed to apply the maximum target bonus. In addition, if an executive becomes eligible for a Severance Payment, the executive will also be entitled to welfare benefits for the Severance Period (as defined in the Severance Plan) applicable to the executive. In order to become eligible for Severance Payments under the Severance Plan, the executive must execute and deliver a Release (as defined in the Severance Plan). The Merger, if completed, will constitute a Change of Control under the Severance Plan and will give rise to Severance Payments to those eligible executives not offered substantially similar employment by U.S. Bancorp.

    The Severance Payments received by some executive officers of Western may be large enough to be "PARACHUTE PAYMENTS" as defined in Section 280G of the Code. An executive officer of Western who receives a parachute payment will thereby also receive an excess parachute payment. Under Section 4999 of the Code, he or she will be subject to a 20% excise tax on the amount of the excess parachute payment. The cash out or acceleration of the vesting of stock options upon a "TERMINATING EVENT" under Western's stock option plans, which would occur upon completion of the Merger, could also (standing alone, or in conjunction with any Severance Payments) cause the executive officers to recognize some amounts as excess parachute payments. Furthermore, Section 280G of the Code provides that neither Western nor U.S. Bancorp can take an income tax deduction for any Severance Payment that constitutes an excess parachute payment. The Severance Plan obligates Western, or U.S. Bancorp as its successor, to gross up any executive officer of Western who receives an excess parachute payment for the 20% excise tax the executive will incur on the excess parachute payment. This means that Western, or U.S. Bancorp as its successor, will pay the excise tax liability of the executive officer plus any income or excise tax liability the executive officer incurs because of the payment by Western, or U.S. Bancorp of the excise tax. In this way, Western, or U.S. Bancorp, will place the executive officer in the same tax position he or she would have been in if Congress had never enacted Sections 280G and 4999 of the Code. Western, or U.S. Bancorp, will not be able to take an income tax deduction for gross up payments it makes to executive officers of Western under the Severance Plan.

    Mr. Wagner, who would have been entitled to receive approximately $2.15 million under the Severance Plan, has agreed with U.S. Bancorp to forego $1.2 million of the payment as an additional inducement for U.S. Bancorp to enter into the Agreement with Western. As a result, assuming that all eligible employees under the Severance Plan, including the executive officers, become entitled to receive Severance Payments in connection with the Merger as a result of Termination for Good Reason or without Just Cause, U.S. Bancorp and Western
currently estimate that approximately $        in the aggregate will be payable
to such employees, including $    in the aggregate to the executive officers of
Western, as Severance Payments and an additional $            in the aggregate
will be payable to "gross up" such employees, including $    in the aggregate to
the executive officers, who become liable for the excise tax. The actual amount of such aggregate payments may be reduced in the event one or more of such employees, including the executive officers, enter into retention or other similar agreements with Western or U.S. Bancorp.

PERFORMANCE GRAPH

    Western Common Stock trades on the Nasdaq National Market under the symbol "WEBC." Prior to June 3, 1997, trading in Western Common Stock occurred solely "over the counter," and was not extensive. Consequently, sales price information prior to that date consists largely of quotations by dealers making a market in Western Common Stock and may not represent actual transactions. In addition, trading in Western Common Stock prior to June 3, 1997 was limited in volume and may not be a reliable indication of its market value. As a result, the sales price information for Western Common Stock in the following graph for 1994 reflects inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions and may not represent actual transactions. The sales price information for 1995 and 1996 reflects the sales price of Western Common Stock in some private placements, which Western believes is the most reliable indicator of the value of Western Common Stock available at the time. The sales price information for 1997 and 1998 reflects trades of Western Common Stock on the Nasdaq National Market.

    The following graph shows the cumulative total return on Western Common Stock with a comparable return on the indicated indices for the last five fiscal years. The total return on Western Common Stock is determined based on the change in the price of Western Common Stock and assumes reinvestment of all dividends and an original investment of $100. The total return on the indicated indices also assume reinvestment of dividends and an original investment in each index of $100 on December 31, 1993.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

VALUE OF INVESTMENT

                          WEBC        NASDAQ BANK INDEX     S&P 500 INDEX
1993                      $100                     $100              $100
1994                      $100                     $100              $107
1995                      $113                     $118              $139
1996                      $138                     $196              $171
1997                      $325                     $328              $229
1998                      $293                     $325              $293

SECTION 16 REPORTING

    Section 16(a) of the Exchange Act requires Western's directors and executive officers and the beneficial owners of more than ten percent of Western Common Stock to file with the SEC reports of initial ownership and reports of changes in ownership of Western Common Stock and other equity securities of Western. Because of the complexity of the reporting rules, Western has assumed responsibility for preparing and filing all reports required to be filed under
Section 16(a) by the directors and executive officers. Western believes that during the last fiscal year all Section 16(a) filing requirements applicable to its directors and executive officers were complied with, except for the failure to file Form 4s for Robert M. Borgman, Suzanne R. Brennan, and John M. Eggemeyer. Once the omissions were discovered, the relevant forms were filed promptly.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The shares of Western Common Stock constitute the only outstanding class of voting securities of Western. As of July 6, 1999, there were 21,170,506 shares of Western Common Stock outstanding and entitled to vote and approximately 2,800 shareholders of record.

    The following table lists any known Western shareholders with beneficial ownership of five percent or more of the outstanding Western Common Stock and the beneficial ownership of the Western Common Stock of all directors and executive officers of Western and all current executive officers and directors of Western as a group. Information with respect to beneficial ownership is based upon Western's records and data supplied to Western by its shareholders as of July 6, 1999. All shares are Western Common Stock, the only class of security outstanding.

                                                                                AMOUNT AND NATURE OF
                                                                                     BENEFICIAL        PERCENT OF
NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER                                         OWNERSHIP(1)          CLASS
-----------------------------------------------------------------------------  ----------------------  -----------
                                                                               Shares       2,256,132
Castle Creek Capital Partners Fund I LP(2)                                     Warrants        33,557
6051 El Tordo                                                                                   -----
Rancho Santa Fe, California 92067                                                           2,289,689        10.8%

Castle Creek Partners Fund II LP
6051 El Tordo
Rancho Santa Fe, California 92067                                              Shares         490,843         2.3

Franklin Mutual Advisors, Inc.(3)
51 John F. Kennedy Parkway
Shorthills, New Jersey                                                         Shares       1,685,481         8.0

Adriana M. Boeka
Director                                                                       Shares          30,335
2049 Century Park East, #1100                                                  Options          3,000
Los Angeles, California 90067                                                  Total            -----
                                                                                               33,335         0.2

Robert M. Borgman
Executive Vice President and Chief Credit Officer                              Shares           2,000
4100 Newport Place, Suite 900                                                  Options         47,000
Newport Beach, California 92660                                                Total            -----
                                                                                               49,000         0.2

Suzanne R. Brennan
Executive Vice President--Operations                                           Shares           1,900
16420 Valley View Street                                                       Options         44,188
La Mirada, California 90638                                                    Total            -----
                                                                                               46,088         0.2

Rice E. Brown
Director                                                                       Shares           3,294
27127 Calle Arroya, Suite 1907                                                 Options          3,358
San Juan Capistrano, California 92675                                          Total            -----
                                                                                                6,652           *

Julius G. Christensen
Executive Vice President--General Counsel and Secretary                        Shares              --
4100 Newport Place, Suite 900                                                  Options         33,000
Newport Beach, California 92660                                                Total            -----
                                                                                               33,000         0.2

                                                                                AMOUNT AND NATURE OF
                                                                                     BENEFICIAL        PERCENT OF
NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER                                         OWNERSHIP(1)          CLASS
-----------------------------------------------------------------------------  ----------------------  -----------
                                                                                            2,816,716
John M. Eggemeyer(4)                                                           Shares           3,946
Director                                                                       Options         61,646
6051 El Tordo                                                                  Warrants         -----
Rancho Santa Fe, California 92066                                              Total        2,882,308        13.6

William C. Greenbeck(5)
Director                                                                       Shares          63,845
9530 East Imperial Highway                                                     Options          3,820
Downey, California 90242                                                       Total            -----
                                                                                               67,665         0.3

Arnold C. Hahn
Director, Executive Vice President and Chief Financial Officer                 Shares           6,978
4100 Newport Place, Suite 900                                                  Options         80,882
Newport Beach, California 92660                                                Total            -----
                                                                                               87,860         0.4

Robert L. McKay
Director                                                                       Shares         765,882
11551 Plantero Drive                                                           Options          3,813
Santa Ana, California 92705                                                    Total            -----
                                                                                              769,695         3.6

David I. Rainer                                                                                    --
Director, President and Chief Executive Officer of SMB                         Shares          60,000
1231 Fourth Street                                                             Options          -----
Santa Monica, California 90401                                                 Total           60,000         0.3

Bernard E. Schneider
Director                                                                       Shares          33,000
1301 Dove Street, 5(th) Floor                                                  Options          3,000
Newport Beach, California 92660                                                Total            -----
                                                                                               36,000         0.2

Hugh S. Smith Jr.
Director                                                                       Shares          31,198
1251 Westwood Boulevard                                                        Options          7,845
Los Angeles, California 90024                                                  Total            -----
                                                                                               39,043         0.2

Mark H. Stuenkel
Director, President and Chief Executive Officer of SCB                         Shares          42,349
4100 Newport Place, Suite 900                                                  Options         62,647
Newport Beach, California 92660                                                Total            -----
                                                                                              104,996         0.5

Matthew P. Wagner
Director, President and Chief Executive Officer                                Shares          30,727
1251 Westwood Boulevard                                                        Options        179,823
Los Angeles, California 92660                                                  Total           ------
                                                                                              210,550         1.0

Dale E. Walter
Director                                                                       Shares          11,358
50855 Washington Street, Suite C-211                                           Options          4,142
La Quinta, California 92253                                                    Total            -----
                                                                                               15,500         0.1

                                                                                AMOUNT AND NATURE OF
                                                                                     BENEFICIAL        PERCENT OF
NAME, TITLE AND ADDRESS OF BENEFICIAL OWNER                                         OWNERSHIP(1)          CLASS
-----------------------------------------------------------------------------  ----------------------  -----------
Directors and Executive Officers as a group                                    Shares       3,839,582
                                                                               Options        540,464
                                                                               Warrants        61,646
                                                                               Total         --------
                                                                                            4,441,692        20.4

All Directors as a group                                                       Shares       3,835,682
                                                                               Options        416,376
                                                                               Warrants        61,946
                                                                               Total         --------
                                                                                            4,313,604        20.0

------------

 * Beneficial ownership does not exceed one percent of Western Common Stock outstanding.

(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting power, of the security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of the security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of the security as defined above within 60 days. Ownership includes vested stock options and warrants. For purposes of determining whether stock options have vested under the Stock Incentive Plan, we have assumed that we will complete the Merger on October 1, 1999, and that, as a result, all stock options issued by Western will have accelerated due to the Merger and will have vested on September 1, 1999. Consequently, all stock options issued by Western are included in the amounts of beneficial ownership of their holders.

(2) Castle Creek Partners Fund-I, L.P. (the "FUND") is the beneficial owner of 2,256,332 shares of Western Common Stock and 33,557 warrants. Mr. Eggemeyer, a director of Western, is a principal of the Fund.

(3) Shares of Western Common Stock beneficially owned by Franklin Mutual Advisors, Inc. are held in various investment funds.

(4) Ownership includes 3,946 shares of Western Common Stock which may be purchased upon the exercise of stock options, 28,089 shares of Western Common Stock which may be purchased upon the exercise of warrants and 2,256,132 shares and 33,557 warrants owned by the Fund and 490,843 shares owned by Castle Creek Capital Partners Fund II (together with the Fund, the "FUNDS") of which Mr. Eggemeyer is a principal. Mr. Eggemeyer disclaims any beneficial ownership of the shares of Western Common Stock held by the Funds except to the extent of his interest in the Funds.

(5) Ownership includes 41,065 shares of Western Common Stock for which Mr. Greenbeck has sole power of investment and sole power to vote and 22,780 shares of Western Common Stock for which Mr. Greenbeck shares the power of investment and the power to vote with Ted Mooschekian, General Partner of Downy Land Limited.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BANKING TRANSACTIONS

    Some of the directors and executive officers of Western and the Banks, and the companies with which they are associated, are customers of, and have had banking transactions with, the Banks in the ordinary course of the Banks' business, and the Banks expect to have banking transactions with these persons in the future.

    In the opinion of management of Western, all loans and commitments to lend included in these transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectibility or present other unfavorable features. The amount of all loans and credit extensions to executive officers, directors, and principal shareholders of Western, together with their associates, was approximately $384,000 on June 1, 1999, constituting approximately 0.1% of Western's equity capital accounts on that date.

INVESTMENT BANKING SERVICES

    Belle Plaine Partners, Inc. and Belle Plaine Financial LLP are entities related to the Funds, which beneficially owned approximately 13.0% percent of the outstanding Western Common Stock as of July 1, 1999. John M. Eggemeyer, a director of Western, is a principal of the Funds, Belle Plaine Partners and Belle Plaine Financial.

    Belle Plaine Partners serves as a financial advisor to Western under an engagement letter dated May 17, 1995. In that capacity, Belle Plaine Partners provided financial advisory and consulting services in connection with the Merger. See "THE MERGER--Interests of Certain Persons in Merger-- Investment Advisory Services." Also in that capacity, Belle Plaine Partners was paid fees of $4.2 million, $3.2 million and $1.4 million in 1998, 1997 and 1996, respectively, for evaluating and identifying potential acquisitions, including a fee of $1.4 million in connection with Western's acquisition of all of the issued and outstanding shares of common stock of Western Bank which closed on September 30, 1996; a fee of $1.4 million in connection with the CCB Merger which closed on June 4, 1997; a fee of $1.8 million in connection with the SCB Merger which closed on October 10, 1997; a fee of $2.7 million in connection with the SMB Acquisition which closed on January 27, 1998 (in connection with the SMB Acquisition, Belle Plaine Partners also advised Western and assisted in placing the 1998 Private Placement Shares (as defined below)); a fee of $711,000 in connection with the BKLA Acquisition which closed on October 23, 1998; and a fee of $753,000 in connection with the PNB Merger which closed on December 30, 1998.

    In addition, Belle Plaine Financial was paid approximately $863,000 in 1996 for services rendered in connection with capital raising transactions related to Western's strategic evolution. Pursuant to the May 17, 1995 engagement letter, upon the completion of the Merger, Belle Plaine Partners would have been entitled to a payment by Western of cash fees in an amount equal to 2% of the aggregate consideration paid by U.S. Bancorp pursuant to the Agreement. However, pursuant to the Novation, Belle Plaine Partners assigned all of its rights under the May 17, 1995 engagement letter to Belle Plaine Financial. In connection with the Novation and in contemplation of the operation of the Agreement, pursuant to an Amendment to Letter Agreement dated May 19, 1999, amending the May 17, 1995 engagement letter, Western and Belle Plaine Financial agreed that (1) immediately prior to the completion of the Merger, the May 17, 1995 engagement letter would terminate and be of no further force and effect and (2) as a result of the completion of the Merger, Western would pay to Belle Plaine Financial $1.5 million, which would constitute all monies owed to Belle Plaine Financial or Belle Plaine Partners from Western as a result of the Merger. Upon completion of the Merger, U.S. Bancorp, as the Surviving Corporation, will assume Western's obligations with respect to these payments.

THE 1998 PRIVATE PLACEMENT

    In order to raise a portion of the capital necessary to fund the payment of the cash consideration paid in the SMB Acquisition, in November 1997 Western entered into Standby Stock Purchase Agreements with certain accredited investors (the "1998 PRIVATE PLACEMENT INVESTORS") within the meaning of Rule 501(a) under the Securities Act. Pursuant to the Standby Stock Purchase Agreements, the 1998 Private Placement Investors committed to purchase a minimum of approximately 1,962,650 shares of Western Common Stock and to standby to purchase up to approximately 4,347,300 additional shares of Western Common Stock if requested to do so by Western (collectively, the "1998 PRIVATE PLACEMENT SHARES"). The purchase price of the 1998 Private Placement Shares was $28.00 per share. The 1998 Private Placement Investors agreed to pay the purchase price of the 1998 Private Placement Shares prior to the effective time of the SMB Acquisition. In this private placement (the "1998 PRIVATE PLACEMENT"), Western issued a total of 2,327,550 shares of Western Common Stock for $65,171,400 in the aggregate. The 1998 Private Placement Shares were not registered under the Securities Act. However, pursuant to the Standby Stock Purchase Agreements, Western has filed under the Securities Act a "shelf" registration statement providing for the registration of the 1998 Private Placement Shares.

    Some directors, executive officers and Western shareholders holding more than 5 percent of the outstanding Western Common Stock at the time of the 1998 Private Placement participated in the 1998 Private Placement. The following table sets forth the number and the dollar value of 1998 Private Placement Shares purchased by each person:

1998 PRIVATE PLACEMENT INVESTOR                                                           SHARES       DOLLARS
--------------------------------------------------------------------------------------  ----------  -------------
Castle Creek Capital Partners Fund I-L.P..............................................     528,900  $  14,809,200
Digange, Joseph J.....................................................................       4,450        124,600
Eggemeyer, John M.....................................................................       5,900        165,200
Franklin Mutual Advisers, Inc.........................................................     528,900     14,809,200
Hahn, Arnold C........................................................................       4,700        131,600
Jacoby, William H.....................................................................       4,300        120,400
McKay, Robert L.......................................................................      41,500      1,162,000
Rose, John W..........................................................................       5,900        165,200
Smith, Hugh S., Jr....................................................................       5,900        165,200
Wagner, Matthew P.....................................................................       9,500        266,000
Walter, Dale E........................................................................       4,300        120,400
Wellington Management Company, LLP....................................................     424,000     11,872,000
                                                                                        ----------  -------------
  TOTAL...............................................................................   1,568,250  $  43,911,000
                                                                                        ----------  -------------
                                                                                        ----------  -------------

                     AMENDMENT AND RESTATEMENT OF WESTERN'S
                       STOCK INCENTIVE PLAN (PROPOSAL 3)

    The Western shareholders are being asked to approve the amendment and restatement of Western's Stock Incentive Plan, which was originally adopted by the Western Board on March 16, 1993 and approved at the 1993 Annual Meeting of Shareholders. On May 23, 1995, May 15, 1996 and March 19, 1998, the Western Board amended the Stock Incentive Plan, which amendments were approved by the Western shareholders at the 1995 Annual Meeting of Shareholders, the 1996 Annual Meeting of Shareholders and the 1998 Annual Meeting of Shareholders, respectively.

    On March 18, 1999, the Western Board approved the amendment and restatement of the Stock Incentive Plan (the "1999 AMENDMENT") to: (1) increase the maximum number of shares that may be issued pursuant to the Stock Incentive Plan from 1,004,405 shares to a maximum of 1,500,000 shares in the aggregate; (2) permit the award of shares of Western Common Stock to participants in the Stock Incentive Plan; (3) provide for the grant of restoration options to participants; and (4) make other technical changes. If the Merger is completed, the Stock Incentive Plan and all options issued under the Stock Incentive Plan will be terminated. The amendments reflected in the Stock Incentive Plan and the reasons for the amendments are as follows:

INCREASE IN AGGREGATE NUMBER OF SHARES

    Western desires to increase the maximum number from 1,004,405 to 1,500,000, which represents approximately 7.1% of the 21,170,506 shares of Western Common Stock issued and outstanding on the Record Date.

    The Western Board believes that it is necessary to increase the number of shares of Western Common Stock available for issuance under the Stock Incentive Plan in order to ensure that Western maintains the ability in the future to continue to utilize the Stock Incentive Plan to attract and retain highly qualified officers and other employees by providing adequate incentives through the issuance of stock options and stock awards. As of the Record Date, Western had issued options (either exercised or still outstanding) covering 977,103 shares, leaving 27,302 shares available for issuance pursuant to stock options or stock awards that may be granted in the future (including pursuant to ratification of grants made in the ordinary course to new employees). The Western Board believes that the number of shares currently available for future stock option and stock award grants is not sufficient for its purposes, and, as a result, the 1999 Amendment increases the shares of Western Common Stock available for issuance to 1,500,000.

PROVISION FOR THE GRANT OF STOCK AWARDS

    The Stock Incentive Plan has been amended to provide for the issuance of awards of Western Common Stock to some grantees. The 1999 Amendment provides that stock awards may be granted, with or without restrictions, to participants in the Stock Incentive Plan, including Western's directors, full-time officers, full-time key employees, consultants, business associates and others with important business relationships with Western ("ELIGIBLE PARTICIPANTS"). The stock awards are intended to serve as an additional means by which participants in the Stock Incentive Plan may take part in the ownership of Western and thereby have an interest in the success and increased value of Western. The Western Board believes that allowing Western to provide stock awards will provide additional flexibility to Western in structuring incentive compensation packages and will help Western maintain the ability to attract and retain highly qualified managerial personnel and other employees. No stock awards have been granted as of the date of this Proxy Statement/Prospectus.

PROVISION FOR THE GRANT OF RESTORATION OPTIONS

    The 1999 Amendment amends the Stock Incentive Plan to authorize the grant of "Restoration Options" to optionees. Pursuant to the 1999 Amendment, in the event that any optionee delivers to Western, or has withheld from the shares of Western Common Stock otherwise issuable upon exercise of an option, shares of Western Common Stock in payment of the exercise price of, or income tax withholding in respect of, any option, Western will have the right to provide for the grant of a Restoration Option to the optionee. The holder of the Restoration Option will be entitled to purchase a number of shares of Western Common Stock not to exceed the number of shares delivered or withheld upon exercise of the original option plus the number of shares, if any delivered or withheld by Western to satisfy any withholding tax liability arising in connection with the exercise of the original option. A Restoration Option will have a per share exercise price of not less than 100% of the per share fair market value of the Western Common Stock on the date of grant of the Restoration Option, a term not longer than the term of the original option at the time of exercise of the option, and other terms and conditions that the committee administering the Stock Incentive Plan in its sole discretion determines. The Western Board believes that authorizing Western to issue Restoration Options to participants will enhance Western's ability to allow participants in the Stock Incentive Plan to maintain or increase their equity interests in Western and thereby have a greater stake in the success of Western. The Western Board believes that the Restoration Options will serve as an important additional incentive under the Stock Incentive Plan for Western to use to attract and retain highly competent officers and other employees.

TECHNICAL CHANGES

    The 1999 Amendment also amends some technical matters, which the Western Board believes are not material.

REQUIRED VOTE

    Affirmative votes representing a majority of shares of Western Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. Abstentions and broker non-votes will count as votes against this proposal because they will be counted as present at the Annual Meeting and entitled to vote on (but not for) this proposal.

SUMMARY OF THE STOCK INCENTIVE PLAN AS AMENDED BY THE 1999 AMENDMENT

    The principal features of the Stock Incentive Plan, as amended by the 1999 Amendment, are summarized below. This summary, however, is not intended to be a complete discussion of all of the terms of the Stock Incentive Plan and is subject to and qualified in its entirety by the full text of the Stock Incentive Plan, a copy of which is attached to this Proxy Statement/Prospectus as Appendix
E. A copy of the Stock Incentive Plan, as amended, is also available for inspection at Western.

    The purpose of the Stock Incentive Plan is to strengthen Western (including its subsidiaries) by providing an additional means of attracting and retaining competent managerial personnel and by providing to participants an added incentive for high levels of performance and for unusual efforts to increase the earnings and performance of Western and to allow consultants, business associates and others with an important business relationship with Western, an opportunity to participate in the ownership of Western and thereby have an interest in the success and increased value of Western. The Western Board believes that the Stock Incentive Plan has assisted and will continue to assist in accomplishing these objectives by providing a means whereby all Eligible Participants may purchase shares of Western Common Stock pursuant to stock options or stock awards granted in accordance with the Stock Incentive Plan.

    ADMINISTRATION OF THE STOCK INCENTIVE PLAN

    The Stock Incentive Plan is administered by the Western Board or by a stock option committee designated and selected by the Western Board (the "COMMITTEE") consisting of at least two and no more than five persons, at least two of whom must be directors of Western. Regardless of whether a Committee is selected, the Western Board may act as the Committee, and any action taken by the Western Board as the Committee will be deemed to be action taken by the Committee. The Western Board will have the right, in its sole and absolute discretion, to remove or replace any person from or on the Committee at any time for any reason whatsoever. In the event of any conflict between any action taken by the Western Board and the Committee, the action taken by the Western Board will be controlling and the action taken by the Committee will be disregarded. The terms of the Stock Incentive Plan do not require the Committee to be composed solely of "outside directors" within the meaning of Section 162(m) of the Code.

    Any action of the Committee with respect to the administration of the Stock Incentive Plan will be taken pursuant to a majority vote, or pursuant to the unanimous written consent, of its members. Any action taken by the Committee pursuant to a majority vote or the unanimous written consent of its members in the administration of the Stock Incentive Plan will be valid and binding, so long as the same is in conformity with the terms and conditions of the Stock Incentive Plan. Subject to compliance with each of the terms, conditions and restrictions set forth in the Stock Incentive Plan, the Committee will have the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of any stock options and stock awards granted under the Stock Incentive Plan. The Committee, in its sole and absolute discretion, may grant stock awards or stock options to Eligible Participants providing for the grant of, or exercisable for, the number of shares of Western Common Stock, and on the terms and conditions as it deems advisable and specifies in the respective grants.

    SHARES SUBJECT TO THE STOCK INCENTIVE PLAN

    Prior to the 1999 Amendment, 1,004,405 shares of Western Common Stock were authorized for issuance to Eligible Participants under the Stock Incentive Plan, and as of the Record Date, an aggregate of 977,103 shares of Western Common Stock have been granted under the Stock Incentive Plan. If the 1999 Amendment is approved, up to an aggregate of 1,500,000 shares of Western Common Stock will be authorized for issuance under the Stock Incentive Plan. If any stock option or stock award is canceled, surrendered or expires for any reason without having been exercised or received in full, the unpurchased shares represented by the option or award will be again available for grants under the Stock Incentive Plan. Shares that are not issued before the expiration or termination of a stock option or stock award will thereafter be available for future stock options and stock awards under the Stock Incentive Plan. The aggregate number of shares available under the Stock Incentive Plan and the number of shares subject to outstanding stock options and stock awards will be increased or decreased to reflect any changes in the outstanding Western Common Stock by reason of any reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or other similar transaction without consideration to Western.

    TYPE OF OPTIONS

    Two types of options may be granted under the Stock Incentive Plan: options intended to qualify as incentive stock options under Section 422 of the Code ("ISOS"), and options not so qualified for favorable federal income tax treatment ("NSOS"). Each option granted will be subject to a stock option agreement between the participant and Western. Such agreements will contain such terms and provisions as the Committee may determine in its discretion, and need not be uniform.

    ELIGIBILITY AND PARTICIPATION

    All Eligible Participants are eligible for selection to participate in the Stock Incentive Plan, subject to two restrictions: (1) no ISO may be granted to any person who, at the time of grant, is not a regular employee of Western, and
(2) no participant may receive grants of options with respect to more than 100,000 shares of Western Common Stock (subject to adjustment in the event of a reorganization, merger, recapitalization, reclassification, stock dividend, stock split, stock consolidation, or other similar transaction without consideration to Western) during any fiscal year of Western or a portion of any fiscal year. If an option is canceled, the canceled option continues to be counted against the maximum number of shares for which options may be granted to a participant during a fiscal year of Western or a portion of a fiscal year. Subject to these limitations, an individual who has been granted an option may, if such individual is otherwise eligible, be granted additional options as the Committee may determine.

    OPTION PRICE; EXERCISABILITY OF OPTIONS

    The purchase price for shares of Western Common Stock covered by each option will be determined by the Committee, but will not be less than one hundred percent (100%) of the fair market value of the shares on the date of grant, or, if an ISO is granted to a Western shareholder owning 10% or more of the total combined voting power of Western (measured by ownership of all classes of capital stock), not less than 110% of the fair market value of the shares on the date of grant. However, the aggregate fair market value of shares of Western Common Stock (determined at the date of grant) for which ISOs (whenever granted) are exercisable for the first time by a participant during any calendar year must not exceed $100,000. Any stock options granted in excess of this limitation will be NSOs. The purchase price of shares on the exercise of an option must be paid in full at the time of exercise in cash or by check payable to the order of Western, or, subject to the prior written approval of the Committee, by the delivery of shares of Western Common Stock already owned by the participant, provided that the shares have been held by the participant for at least six months, or by the participant's execution and delivery of a secured promissory note. Each option will be exercisable according to the rate determined by the Western Board or the Committee, except that options will be exercisable at a minimum rate of 20% per year over a five-year period.

    Subject to the prior written approval of the Committee, an optionee may exercise an option by surrendering a portion of the option being exercised and apply the appreciated value of the shares subject to the surrendered portion of the option to payment of the exercise price. The appreciated value is the excess of the fair market value of the surrendered shares at the time of exercise over the exercise price of the shares.

    RESTORATION OPTIONS

    In the event that any optionee delivers to Western, or has withheld from the shares of Western Common Stock otherwise issuable upon exercise of an option, shares of Western Common Stock in payment of the exercise price of, or tax withholding in respect of, any option, the Committee will have the right to provide for the grant of a Restoration Option to the optionee. For a description of the grant of Restoration Options, see "--Provision for the Grant of Restoration Options" above.

    STOCK AWARDS

    Subject to the express provisions and limitations of the Stock Incentive Plan, the Committee, in its sole and absolute discretion, may grant stock awards to Eligible Participants for a number of shares of Western Common Stock on the terms and conditions and to the Eligible Participants that it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Stock Incentive Plan, an Eligible Participant who has been granted a stock option or stock award

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may, if otherwise eligible, be granted additional stock options or stock awards if the Committee so determines. The Committee, in its sole and absolute discretion, may impose restrictions in connection with any stock award, including without limitation (1) imposing a restricted period during which all or a portion of the Western Common Stock subject to the stock award may not be sold, assigned, transferred, pledged or otherwise encumbered (the "RESTRICTED PERIOD"), and (2) providing for a vesting schedule with respect to the Western Common Stock such that if a grantee ceases to be an Eligible Participant during the Restricted Period, some or all of the shares of Western Common Stock subject to the stock award will be immediately forfeited and returned to Western. The Committee may, at any time, reduce or terminate the Restricted Period. Each certificate issued in respect to shares of Western Common Stock pursuant to a stock award that is subject to restrictions will be registered in the name of the grantee, will be deposited by the grantee with Western together with a stock power endorsed in blank and will bear an appropriate legend summarizing the restrictions imposed with respect to the shares of Western Common Stock. Notwithstanding any provision in any agreement pertaining to a stock award, upon the occurrence of a "Vesting Event," all shares of Western Common Stock subject to the stock award will become immediately vested. A "VESTING EVENT" is defined as the approval by the Western shareholders of any matter, plan or transaction that would constitute a "Terminating Event" or if any Terminating Event occurs without Western shareholder approval, the occurrence of such Terminating Event. A "TERMINATING EVENT" under the Stock Incentive Plan includes (i) the completion of a plan of dissolution or liquidation of Western; (ii) subject to some exceptions, the failure of the individuals who were members of the Western Board as of Western's 1998 shareholders meeting to constitute 2/3 of the members of the Western Board; (iii) some mergers, reorganizations and consolidations; (iv) the sale of all or substantially all the assets of Western; or (v) the acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of Western by another person or entity.

    Subject to the terms of any agreement governing a stock award, the grantee of a stock award will have all the rights of a Western shareholder with respect to the Western Common Stock issued pursuant to a stock award, including the right to vote the shares; provided, however, that dividends or distributions paid with respect to shares that have not vested will be deposited with Western and will be subject to forfeiture until the underlying shares have vested unless otherwise released by the Committee in its sole discretion. A grantee will not be entitled to interest with respect to the dividends or distributions so deposited.

    DURATION OF STOCK OPTIONS AND STOCK AWARDS

    Unless previously terminated by the Western Board, the Stock Incentive Plan terminates ten years from the date the Stock Incentive Plan was adopted by the Western Board, or March 16, 2003. Each stock option and stock award will expire on the date specified by the Committee, but all stock options and stock awards will expire within ten years of the date of grant. ISOs granted to Western shareholders owning 10% or more of the total combined voting power of Western (measured by ownership of all classes of capital stock) will expire within five years from the date of grant.

    TERMINATING EVENTS

    Not less than thirty days prior to an occurrence of any Terminating Event, the Committee or the Western Board will notify each grantee of the pendency of the Terminating Event. Upon the effective date of the Terminating Event, the Stock Incentive Plan will automatically terminate, all stock options granted under the plan will terminate and all unvested stock awards will be canceled and the underlying Western Common Stock forfeited and returned to Western, unless provision is made to continue the Stock Incentive Plan or assume or substitute the stock options and unvested stock awards granted under the Stock Incentive Plan. If the Stock Incentive Plan and unexercised stock options terminate pursuant to a Terminating Event, all optionees will have the right to exercise the stock

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options then outstanding prior to the completion of the Terminating Event, unless the Western Board has provided for the cancellation of the stock options in exchange for a cash payment equal to the excess of the fair market value of the Western Common Stock as of the date of the Terminating Event over the exercise price of the stock option. The completion of the Merger would be a "Terminating Event" under the Stock Incentive Plan. See "THE MERGER--Conversion of Stock; Treatment of Options."

    TERMINATION OF EMPLOYMENT; DEATH OR DISABILITY

    If a participant ceases to be an Eligible Participant for any reason other than death or disability, the participant's vested stock options will expire on the earlier of their expiration date or the date that is three months (unless otherwise determined by the Committee in an individual option agreement) after the participant's status as an Eligible Participant is terminated. If a participant dies or becomes disabled, the participant's vested stock options will expire on the earlier of their expiration date or the date that is 12 months (unless otherwise determined by the Committee in an individual option agreement) after the date of death or disability. After a participant's death, any stock options that remained exercisable on the date of death may be exercised by the person or persons to whom the participant's rights pass by will or the laws of descent and distribution. In no event may the option be exercised after the end of the original option term.

    RIGHTS AS A SHAREHOLDER; ASSIGNABILITY

    No grantee will be entitled to the privileges of stock ownership as to any shares of Western Common Stock not actually issued and delivered.

    Options granted under the Stock Incentive Plan are not transferrable by the optionee other than by will or the laws of descent and distribution, and will be exercisable during the optionee's lifetime only by the optionee or his or her guardian or legal representative. Under the current terms of the Stock Incentive Plan, in the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, the option will, to the extent exercisable, remain exercisable for up to one year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death, by the person or persons to whom rights under the option have passed by will or the laws of descent and distribution.

    AMENDMENT AND TERMINATION OF THE STOCK INCENTIVE PLAN

    The Western Board reserves the right to suspend, amend, or terminate the Stock Incentive Plan, and, with the consent of a grantee, make modifications of the terms and conditions of his or her stock option or stock award that it deems advisable, except that the Western Board may not, without further approval of a majority of the shares of the Western Common Stock then outstanding, increase the maximum number of shares covered by the Stock Incentive Plan or change any provision of the Stock Incentive Plan that would affect the qualification as an ISO under the Stock Incentive Plan or make any other change for which Western shareholder approval is required pursuant to Section 162(m) of the Code.

    MISCELLANEOUS PROVISIONS

    No shares of Western Common Stock will be issued by Western pursuant to a stock award or upon exercise of any stock option, and a grantee will have no rights or claim to such shares, unless and until: (a) with respect to a stock option, payment in full for the stock option has been received by Western; (b) all applicable registration requirements of the Securities Act, all applicable listing requirements of securities exchanges or associations on which the Western Common Stock is then listed or traded, and

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all other requirements of law or regulatory body have been fully satisfied; and
(c) any applicable income tax withholding requirements have been satisfied.

    Stock awards and stock options that are issued by Western pursuant to the Stock Incentive Plan need not be registered with the SEC. However, Western intends to register the Western Common Stock reserved for issuance under the Stock Incentive Plan with the SEC prior to issuing any Western Common Stock upon exercise or grant of the option or award.

    IF THE CHANGES EFFECTED BY THE PROPOSED AMENDMENTS ARE APPROVED BY THE WESTERN SHAREHOLDERS, WESTERN MAY MODIFY THE OUTSTANDING OPTIONS UNDER THE STOCK INCENTIVE PLAN CONSISTENT WITH THE PROPOSED AMENDMENTS.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Stock Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The recently enacted Taxpayer Relief Act of 1997 has changed various tax rules, including the rules governing the taxation of capital gains, and there is some uncertainty regarding the impact of the Taxpayer Relief Act of 1997 on the Stock Incentive Plan. No information is provided with respect to persons who are not citizens or residents of the United States, or as to foreign, state or local tax laws, or estate and gift tax considerations. In addition, the tax consequences to a particular participant may be affected by matters not discussed in this Proxy Statement/Prospectus. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE STOCK INCENTIVE PLAN, INCLUDING THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THE TAX LAWS.

    The Stock Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

    NON-QUALIFIED STOCK OPTIONS

    Under current federal income tax law, the grant of an NSO has no tax effect on Western or the optionee to whom it is granted. If the shares of Western Common Stock received on the exercise of an NSO are not subject to restrictions on transfer or risk of forfeiture, the exercise of the NSO will result in ordinary income to the optionee equal to the excess of the fair market value of the shares at the time of exercise over the option price. The optionee's tax basis in the shares will be equal to the aggregate exercise price paid by the optionee plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionee will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for the applicable period after exercise. At the time of recognition of ordinary income by the optionee upon exercise, Western will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income.

    INCENTIVE STOCK OPTIONS

    The federal income tax consequences associated with ISOs are generally more favorable to the optionee and less favorable to Western than those associated with NSOs. Under current federal income tax law, the grant of an ISO does not result in income to the optionee or in a deduction for Western at the time of the grant. Generally, the exercise of an ISO will not result in income for regular taxpayers for the optionee if the optionee does not dispose of the shares within two years after the date of grant or within one year after the date of exercise. If these requirements are met, the basis of the shares of Western Common Stock upon a later disposition will be the option price, any gain or loss on the later disposition will be taxed to the optionee as capital gain or loss (which will be long-term capital gain or loss if the shares are held for the applicable period after exercise), and Western will not be entitled to

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a deduction. The excess of the market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the optionee to be subject to the alternative minimum tax. Under the Taxpayer Relief Act of 1997, the alternative minimum tax rate may be higher than the rate on long-term capital gains. If the optionee disposes of the shares before the expiration of either of the holding periods described above (a "DISQUALIFYING DISPOSITION"), the optionee will have compensation taxable as ordinary income, and Western will normally be entitled to a deduction, equal to the lesser of (a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the optionee's holding period for the shares. Western is not entitled to any deduction corresponding to any capital gains realized by a participant.

    STOCK AWARDS

    If Western makes an award of Western Common Stock to a participant, and the shares are not subject to forfeiture restrictions, the participant will recognize taxable income in an amount equal to the fair market value of the Western Common Stock at the time of the award, and Western will be entitled to a deduction in the same amount. A participant will normally not recognize taxable income upon an award of shares that are non-transferable and subject to forfeiture restrictions ("RESTRICTED SHARES"), and Western will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value, at the time of such lapse, of the Western Common Stock as to which the restrictions have lapsed, and Western will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in the year the Restricted Shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In this event, Western will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a capital gain or loss. If, after making a Section 83(b) election, any Restricted Shares are forfeited, or if the fair market value at vesting or upon sale is lower than the amount on which the participant was taxed, the participant cannot then claim a tax deduction for the loss.

    $1,000,000 LIMIT ON DEDUCTIBLE COMPENSATION

    Section 162(m) of the Code provides that any publicly traded corporation will be denied a deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1,000,000 per officer per year. However, the deduction limit does not apply to "performance-based compensation," as defined in Section 162(m) of the Code. Compensation is performance-based compensation if:

    - the compensation is payable on account of the attainment of one or more performance goals;

    - the performance goals are established by a compensation committee of the board of directors consisting of "outside directors";

    - the material terms of the compensation and the performance goals are disclosed and approved by the shareholders in a separate vote; and

    - the compensation committee certifies that the performance goals have been satisfied.

Western believes that, if the Western shareholders approve the Stock Incentive Plan and the Committee is composed entirely of "outside directors," the stock options granted under the Stock Incentive Plan will satisfy the requirements to be treated as performance-based compensation, and accordingly will not be subject to the deduction limit of Section 162(m) of the Code.

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    EXCESS PARACHUTE PAYMENTS

    Under Section 4999 of the Code, certain officers, shareholders, and highly-compensated individuals ("DISQUALIFIED INDIVIDUALS") will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain "excess parachute payments" that they receive as a result of a change in control of Western. Furthermore, Section 280G of the Code prevents Western from taking a deduction for any "excess parachute payments." The cash out or acceleration of the vesting of stock options upon a Terminating Event may (standing alone, or in conjunction with any Severance Payments) cause the holders of the stock options who are Disqualified Individuals to recognize certain amounts as "excess parachute payments" on which they must pay the 20% excise tax, and for which Western will be denied a tax deduction. For a description of Western's obligation to "gross up" the excise tax, see "EXECUTIVE OFFICERS OF WESTERN--Executive Severance Plan."

    SPECIAL RULES; WITHHOLDING OF TAXES

    Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act as an officer, director or Western shareholder. Other special tax rules will apply if a participant exercises a stock option by delivering shares of Western Common Stock that he or she already owns, or through a "cashless exercise."

    Western may take whatever steps the Committee deems appropriate to comply with any applicable withholding tax obligation, including requiring any participant to pay the amount of any applicable withholding tax to Western in cash. The Committee may, in its discretion, authorize "cashless withholding."

    THE WESTERN BOARD RECOMMENDS THAT WESTERN SHAREHOLDERS VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE STOCK INCENTIVE PLAN.

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                       SHAREHOLDER PROPOSAL (PROPOSAL 4)

    Set forth below is information concerning a proposal received by Western from a Western shareholder (the "SHAREHOLDER PROPOSAL") for inclusion in this Proxy Statement/Prospectus in accordance with the rules of the SEC. Affirmative votes representing a majority of shares of Western Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. Abstentions and broker non-votes will count as votes against this proposal because they will be counted as present at the Annual Meeting and entitled to vote on (but not for) this proposal.

SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF CERTAIN FINANCIAL INFORMATION FROM CURRENT DIRECTORS AND PROSPECTIVE DIRECTOR NOMINEES

Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, who has represented to Western that he is the owner of at least 151 shares of Western Common Stock, has advised Western of his intent to present the following proposal for consideration at the Annual Meeting:

    "That the shareholders of Western Bancorp, assembled in person and by proxy in an annual meeting, request the Board of Directors to take those steps necessary, upon conclusion of the 1999 annual meeting of shareholders, to issue to all shareholders the following information (in addition to the annual report and proxy statements):

       "All financial holdings of members of the Western Bancorp Board of Directors, their businesses, and affiliates, in any other financial service's entity, regardless of percentage owned, other than Western Bancorp. Further, that said data be updated and reported, no less than quarterly, to all Western shareholders."

SHAREHOLDER'S SUPPORTING STATEMENT

    "Shareholders are entitled to maximum, not minimum, information regarding their investment. The adoption of this proposal would be in keeping with disclosure standards aimed at minimizing conflicts of interest, as well as ensuring representation of interests of the entire Western Bancorp shareholder constituency, rather than those whose interest may be divergent. Strategic Planning and Corporate development are key to the ongoing and future success of Western Bancorp. Accordingly, where Directors have outside holdings, which are not disclosed, those interests may cause certain Directors to create undue influence upon other members of the Western Bancorp Board of Directors in arriving at decisions as to its acquisition targets. Therefore, in order to ensure Western Bancorp pursues only transactions free of any potential conflicts of interest for its Directors, or their affiliated holdings, such information must be made available to the entire Western Bancorp shareholder base."

    "If you agree with this proposal, please vote FOR."

STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

    The Western Board recommends a vote "AGAINST" the Shareholder Proposal for the following reasons.

    The Western Board believes that the Shareholder Proposal would not serve the best interests of Western and would adversely impact the ability of Western to retain a competent and effective board of directors.

    This Shareholder Proposal would require disclosure of personal and confidential financial information from current directors and prospective director nominees that far exceed the significant statutory disclosure requirements that mandate the disclosure of information already contained in Western's Annual Report and this Proxy Statement/Prospectus concerning the personal financial holdings of the members of the Board of Directors and any of their business transactions with Western.

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The public disclosure requirements contained in Regulation 14A and Regulation
S-K under the Exchange Act were specifically promulgated by the SEC to identify and disclose material personal, financial and business information of directors, and such disclosures should adequately identify potential conflicts of interests between a director and Western, in addition to providing qualitative information about a director's experience and other qualifications.

    The Western Board believes that existing disclosure requirements of the SEC with respect to proxy statements and annual reports are more than sufficient to disclose any potential conflict of interest and allow such disclosures to be made in a clear, concise and understandable manner. Western's policy is to make all disclosures in compliance with the securities laws and provide relevant and material information concerning the directors and the operations and business of Western.

    The rules and regulations of the Exchange Act already require directors to disclose and discuss the terms and arrangements of their directorship, any fees or compensation received by such directors, employment history, other board memberships, certain family relationships, business experience, involvement in various legal proceedings, and their security ownership of Western. Moreover, Western directors are specifically required to disclose any business relationships or other similar transactions to which Western or any of its subsidiaries is or was a party, in which the amount involved exceeds $60,000 and in which the director had or will have a direct or indirect material interest, including transactions with a member of the director's immediate family.

    Western has consistently attempted to add to the Western Board highly qualified individuals who are independent thinkers and respected leaders of the business community. Such individuals are able to provide substantial benefit and guidance to Western. To burden such individuals with the obligation to disclose what would otherwise be personal and confidential financial information that is not required by the SEC may dissuade and discourage certain ideal candidates from serving as directors of Western. Western believes the Shareholder Proposal to be unduly burdensome and wholly inappropriate.

    Accordingly, the Board of Directors recommends that you vote "AGAINST" this Shareholder Proposal, and your proxy will be so voted if the Stockholder Proposal is presented unless you specify otherwise.

    THE WESTERN BOARD RECOMMENDS THAT WESTERN SHAREHOLDERS VOTE AGAINST PROPOSAL 4.

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                 DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

    As a result of the conversion of shares of Western Common Stock into shares of U.S. Bancorp Common Stock in the Merger, Western shareholders will become holders of stock of U.S. Bancorp ("U.S. BANCORP STOCKHOLDERS"), and their rights will be governed by the DGCL and by the certificate of incorporation of U.S. Bancorp ("U.S. BANCORP CERTIFICATE") and its Bylaws ("U.S. BANCORP BYLAWS"), which differ in some respects from the California General Corporate Law and the Articles of Incorporation of Western ("WESTERN ARTICLES") and its Bylaws ("WESTERN BYLAWS"). The following is a description of U.S. Bancorp's capital stock, including the U.S. Bancorp Common Stock to be issued in the Merger, and a summary of the material differences between the rights of Western shareholders and U.S. Bancorp stockholders. Although it is impractical to compare all of the aspects in which the DGCL and the California General Corporation Law (the "CGCL") and the companies' governing instruments differ with respect to shareholder rights, the following discussion summarizes the material significant differences between them.

DESCRIPTION OF U.S. BANCORP CAPITAL STOCK

    The following description of the capital stock of U.S. Bancorp does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the U.S. Bancorp Certificate. The following description is qualified by reference to the U.S. Bancorp Certificate, and the certificate of designation for each series of preferred stock of U.S. Bancorp.

    GENERAL

    The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, the board of directors of U.S. Bancorp (the "U.S. BANCORP BOARD") has the power to adopt resolutions that (1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of the preferred stock. This power is limited by applicable laws or regulations and may be delegated to a committee of the U.S. Bancorp Board.

    As of March 31, 1999, 744,797,857 shares of U.S. Bancorp Common Stock were issued (including 18,428,964 shares held in treasury), 60,090,134 shares were reserved for issuance under U.S. Bancorp's employee and director plans and U.S. Bancorp's dividend reinvestment plan, 89,108 shares were reserved for issuance under outstanding warrants to purchase U.S. Bancorp Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below. As of the Record Date, there
were             shares of preferred stock of U.S. Bancorp outstanding and
            shares of preferred stock of U.S. Bancorp reserved for issuance.

    PREFERRED STOCK

    U.S. Bancorp presently has one series of preferred stock issued and outstanding and one series of preferred stock authorized for future issuance. As
of the Record Date, U.S. Bancorp had       shares of U.S. Bancorp's Term
Participating Preferred Stock (the "TERM PARTICIPATING PREFERRED STOCK") and
            shares of its Series 1990A Preferred Stock reserved for issuance.

    TERM PARTICIPATING PREFERRED STOCK

    GENERAL. U.S. Bancorp has established a series of preferred stock, par value $1.00 per share, designated as the "TERM PARTICIPATING PREFERRED STOCK." U.S. Bancorp issued such shares as consideration in connection with a merger transaction. Holders of Term Participating Preferred Stock will possess rights to receive U.S. Bancorp Common Stock pursuant to a Rights Agreement, dated as of January 4, 1999, between U.S. Bancorp and U.S. Bank National Association, as Rights Agent.

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    The number of shares of Term Participating Preferred Stock will initially be approximately 100,000. The U.S. Bancorp Board may increase or decrease the number of shares, but not below the number then outstanding. Any shares transferred to U.S. Bancorp will be available for reissuance as shares of this series.

    TERM. The shares of Term Participating Preferred Stock will remain until December 31, 2003, or the Early Termination Date, as defined in the Rights Agreement (the "TERM DATE"), unless earlier purchased by U.S. Bancorp. From the Term Date, (1) each share of Term Participating Preferred Stock will represent only the right to receive the number of shares of U.S. Bancorp Common Stock to which the holder of the attached right would be entitled, assuming that the right is validly exercised or deemed exercised and (2) the holders of the Term Participating Preferred Stock will have no other rights or claims against U.S. Bancorp.

    DIVIDENDS. The U.S. Bancorp Board may declare dividends on the Term Participating Preferred Stock, out of funds legally available, on the date occurring prior to the Term Date that dividends or other distributions except those payable in U.S. Bancorp Common Stock, are payable on or in respect of U.S. Bancorp Common Stock and in an amount per share equal to the aggregate amount of dividends or other distributions, except those payable in U.S. Bancorp Common Stock, that would be payable on that date to a holder of the Reference Package (as defined below). Dividends on each share will cumulate from the date such share is originally issued.

    However, any share originally issued after a dividend record date and on or prior to the dividend payment date to which the record date relates will not be entitled to receive the dividend payable on the dividend payment date. Holders of shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends.

    The term "REFERENCE PACKAGE" initially means ten shares of U.S. Bancorp Common Stock. If U.S. Bancorp, at any time after the close of business on the date of initial issuance of the Term Participating Preferred Stock, (1) declares or pays a dividend on any U.S. Bancorp Common Stock payable in U.S. Bancorp Common Stock, (2) subdivides, by any split, recapitalization or otherwise, any U.S. Bancorp Common Stock or (3) combines any U.S. Bancorp Common Stock into a smaller number of shares, then the Reference Package after this event will be the U.S. Bancorp Common Stock that a holder of the Reference Package immediately prior to the event would hold after the event.

    While any shares of Term Participating Preferred Stock are outstanding, U.S. Bancorp must first pay the full cumulative dividends, including the dividend to be due upon payment of the dividend, distribution, redemption, purchase or other acquisition, on all outstanding shares if U.S. Bancorp (1) declares a dividend upon the U.S. Bancorp Common Stock or upon any other stock ranking junior to the Term Participating Preferred Stock as to dividends or upon liquidation, except for dividends in the stock, or (2) acquires for any consideration, or pays or makes available any money for a sinking fund for the redemption of any shares of the stock, any U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior to or on a parity with the Term Participating Preferred Stock as to dividends or upon liquidation, except by conversion into or exchange for the stock.

    MERGER. If there is a transaction prior to the Term Date in which the shares of U.S. Bancorp Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Term Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property payable in kind, as the case may be, that a holder of the Reference Package would be entitled to receive as a result of the transaction.

    LIQUIDATION PREFERENCE. If U.S. Bancorp is liquidated prior to the Term Date, the holders of shares of Term Participating Preferred Stock will be entitled to receive an amount per share equal to the aggregate amount distributed or to be distributed prior to the date in connection with the liquidation to a holder of the Reference Package. This payment will be made before any distribution or payment is made to the holders of U.S. Bancorp Common Stock or of any other stock of U.S. Bancorp ranking junior to the Term Participating Preferred Stock upon liquidation. This payment also includes accrued

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dividends to the distribution or payment date, whether or not earned or declared. If the payment is made in full to all holders, or on or following the occurrence of the Term Date, the holders as such will have no right or claim to any of the remaining assets of U.S. Bancorp.

    If the assets of U.S. Bancorp available for distribution to the holders of shares of Term Participating Preferred Stock upon any liquidation of U.S. Bancorp are insufficient to pay all amounts to which the holders are entitled pursuant to the preceding paragraph, no distribution will be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Term Participating Preferred Stock. However, U.S. Bancorp may pay proportionate distributive amounts on account of the shares of Term Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all of these parity shares are respectively entitled upon the liquidation. Upon the liquidation of U.S. Bancorp, the holders of shares of Term Participating Preferred Stock then outstanding will be entitled to be paid out of assets of U.S. Bancorp available for distribution to its stockholders all amounts to which the holders are entitled pursuant to the preceding paragraph before any payment is made to the holders of U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior upon liquidation to the Term Participating Preferred Stock.

    REDEMPTION. The shares of Term Participating Preferred Stock will not be redeemable.

    VOTING. The shares of Term Participating Preferred Stock will not afford their holders any right to vote or consent except as required by law.

    TRANSFER. A share of Term Participating Preferred Stock may not be transferred by any person to whom the share is issued by U.S. Bancorp except:
(1) by an employee to the employee's spouse or children or trusts for their benefit or the benefit of the employee; (2) by the laws of descent; or (3) to U.S. Bancorp; and, in each case, without the receipt of value for the shares.

    U.S. BANCORP SERIES 1990A PREFERRED STOCK

    In connection with the sale by U.S. Bancorp of 37,800,000 shares of U.S. Bancorp Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, U.S. Bancorp may under some circumstances be obligated to issue up to 12,750 shares of its Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance.

    If, at the time of any annual meeting of U.S. Bancorp stockholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on the series, then the number of directors of U.S. Bancorp would be increased by one and the holders of such Series 1990A Preferred Stock, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required for any amendment of the U.S. Bancorp Certificate, including any certificate of designation or any similar document relating to any series of preferred stock of U.S. Bancorp, that will adversely affect the powers, preferences, privileges or rights of the U.S. Bancorp Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the U.S. Bancorp Series 1990A Preferred Stock as to dividends or upon liquidation.

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    ADDITIONAL PROVISIONS

    The rights of holders of U.S. Bancorp Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the U.S. Bancorp Common Stock by (1) limiting the control that the holders may exert by exercise of their voting rights or (2) subordinating their rights in liquidation to the rights of the holders of preferred stock of U.S. Bancorp. In addition, the issuance of shares of preferred stock of U.S. Bancorp may discourage takeover attempts and other changes in control of U.S. Bancorp by limiting the exercise of control by a person who has gained a substantial equity interest in U.S. Bancorp. U.S. Bancorp has no current plans or agreements with respect to the issuance of any other shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock and the Term Participating Preferred Stock.

    COMMON STOCK

    GENERAL. Each share of U.S. Bancorp Common Stock is entitled to the dividends that may from time to time be declared by the U.S. Bancorp Board of Directors from any funds legally available for dividends. U.S. Bancorp may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, U.S. Bancorp Common Stock unless (1) full dividends, including accumulated dividends, if applicable, have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of U.S. Bancorp and (2) U.S. Bancorp is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of U.S. Bancorp. Holders of U.S. Bancorp Common Stock are entitled to one vote per share. U.S. Bancorp stockholders do not have the right to cumulate their votes in the election of directors. U.S. Bancorp Common Stock has no conversion rights, and the holders of U.S. Bancorp Common Stock have no preemptive or other rights to subscribe for additional securities of U.S. Bancorp. In the event of the liquidation of U.S. Bancorp, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of U.S. Bancorp that may be outstanding, the holders of U.S. Bancorp Common Stock will be entitled to share ratably in the remaining assets of U.S. Bancorp. The U.S. Bancorp Common Stock is listed on the New York Stock Exchange.

    U.S. BANCORP DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its U.S. Bancorp Reinvestment and Purchase Plan, U.S. Bancorp provides eligible stockholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the U.S. Bancorp Reinvestment and Purchase Plan) in additional shares of U.S. Bancorp Common Stock without payment of any brokerage commission or service charge. The U.S. Bancorp Reinvestment and Purchase Plan includes some dollar limitations on participation and provides for eligible stockholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant, while continuing to receive cash dividends on remaining shares.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. U.S. Bancorp has entered into (1) a Stock Purchase Agreement, dated as of May 30, 1990 (as amended, the "STOCK PURCHASE AGREEMENT"), by and among Corporate Partners, L.P. ("CORPORATE PARTNERS"), Corporate Offshore Partners, L.P. ("OFFSHORE" and, together with Corporate Partners, the "PARTNERSHIPS"), The State Board of Administration of Florida ("STATE BOARD") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to in this Proxy Statement/Prospectus collectively as the "PURCHASERS"), Corporate Advisors, L.P. and U.S. Bancorp and (2) a Stock Purchase Agreement, dated as of May 30, 1990 (the "FLORIDA STOCK PURCHASE AGREEMENT"), by and between State Board in its individual capacity and U.S. Bancorp.

    Pursuant to the Stock Purchase Agreement, U.S. Bancorp sold:

    - to Corporate Partners, 26,568,723 shares of U.S. Bancorp Common Stock, 10 Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant,

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    - to Offshore, 1,931,928 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant, and

    - to State Board, 2,819,349 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

Pursuant to the Florida Stock Purchase Agreement, U.S. Bancorp sold to State Board 6,480,000 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of U.S. Bancorp Common Stock acquired under it and standstill provisions limiting further acquisitions of U.S. Bancorp Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by U.S. Bancorp for cash, subject to some exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the U.S. Bancorp Board.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists for the specific twelve-month period to which the PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that U.S. Bancorp has not paid a cash dividend equal to $0.0683 per share of U.S. Bancorp Common Stock for each quarter within the twelve-month period. The PSPRs will be exercisable for that number of shares of U.S. Bancorp Common Stock or, subject to the prior approval of the FRB, depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("DEPOSITARY SHARES") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of U.S. Bancorp Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a PSPR could adversely affect the market price of the U.S. Bancorp Common Stock. If the PSPRs were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock.

    Each "RISK EVENT WARRANT" will become exercisable in the event of some defined change of control events with respect to U.S. Bancorp where the value received by holders of the U.S. Bancorp Common Stock is less than $4.625 per share, or in some circumstances in the event the U.S. Bancorp Common Stock is valued at less than $4.625 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of U.S. Bancorp Common Stock at an exercise price of $1.25 per share or, in some circumstances, subject to the prior approval of the FRB, Depositary Shares such that the holders of Risk Event Warrants will receive value equal to the shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the U.S. Bancorp Common Stock. If the Risk Event Warrants were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock. In the event of a change in control at a time when the market price of the U.S. Bancorp Common Stock is less than $4.625 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the U.S. Bancorp Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, U.S. Bancorp may, at its option, subject to the prior approval of the FRB, elect to have such Risk Event Warrant become exercisable for other securities of U.S. Bancorp acceptable to the

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holder of the Risk Event Warrant in lieu of the shares of U.S. Bancorp Common
Stock for which the Risk Event Warrant would otherwise become exercisable. In addition, U.S. Bancorp has the right, subject to the prior approval of the FRB, to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the "VALUE SHORTFALL" (as defined in the Stock Purchase Agreement, or the "TERMINATION SHORTFALL AMOUNT" (as defined in the Stock Purchase Agreement), as applicable, after the PSPR or Risk Event Warrant, as the case may be, will have become exercisable. U.S. Bancorp also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted some rights to cause U.S. Bancorp to register with the SEC the U.S. Bancorp Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

ADDITIONAL PROVISIONS OF THE U.S. BANCORP CERTIFICATE AND U.S. BANCORP BYLAWS

    The U.S. Bancorp Certificate requires the affirmative vote of the holders of 80% of the "Voting Stock" (as defined in the U.S. Bancorp Certificate) of U.S. Bancorp to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant stockholders, unless certain price and procedural requirements are met or unless the transaction is approved by the "Continuing Directors" (as defined in the U.S. Bancorp Certificate). In addition, the U.S. Bancorp Certificate provides for classification of the U.S. Bancorp Board into three separate classes, sets a maximum board size of 30 and authorizes action by the stockholders of U.S. Bancorp only pursuant to a meeting and not by a written consent. These provisions of the U.S. Bancorp Certificate can only be amended by the affirmative vote of the holders of not less than 80% of the outstanding U.S. Bancorp voting stock, except with respect to any amendment to the U.S. Bancorp Certificate to reduce the maximum number of U.S. Bancorp directors to the greater of (1) the number of directors then in office and (2) 24, which amendment would require the approval of the holders of a majority of the outstanding of U.S. Bancorp Common Stock pursuant to the DGCL. The U.S. Bancorp Bylaws provide that special meetings of stockholders may be called only by the U.S. Bancorp Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of U.S. Bancorp without negotiation with the U.S. Bancorp Board.

COMPARISON OF RIGHTS OF U.S. BANCORP STOCKHOLDERS AND WESTERN SHAREHOLDERS

    GENERAL

    U.S. Bancorp is a bank holding company incorporated under and subject to all the provisions of the DGCL and the U.S. Bancorp Certificate and U.S. Bancorp Bylaws. Western is a bank holding company incorporated under and subject to all the provisions of the CGCL and the Western Articles and Western Bylaws.

    Upon consummation of the Merger, except for those persons who dissent from the Merger and perfect their dissenters' rights under the CGCL (Section1300-1312), Western shareholders of will become U.S. Bancorp stockholders. The rights of Western shareholders differ from the rights of U.S. Bancorp stockholders because the Western charter documents and the law of its state of incorporation differ in certain material respects from the U.S. Bancorp charter documents and the law of its state of incorporation.

    The following is a summary of the principal differences in the rights of Western shareholders as compared to the rights of U.S. Bancorp stockholders. For information on how to obtain copies of the Western Articles, the Western Bylaws, the U.S. Bancorp Certificate, and the U.S. Bancorp Bylaws, see "WHERE YOU CAN FIND MORE INFORMATION."

    CAPITAL STOCK

    The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00

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per share. Unless action is required by applicable laws or regulations, the U.S.
Bancorp Board has the power to adopt resolutions that (1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of the preferred stock. This power is limited by applicable laws or regulations and may be delegated to a committee of the U.S. Bancorp Board.

    As of the Record Date,       shares of U.S. Bancorp Common Stock were
issued, including       shares held in treasury,       shares were reserved for
issuance under U.S. Bancorp's employee and director plans and U.S. Bancorp's
dividend reinvestment plan,       shares were reserved for issuance under
outstanding warrants to purchase U.S. Bancorp Common Stock and       shares were
reserved for issuance upon exercise of the PSPRs and Risk Event Warrants. As of
the Record Date, there were             shares of preferred stock of U.S.
Bancorp outstanding and             shares of preferred stock of U.S. Bancorp
reserved for issuance.

    The authorized capital stock of Western consists of 100,000,000 shares of Western Common Stock and 5,000,000 shares of preferred stock. Unless action is required by applicable laws or regulations, the Western Board has the power to adopt resolutions that:

    - provide for the issuance of preferred stock in one or more series;

    - determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock; and

    - fix the number of shares of any series of preferred stock and the designation of any series of preferred stock.

This power is limited by applicable laws or regulations and may be delegated to a committee of the Western Board.

    As of July 1, 1999, 21,170,506 shares of Western Common Stock were issued and outstanding, 957,167 shares were reserved for issuance under Western's Stock Incentive Plan, 19,936 shares were reserved for issuance outside of Western's Stock Incentive Plan, 111,009 shares were reserved for issuance under outstanding warrants to purchase Western Common Stock and 4,201,049 shares of Western Common Stock were reserved for issuance under the Stock Incentive Plan. As of July 1, 1999, there were no shares of preferred stock of Western outstanding, and no shares of preferred stock of Western were reserved for issuance.

    DIRECTORS

    Under the U.S. Bancorp Bylaws, the U.S. Bancorp Board has the authority to determine the number of directors from time to time, provided that, under the U.S. Bancorp Certificate, the number of directors may not be less than 12 nor more than 30. The directors of U.S. Bancorp are divided into three classes (Class I, Class II and Class III), with each class have the same number of directors as nearly as is possible. The term of office of the Class I directors will expire at U.S. Bancorp's annual meeting in 2002, the term of office of the Class II directors will expire at U.S. Bancorp's annual meeting in 2000, and the term of office of the Class III directors will expire at U.S. Bancorp's annual meeting in 2001. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, and the directors so chosen will hold office until the next election of the class for which the directors were chosen and until their successors are elected and qualified.

    The Western Bylaws provide that the Western Board shall consist of not less than nine nor more than 16 members, with the exact number set by resolution of the Western Board or by vote of the Western shareholders. Any amendment to the Western Bylaws affecting the authorized number of directors must be approved by the vote of a majority of shares of Western Common Stock. Any amendment to the Western Bylaws purporting to reduce the number of authorized directors to fewer than five cannot be adopted if the shares voted against the amendment are equal to more than 16 2/3%

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of the outstanding shares of Western Common Stock entitled to vote on the amendment. The number of directors is presently fixed at twelve. Each director is elected at the annual meeting of Western shareholders to serve a one-year term and until his or her successor is elected.

    The Western Bylaws provide that vacancies in the Western Board, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the Western shareholders. A vacancy in the Western Board created by the removal of a director may only be filled by the vote of a majority of the shares of Western Common Stock entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of all of the outstanding shares of Western Common Stock. The Western shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any election by written consent, except to fill a vacancy by removal, will require the consent of holders of a majority of the outstanding shares of Western Common Stock entitled to vote.

    INSPECTION OF SHAREHOLDER LISTS

    Under the DGCL any stockholder of record has the right to inspect, copy and make extracts of the stockholder lists and specified stockholder materials, including addresses, shareholdings and some other information, at any time for a purpose reasonably related to the person's interest as a stockholder. For 10 days prior to, and during, a stockholder meeting, the stockholder list must be open to inspection to stockholders for any purpose germane to the meeting. During this 10-day period, the list must be kept at a place specified in the notice of meeting in the city where the meeting is to be held, or, if not specified, at the place the meeting is to be held.

    The right of Western shareholders to inspect the Western shareholder list is governed by the CGCL, which provides that one or more shareholders holding at least five percent of the outstanding voting shares, or one percent in the case of shareholders who have filed a Schedule 14A with the SEC, are entitled to inspect and copy the Western shareholder list. In addition, any Western shareholder has the right to inspect the shareholder list at any time during normal business hours upon written demand, provided that the purpose is related to the Western shareholder's interest as a Western shareholder or a holder of a voting trust certificate. Western shareholders who wish to exercise inspection rights must follow the procedures provided in Section 1600 of the CGCL.

    AMENDMENT OF CHARTER DOCUMENTS

    The DGCL requires approval by the holders of a majority of the voting power of U.S. Bancorp Common Stock and resolution of the U.S. Bancorp Board in order to amend the U.S. Bancorp Certificate of Incorporation. The DGCL reserves the power to amend or repeal the bylaws exclusively to the stockholders unless the certificate of incorporation confers such power upon the directors. The U.S. Bancorp Bylaws do not contain any supermajority voting provisions, except as described above under "--Additional Provisions of the U.S. Bancorp Certificate and U.S. Bancorp Bylaws."

    The U.S. Bancorp Certificate provides that the U.S. Bancorp Bylaws may be amended or repealed by the U.S. Bancorp Board, subject to the power of the shareholders to amend or repeal any such change to the U.S. Bancorp Bylaws.

    To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. An amendment cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of such a provision, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote. The Western Articles do not contain any supermajority voting provisions.

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    AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

    Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The U.S. Bancorp Certificate provides that the U.S. Bancorp Bylaws may be amended or repealed by the U.S. Bancorp Board, subject to the power of the stockholders to amend or repeal any such change to the U.S. Bancorp Bylaws. The U.S. Bancorp Bylaws require a majority vote at any special or annual stockholder meeting or a majority vote of the entire board of directors in order to amend or repeal the provisions of the U.S. Bancorp Bylaws.

    The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take these actions. Furthermore, a bylaw provision cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of a such provision, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote. Neither the Western Bylaws nor the Western Articles restricts the power of the Western Board to adopt, amend or repeal the Western Bylaws, except that the Western Bylaws do not permit the Western Board to change the minimum and maximum number of directors set forth in the Western Bylaws.

    REMOVAL OF DIRECTORS

    The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. If the corporation has cumulative voting, in which event if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. Under the U.S. Bancorp Certificate, U.S. Bancorp stockholders may remove a director only for cause upon a majority vote of the stockholders.

    The CGCL provides that directors may be removed without cause if the removal is approved by the majority of the outstanding shares entitled to vote, but the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed, unless the entire board is removed, if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively without regard to whether cumulative voting is permitted, at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. Western does not currently have a classified board.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    The DGCL permits special meetings of stockholders to be called by the board of directors and any other persons, including stockholders, that the certificate of incorporation or by-laws specify. The DGCL does not require that stockholders be given the right to call special meetings. The U.S. Bancorp Bylaws provide that special meetings of stockholders of the corporation may be called only by the U.S. Bancorp Board or the Chief Executive Officer.

    Under the CGCL, a corporation's board of directors, its chairman of the board of directors, its president, the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders and any additional persons that are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. According to the Western Articles and the

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Western Bylaws, special meetings of the Western shareholders, for the purpose of taking any action permitted to be taken by the Western shareholders under the CGCL, the Western Articles or the Western Bylaws, may be called at any time by the Chairman of the Board, the President, the Western Board, or by one or more Western shareholders holding not less than ten percent (10%) of the votes entitled to be cast at the meeting. Upon request in writing that a special meeting of Western shareholders be called for any proper purpose, the officer entitled to call a special meeting shall cause notice to be given to Western shareholders entitled to vote not less than 35 not more than 60 days after the receipt of the request. The notice of any special meeting shall specify the general nature of the business to be transacted at such meeting.

    STOCKHOLDER ACTION WITHOUT A MEETING

    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve the action at a meeting of stockholders consent in writing to the action. The U.S. Bancorp Certificate provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

    The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The Western Articles do not otherwise provide. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit directors to be elected by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

    CLASS VOTING

    The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of that class, or alter or change the powers, preferences, or special rights of the shares of that class so as to affect them adversely.

    The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that:

    - increase or decrease the aggregate number of authorized shares of the class;

    - effect an exchange, reclassification or cancellation of all or part of the shares of the class;

    - effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of the class;

    - change the rights, preferences, privileges or restrictions of the shares of the class;

    - create a new class of shares having rights, preferences or privileges prior to the shares of the class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of that class;

    - divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

    - cancel or otherwise affect dividends on the shares of the class that have accrued but have not been paid.

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    In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

    CUMULATIVE VOTING

    Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless this right is granted in the certificate of incorporation. The U.S. Bancorp Certificate does not grant this right.

    Under the CGCL, shareholders have the right to cumulate their votes in the election of directors, but a listed corporation may adopt a provision to eliminate cumulative voting if (1) it has outstanding shares listed on the New York Stock Exchange or the American Stock Exchange or (2) it has outstanding securities designated as qualified for trading on the Nasdaq National Market. The Western shareholders are entitled to cumulative voting rights in connection with the election of directors if the names of the relevant candidate(s) have been placed in nomination prior to commencement of the voting and the shareholder(s) intending to cumulate votes have given notice of their intent prior to the commencement of the voting.

    PROVISIONS AFFECTING BUSINESS COMBINATIONS

    Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "INTERESTED STOCKHOLDER") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an Interested Stockholder, unless:

    - the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an Interested Stockholder;

    - upon completion of the transaction that resulted in the person becoming an Interested Stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

    - the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

These restrictions of Interested Stockholders do not apply under some circumstances, including, but not limited to, the following:

    - if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL; or

    - if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The U.S. Bancorp Certificate requires the affirmative vote of the holders of not less than 80% of the outstanding shares of U.S. Bancorp entitled to vote in connection with some "Business Transactions" (as defined in the U.S. Bancorp Certificate) involving a "Related Person" (as defined in the U.S. Bancorp Certificate). The 80% stockholder vote is not required if the Business Transaction meets some "fair price" criteria or in the event the "Continuing Directors" (as defined in the U.S. Bancorp Certificate) approve the transaction. The U.S. Bancorp Certificate also requires the vote of the holders

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of at least 80% of the outstanding shares of U.S. Bancorp entitled to vote generally in the election of directors to add to, alter, change or repeal the supermajority provisions.

    Neither the CGCL nor the Western Articles contains any provisions similar to the DGCL and the U.S. Bancorp Certificate provisions just described.

    INTERESTED DIRECTOR TRANSACTIONS

    Under both the CGCL and DGCL, some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of the interest if specified conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With some exceptions, the conditions are similar under the CGCL and DGCL. Under the CGCL and DGCL, (a) either the shareholders or the board of directors must approve the contract or transaction after full disclosure of the material facts, and in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved by the board of directors, a committee of the board or the shareholders. In the latter case, the CGCL explicitly places the burden of proof on the interested directors. Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding the contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for the purpose of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Neither U.S. Bancorp nor Western is aware of any plans to propose any transaction involving directors of Western that could not be so approved under California law but could be so approved under Delaware law.

    MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

    Except as disclosed above in "--Provisions Affecting Business Combinations," the DGCL and U.S. Bancorp's governing documents require approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation. The DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

    Under the CGCL, a merger or consolidation by a California corporation generally requires the affirmative vote of a majority of the outstanding shares entitled to vote in each particular class of shares, voting separately by class. For purposes of this voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "--Class Voting." Neither the Western Articles nor the Western Bylaws provide for any greater vote.

    LOANS TO OFFICERS AND EMPLOYEES

    Under the CGCL, a corporation cannot make any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent unless the loan or guaranty, or a plan providing for the loan or guaranty, is approved by shareholders owning a majority of the outstanding shares of the corporation. However, under the CGCL, any corporation with 100 or more shareholders of record may seek approval of a bylaw provision by the outstanding shares authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not the officers are directors). The loans or guaranties or plans may be approved by the vote of the disinterested directors if the board determines that the loan or guaranty or plan may reasonably be expected to benefit the

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corporation. Under the DGCL, a corporation may make loans to, guaranty the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when the action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    SHAREHOLDER DERIVATIVE SUITS

    The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that specified tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if
(1) the stockholder was a stockholder of the corporation at the time of the transaction in question or (2) his or her stock subsequently devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The DGCL does not have a similar bonding requirement.

    RIGHTS OF DISSENTING STOCKHOLDERS

    Under the DGCL, appraisal rights are available to dissenting stockholders in connection with some mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (1) with respect to shares of a corporation that are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or (2) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The U.S. Bancorp Certificate does not provide otherwise. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The U.S. Bancorp Certificate does not so provide.

    Under the CGCL, if approval of the outstanding shares of a corporation is required for a merger, exchange or a sale of all or substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, the CGCL generally does not provide for appraisal rights with respect to shares of some corporations, including those that are listed on a national securities exchange or designated as a national market system security on an interdealer quotations system by the National Association of Securities Dealers, Inc., as long as the exchange or interdealer quotation system has been certified by rule or order of the Commissioner of Corporations of the State of California. An exception to the rule regarding shares listed on a national securities exchange or designated as a national market system security on an interdealer quotations system exists if demands for appraisal are filed with respect to 5% or more of the outstanding shares of that class, in which case the holders of the shares are entitled to appraisal rights. The Western Common Stock is traded on Nasdaq National Market, and Western shareholders therefore have appraisal rights only if 5% or more of the outstanding shares of Western Common Stock seek appraisal rights. See "DISSENTERS APPRAISAL RIGHTS."

    Under the DGCL, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the CGCL, a shareholder of a corporation that is listed on a national securities exchange or designated as a national market system security on an interdealer quotations system must deliver written demand for appraisal to the corporation not later than the date of the shareholders' meeting

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being held to vote upon the corporation action giving rise to appraisal rights.
See "DISSENTERS APPRAISAL RIGHTS."

    DIVIDENDS

    Both the DGCL and the CGCL permit dividends to be paid in cash, property or shares of a corporation's capital stock. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that the payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The CGCL provides that a corporation may pay dividends if the amount of the retained earnings of the corporation immediately prior to the payment equals or exceeds the amount of the proposed distribution. The CGCL also provides that a corporation may pay dividends if immediately after giving effect to the payment, (1) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and (2) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities. In any event, the CGCL precludes a corporation from paying a dividend if the corporation, as a result of the dividend, would likely be unable to meet its liabilities as they mature.

    Holders of U.S. Bancorp Common Stock are entitled to receive dividends declared by the U.S. Bancorp Board out of funds legally available under the laws of the State of Delaware, subject to the rights of holders of any preferred stock of U.S. Bancorp. During 1998, total dividends on U.S. Bancorp Common Stock were $516.4 million, compared with $445.7 million in 1997 and $406.9 million in 1996. U.S. Bancorp has raised its quarterly dividend rate in each of the past five years. On a per share basis, dividends paid to holders of U.S. Bancorp Common Stock totaled $.70 in 1998, $.62 in 1997, and $.55 in 1996. On February 17, 1999, the U.S. Bancorp Board increased the quarterly common dividend rate to $.195 from $.175. U.S. Bancorp's primary funding sources for dividends on U.S. Bancorp Common Stock are dividends received from its bank and nonbank subsidiaries. Payment of dividends to U.S. Bancorp by its depository subsidiaries is subject to ongoing review by banking regulators and to various statutory limitations. No predictions can be made as to future dividends. The decision to pay dividends is made quarterly by the U.S. Bancorp Board and depends on earnings, cashflow requirements and other factors.

    Holders of Western Common Stock are entitled to receive dividends declared by the Western Board out of funds legally available under the laws of the State of California, subject to the rights of holders of any preferred stock of Western that may be issued after the date of this Proxy Statement/ Prospectus. Western management believes that, were Western not to consummate the Merger, it would be able to continue paying quarterly dividends. However, because Western must comply with the CGCL and banking regulations when paying dividends, there can be no assurance that Western would continue to pay dividends at this level, if at all. In addition, Western's ability to pay dividends is limited by a Third Amendment to Revolving Credit Agreement, dated as of January 27, 1998, between Western and The Northern Trust Company, which provides that Western may not declare or pay any dividend other than dividends payable in Western Common Stock or in the ordinary course of business not to exceed 50% of net income per fiscal quarter of Western before goodwill amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by transactions.

    On August 20, 1997, the Western Board approved the institution of a quarterly dividend and subsequently declared a cash dividend of $0.15 per share payable on December 10, 1997 to Western

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shareholders of record on November 10, 1997, $0.15 per share payable on March
27, 1998 to Western shareholders of record on February 27, 1998, $0.15 per share payable on June 26, 1998 to Western shareholders of record on June 5, 1998, $0.15 per share payable on September 25, 1998 to Western shareholders of record on August 28, 1998, $0.225 per share payable on December 24, 1998 to Western shareholders of record on December 4, 1998, $0.225 per share payable on March 26, 1999 to Western shareholders of record on March 5, 1999, and $0.225 per share payable on June 25, 1999 to Western shareholders of record on June 4, 1999.

    PREEMPTIVE RIGHTS OF SHAREHOLDERS

    The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. The U.S. Bancorp Certificate does not provide for preemptive rights. The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The Western Articles do not grant preemptive rights to shareholders.

    INDEMNIFICATION

    The DGCL allows a Delaware corporation to include in its bylaws, and the U.S. Bancorp Bylaws contain, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

    - under Section 174 of the DGCL, which deals generally with unlawful payments of dividends, stock repurchases and redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim or issue as to which the person is adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery of Delaware or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the Court of Chancery of Delaware or the other court deems proper.

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    The DGCL provides that a corporation must indemnify a present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter against expenses, including attorneys' fees, actually and reasonably incurred by the person. The U.S. Bancorp Bylaws provide that it will indemnify to the full extent permitted by, and in the manner permissible under, the DGCL any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (i) is or was a director, advisory director, or officer of U.S. Bancorp or any predecessor of U.S. Bancorp, or (ii) is or was a director, advisory director or officer of U.S. Bancorp or any predecessor of U.S. Bancorp and served any other corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of U.S. Bancorp or any predecessor of U.S. Bancorp. These rights of indemnification will not be deemed exclusive of any other rights to which the director, advisory director or officer may be entitled apart from the provisions described herein.

    The U.S. Bancorp Board, in its discretion, will have power on behalf of U.S. Bancorp to indemnify any person, other than a director, advisory director or officer, made a party to any action, suit, or proceeding by reason of the fact that the person, or the testator or intestate of the person, is or was an employee of U.S. Bancorp.

    The DGCL permits a corporation to pay expenses, including attorneys' fees, incurred by an officer or director in defending any proceeding in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that the person is not entitled to indemnity. The U.S. Bancorp Certificate provides that expenses incurred in defending any proceedings will be paid by U.S. Bancorp in advance of the final disposition of the proceedings, and that if required by the DGCL, the advancement of expenses incurred by a U.S. Bancorp indemnitee in his or her capacity as a director or officer, and not in any other capacity, will be made only upon delivery of an undertaking by or on behalf of the U.S. Bancorp indemnitee to repay the amount unless it is ultimately determined that the U.S. Bancorp indemnitee is entitled to indemnification. The U.S. Bancorp Certificate and the DGCL also provide that the indemnification provisions of the U.S. Bancorp Certificate and the statute are not exclusive of any other right that a person seeking indemnification may have or later acquire under any statute, provision of the U.S. Bancorp Certificate and U.S. Bancorp Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the U.S. Bancorp Certificate and the DGCL provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of any subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not U.S. Bancorp would have the power to indemnify the person against the expense, liability or loss under the DGCL.

    The indemnification laws of the CGCL allow indemnification to directors, officers and agents that act in good faith reasonably believing they are acting in the best interests of the corporation. In the case of a criminal matter, the person being indemnified must have had no reasonable basis for believing the conduct to be unlawful. If the indemnification relates to an action by or in the right of the corporation to procure a judgment in its favor, indemnification is limited to expenses actually and reasonably incurred in the conduct of his or her defense or settlement but only if the person acted in good faith believing the actions to be in the best interests of the corporation and its shareholders. There is no indemnification for:

    - amounts paid in settlements without court approval for a pending action;

    - expenses incurred in defending a pending action that is settled or otherwise disposed of without court approval;

    - matters in which the person will have been adjudged liable to the corporation unless the court determines that the person is entitled to be indemnified; or

    - other matters specified in the CGCL.

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    Under the Western Bylaws, Western may indemnify its directors, officers, employees and other agents (each an "AGENT") for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, other than by action by or in the right of Western, by reason of the fact that the person is or was an Agent if that person:

    - acted in good faith and in a manner that person reasonably believed to be in the best interests of Western; and

    - in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

Western may also indemnify any person who was or was threatened to be a party to any action by or in the right of Western against expenses actually and reasonably incurred by that person in the defense or settlement of that action, but only if that person acted:

    - in good faith, in a manner that person believed to be in the best interests of Western; and

    - with the care, including reasonable inquiry, that an ordinarily prudent person in a like position would use under similar circumstances.

There is no indemnification, with respect to actions by or in the right of Western, for:

    - any claim, issue or matter as to which that person is adjudged liable to Western, unless the court finds that person is fairly and reasonably entitled to indemnity; or

    - amounts and expenses paid in settlement or any other disposition of a pending action, except as set forth in the following sentence.

    Western is obliged to indemnify any Agent who successfully defends himself against any actions or proceedings brought by reason of the fact that the person was an Agent for any expenses actually and reasonably incurred in the defense of these actions or proceedings.

    The Western Bylaws also provide that Western may advance expenses incurred in defending against proceedings for which a person may be indemnified by Western upon receipt of an undertaking to return any amounts advanced to the extent that it ultimately determined the person was not legally entitled to be indemnified by Western in the proceeding.

    In addition, the Western Bylaws provide that Western may maintain insurance, at its expense, on behalf of any Agent against any liability incurred by the Agent in that capacity whether or not Western would have no power to indemnify the Agent under the Western Bylaws.

                          DISSENTERS' APPRAISAL RIGHTS

    In connection with the Merger, Western shareholders may be entitled to Dissenters' Rights under Chapter 13 of the CGCL, the relevant provisions of which are attached to this Proxy Statement/ Prospectus as Appendix C. The description of Dissenters' Rights contained in this Proxy Statement/ Prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. IN ORDER FOR ANY WESTERN SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, (1) A NOTICE OF THE WESTERN SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY THE WESTERN SHAREHOLDER AND RECEIVED BY WESTERN ON OR BEFORE THE DATE OF THE ANNUAL MEETING, AND (2) THE WESTERN SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND THIS NOTICE AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF THE WESTERN SHAREHOLDER'S DISSENTERS' RIGHTS.

    Any demands, notices, certificates or other documents delivered to Western prior to the Merger may be sent to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660. Thereafter, they may be sent to Corporate Secretary, U.S. Bancorp, U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

    If no instructions are indicated on proxies received by Western, the proxies will be voted for the proposal to approve the principal terms of the Merger at the Annual Meeting. THOSE WESTERN SHAREHOLDERS WHO RETURN THEIR PROXIES WITHOUT INSTRUCTIONS, RESULTING IN A VOTE FOR THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER, WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS.

    In addition, because Western Common Stock is traded on the Nasdaq National Market, Western shareholders will not have Dissenters' Rights unless holders of 5% or more of the outstanding shares of Western Common Stock make demands for purchase in cash of their shares at their fair market value as of May 18, 1999, without giving effect to any increase due to the Merger, pursuant to Section 1301 of the CGCL (each, a "DEMAND"). ANY DEMANDS MUST BE RECEIVED BY WESTERN OR ITS TRANSFER AGENT NOT LATER THAN THE DATE OF THE ANNUAL MEETING. The address of Western's transfer agent is: U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, California 91204-2991, Attention: William Garza.

    In the event that Demands are made with respect to 5% or more of the outstanding shares of Western Common Stock on or before the date of the Annual Meeting, the Western shareholders who made Demands will be entitled to Dissenters' Rights, provided that the Dissenters' Rights are perfected pursuant to Chapter 13 of the CGCL. In the event that (1) the Merger is approved by the Western shareholders and (2) Demands are made by holders of 5% or more of the Western Common Stock, a holder of Western Common Stock who objects to the Merger (a "DISSENTING SHAREHOLDER") will be entitled to payment in cash of the fair market value as of May 18, 1999, the day before the public announcement of the Merger, without giving effect to any appreciation or depreciation due to the Merger of his or her shares of Western Common Stock ("DISSENTING SHARES"), provided that:

    - the shares were outstanding immediately prior to the date for the determination of Western shareholders entitled to vote on the Merger;

    - the Dissenting Shareholder voted his or her shares against the approval of the principal terms of the Merger;

    - the Dissenting Shareholder made a Demand; and

    - the Dissenting Shareholder has submitted for endorsement certificates representing his or her Dissenting Shares, in accordance with Section 1302 of the CGCL.

    The Demand must:

    - be a written demand to purchase the Dissenting Shares and make payment to the Dissenting Shareholder in cash of their fair market value as of May 18, 1999;

    - be received by Western on or before the date of the Annual Meeting;

    - state the number and class of the shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that Western purchase; and

    - contain a statement of what the Dissenting Shareholder claims to be the fair market value of his or her Dissenting Shares as of May 18, 1999.

The statement of the fair market value constitutes an offer by the Dissenting Shareholder to sell his or her Dissenting Shares at that price. A Dissenting Shareholder who has made this demand for payment may not withdraw the Demand unless Western consents to the withdrawal. A PROXY OR VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER DOES NOT IN ITSELF CONSTITUTE A DEMAND.

    The Dissenting Shareholder must submit the certificates representing the Dissenting Shares for endorsement as Dissenting Shares to Western at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the Merger by Western shareholders was mailed to any Dissenting Shareholder. If any Western shareholder has Dissenters' Rights, Western will mail to each of these Dissenting Shareholders a notice of the approval of the Merger by the Western shareholders within ten days after the date of the approval accompanied by:

    - a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

    - a statement of the price determined by Western to represent the fair market value as of May 18, 1999 of the Dissenting Shares (excluding any appreciation or depreciation because of the Merger); and

    - a brief description of the procedure to be followed if the shareholder desires to exercise his or her Dissenters' Rights under the CGCL.

The statement of price constitutes an offer by Western to purchase the Dissenting Shares.

    If Western denies that shares submitted to it qualify as Dissenting Shares, or if Western and a Dissenting Shareholder fail to agree on the fair market value of the Dissenting Shares, either the Dissenting Shareholder or Western may file a complaint in the superior court of the proper county in California requesting that the court determine this issue. This complaint must be filed within six months after the date on which notice of the approval of the Merger is mailed to Dissenting Shareholders.

    On the trial of a dissenters' rights action, the court will first determine if the shares are Dissenting Shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Western and the Dissenting Shareholder fail to file a complaint within six months after the date on which notice of the approval of the Merger was mailed to the Dissenting Shareholders, the Dissenting Shareholder will lose his or her Dissenters' Rights. IN ADDITION, IF THE DISSENTING SHAREHOLDER TRANSFERS THE DISSENTING SHARES PRIOR TO THEIR SUBMISSION FOR THE REQUIRED ENDORSEMENT, THE SHARES WILL LOSE THEIR STATUS AS DISSENTING SHARES.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE DISSENTING SHAREHOLDER UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN WESTERN COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF THE PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF THE SHARES.

                                 LEGAL MATTERS

    The validity of the U.S. Bancorp Common Stock to be issued in connection with the Merger will be passed upon by Dorsey & Whitney LLP.

                                    EXPERTS

    The consolidated financial statements of Western as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included in this Proxy Statement/Prospectus in reliance upon the reports of KPMG LLP, Deloitte & Touche LLP, Vavrinek, Trine, Day & Co., LLP, and McGladrey & Pullen, LLP, independent certified public accountants, incorporated by reference in this Proxy Statement/Prospectus, and upon the authority of said firms as experts in accounting and auditing.

    The consolidated financial statements of U.S. Bancorp appearing in U.S. Bancorp's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Form 10-K and incorporated in this Proxy Statement/Prospectus by reference. These consolidated financial statements are incorporated in this Proxy Statement/Prospectus by reference in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, changes in shareholders' equity and cash flows of California Commercial Bancshares and subsidiaries for the year ended December 31, 1996, incorporated herein by reference from the Annual Report on Form 10-K, for the year ended December 31, 1998, of Western have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated statements of operations, changes in shareholders' equity and cash flows of SC Bancorp and subsidiary for the year ended December 31, 1996, incorporated herein by reference from the Annual Report on Form 10-K, for the year ended December 31, 1998, of Western have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    If the Merger is not completed, in order to be eligible for inclusion in Western's proxy statement and proxy card for the next Annual Meeting of Western shareholders pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be received by the Secretary of Western at its principal
executive offices no later than             , 2000. However, in order for such
shareholder proposals to be eligible to be brought before the Western shareholders at the next annual meeting of Western shareholders, the Western shareholder submitting the proposals must also comply with the procedures, including the deadlines, required by Article II of the Western Bylaws. Shareholder nominations of directors are not shareholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Western's proxy statement.

                                 OTHER MATTERS

    Western does not know of any other business to be presented at the Annual Meeting and does not currently intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

INFORMATION REGARDING U.S. BANCORP

    U.S. Bancorp has filed with the SEC a registration statement under the Securities Act that registers the distribution to Western shareholders of the shares of U.S. Bancorp Common Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about U.S. Bancorp and U.S. Bancorp Common Stock. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Proxy Statement/Prospectus.

    In addition, U.S. Bancorp files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room          New York Regional Office          Chicago Regional Office
    450 Fifth Street, N.W.            7 World Trade Center                Citicorp Center
           Room 1024                       Suite 1300                 500 West Madison Street
    Washington, D.C. 20549          New York, New York 10048                Suite 1400
                                                                   Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like U.S. Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about U.S. Bancorp at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows U.S. Bancorp to "incorporate by reference" information into this Proxy Statement/ Prospectus. This means that U.S. Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that U.S. Bancorp has previously filed with the SEC. These documents contain important information about U.S. Bancorp and its financial condition.

U.S. BANCORP SEC FILINGS                        PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K....................  Year Ended December 31, 1998, as filed
                                                February 26, 1999

Quarterly Report on Form 10-Q.................  Quarter Ended March 31, 1999 as filed May 13,
                                                1999

Current Reports on Form 8-K...................  Filed July   , 1999

                                                Filed January 20, 1999

    U.S. Bancorp incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Annual Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any of these additional documents may contain information that supersedes information contained in this Proxy Statement/ Prospectus or a previously filed document that is incorporated by reference into this Proxy Statement/ Prospectus.

INFORMATION REGARDING WESTERN

    The Registration Statement, including the attached exhibits and schedules, contains additional information about Western and Western Common Stock. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Proxy Statement/Prospectus.

    In addition, Western files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room          New York Regional Office          Chicago Regional Office
    450 Fifth Street, N.W.            7 World Trade Center                Citicorp Center
           Room 1024                       Suite 1300                 500 West Madison Street
    Washington, D.C. 20549          New York, New York 10048                Suite 1400
                                                                   Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also obtain information from the SEC by calling 1-800-SEC-0330.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Western, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about Western at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

    The SEC allows Western to "incorporate by reference" information into this Proxy Statement/ Prospectus. This means that Western can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that Western has previously filed with the SEC. These documents contain important information about Western and its financial condition.

WESTERN SEC FILINGS                                                 PERIOD
------------------------------------------------------------------  ------------------------------------
Annual Report on Form 10-K........................................  Year Ended December 31, 1998, as
                                                                    filed March 29, 1999

Quarterly Report on Form 10-Q.....................................  Quarter Ended March 31, 1999, as
                                                                    filed May 13, 1999

Current Reports on Form 8-K.......................................  Filed July   , 1999
                                                                    Filed May 28, 1999
                                                                    Filed April 29, 1999
                                                                    Filed March 11, 1999
                                                                    Filed January 14, 1999

The description of Western Common Stock contained in its
  Registration Statement on Form 10 (File No. 2-85442) (See also
  "DESCRIPTION OF U.S. BANCORP CAPITAL STOCK AND COMPARISON OF
  SHAREHOLDER RIGHTS--Comparison of Rights of U.S. Bancorp
  Stockholders and Western Shareholders").........................  Filed May 2, 1985

Western incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Annual Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any of these additional documents may contain information that supersedes information contained in this Proxy Statement/Prospectus or a previously filed document that is incorporated by reference into this Proxy Statement/Prospectus.

INFORMATION REGARDING U.S. BANCORP AND WESTERN

    U.S. Bancorp has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to U.S. Bancorp, as well as all pro forma financial information, and Western has supplied all such information relating to Western.

    Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                 U.S. BANCORP                                      WESTERN
              Investor Relations                          Investor/Public Relations
                 U.S. Bancorp                                  Western Bancorp
               U.S. Bank Place                          4100 Newport Place, Suite 900
           601 Second Avenue South                         Newport Beach, CA 92660
      Minneapolis, Minnesota 55402-4302                    Telephone (949) 863-2387
           Telephone (612) 973-1111

    If you would like to request documents, please do so by             , 1999
to receive them before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Proxy Statement/ Prospectus does not extend to you. The information contained in this Proxy Statement/Prospectus speaks only as of the date of this Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus (including information included or incorporated by reference in this Proxy Statement/Prospectus) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of U.S. Bancorp and Western, as well as certain information relating to the Merger, including, without limitation statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

    - increased competition among financial services companies;

    - changes in interest rates that reduce interest margins;

    - changes in general economic conditions, either internationally or nationally or in the states or countries in which U.S. Bancorp or Western is doing business, that occur or that are less favorable than expected;

    - legislative or regulatory changes that adversely affect the Merger or businesses in which U.S. Bancorp or Western are engaged;

    - increased personal or commercial customers' bankruptcies; and

    - technology-related changes, including "Year 2000" compliance.

See "WHERE YOU CAN FIND MORE INFORMATION."

                             INDEX OF DEFINED TERMS

1998 Private Placement............................................................         70
1998 Private Placement Investors..................................................         70
1998 Private Placement Shares.....................................................         70
1999 Amendment....................................................................         70
Acquisition Transaction...........................................................         41
Affiliate.........................................................................         47
Agent.............................................................................         97
Agreement.........................................................................         15
Annual Meeting....................................................................         15
Bank Merger.......................................................................         37
Bank Merger Act...................................................................         37
Banks.............................................................................         52
BHCA..............................................................................         37
BKLA..............................................................................         52
BKLA Acquisition..................................................................         52
CCB...............................................................................         52
CCB Merger........................................................................         52
CGCL..............................................................................         81
Code..............................................................................         32
Committee.........................................................................         72
Compensation......................................................................         64
Corporate Partners................................................................         84
CRA...............................................................................         37
CSFB..............................................................................         23
Demand............................................................................         98
Depositary Shares.................................................................         85
DFI...............................................................................         37
DGCL..............................................................................     19, 81
Disqualified Individuals..........................................................         78
Disqualifying Disposition.........................................................         77
Dissenting Shareholder............................................................         98
Dissenting Shares.................................................................         98
DOJ...............................................................................         37
Effective Date....................................................................         31
Effective Time....................................................................         31
Eligible Participants.............................................................         71
EPS...............................................................................         25
ERISA.............................................................................         77
Exchange Act......................................................................         17
Exchange Agent....................................................................         30
Exchange Fund.....................................................................         30
Exchange Ratio....................................................................         19
Exercise Termination Event........................................................         42
Final Index Price.................................................................         39
Final Price.......................................................................         39
Florida Stock Purchase Agreement..................................................         84
FRB...............................................................................         37
Fund..............................................................................         68

Funds.............................................................................         68
GAAP..............................................................................         34
Index Group.......................................................................         39
Initial Index Price...............................................................         39
Initial Triggering Event..........................................................         41
Injunction........................................................................         38
Interested Stockholder............................................................         91
IRS...............................................................................         48
ISOs..............................................................................         73
market/offer price................................................................         42
Merger............................................................................         18
NBSC..............................................................................         52
Net Option Value..................................................................      1, 19
Novation..........................................................................         46
NSOs..............................................................................         73
OCC...............................................................................         37
Offshore..........................................................................         84
Option............................................................................         40
Option Price......................................................................         40
Option Shares.....................................................................         42
Partnerships......................................................................         84
PNB Merger........................................................................         52
PSPR..............................................................................         84
Purchasers........................................................................         84
Record Date.......................................................................         15
Reference Package.................................................................         82
Registration Statement............................................................    35, 101
Replacement Warrant...............................................................         20
Repurchase Event..................................................................         42
Restoration Options...............................................................         71
Restricted Period.................................................................         74
Restricted Shares.................................................................         77
Reverse Stock Split...............................................................         50
Risk Event Warrant................................................................         85
ROE...............................................................................         24
Salary Continuation Agreement.....................................................         62
SARs..............................................................................         60
SCB...............................................................................         52
SCB Merger........................................................................         52
SEC...............................................................................         32
Securities Act....................................................................      1, 35
Severance Plan....................................................................     45, 62
Shareholder Proposal..............................................................         79
Significant Subsidiary............................................................         41
SMB...............................................................................         52
SMB Acquisition...................................................................         52
State Board.......................................................................         84
Stock Incentive Plan..............................................................         15
Stock Option Agreement............................................................         40
Stock Purchase Agreement..........................................................         84
Stock-Based Compensation..........................................................         61

Subsequent Triggering Event.......................................................         42
Substitution Option...............................................................         43
Superior Proposal.................................................................         34
Surrender Fee.....................................................................         43
Surviving Corporation.............................................................         19
Term Date.........................................................................         82
Term Participating Preferred Stock................................................         81
Terminating Event.................................................................         75
Termination Fee...................................................................         40
Termination Shortfall Amount......................................................         86
Twenty Day Calculation Period.....................................................         40
U.S. Bancorp Average Price........................................................         39
U.S. Bancorp Board................................................................         81
U.S. Bancorp Bylaws...............................................................         81
U.S. Bancorp Certificate..........................................................         81
U.S. Bancorp Common Stock.........................................................         19
U.S. Bancorp Stockholders.........................................................         81
Value Shortfall...................................................................         86
Vesting Event.....................................................................         78
Voting Agreements.................................................................         43
Western Articles..................................................................         84
Western Board.....................................................................         15
Western Bylaws....................................................................         81
Western Common Stock..............................................................      1, 19
Western Stock Option..............................................................         19
Western Warrant...................................................................         20

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF MAY 19, 1999
                                    BETWEEN
                                  U.S. BANCORP
                                      AND
                                WESTERN BANCORP

                               TABLE OF CONTENTS

RECITALS..................................................................................        A-1

                                              ARTICLE I

CERTAIN DEFINITIONS.......................................................................        A-1

     1.01  Certain Definitions............................................................        A-1

                                             ARTICLE II

THE MERGER................................................................................        A-5

     2.01  The Merger.....................................................................        A-5
     2.02  Effective Date and Effective Time..............................................        A-5

                                             ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES.................................................        A-6

     3.01  Merger Consideration...........................................................        A-6
     3.02  Rights as Shareholders; Stock Transfers........................................        A-6
     3.03  Fractional Shares..............................................................        A-6
     3.04  Exchange Procedures............................................................        A-6
     3.05  Anti-Dilution Provisions.......................................................        A-8
     3.06  Options and Warrants...........................................................        A-8

                                             ARTICLE IV

ACTIONS PENDING ACQUISITION...............................................................        A-9

     4.01  Forbearances of Seller.........................................................        A-9
     4.02  Forbearances of Acquirer.......................................................       A-11

                                              ARTICLE V

REPRESENTATIONS AND WARRANTIES............................................................       A-11

     5.01  Disclosure Schedule............................................................       A-11
     5.02  Standard.......................................................................       A-12
     5.03  Representations and Warranties of Seller.......................................       A-12
     5.04  Representations and Warranties of Acquirer.....................................       A-22

                                             ARTICLE VI

COVENANTS.................................................................................       A-25

     6.01  Reasonable Best Efforts........................................................       A-25
     6.02  Shareholder Approval...........................................................       A-25
     6.03  Registration Statement.........................................................       A-25
     6.04  Press Releases.................................................................       A-26
     6.05  Access; Information............................................................       A-26
     6.06  Acquisition Proposals..........................................................       A-26
     6.07  Affiliate Agreements...........................................................       A-27
     6.08  Stock Exchange Listing.........................................................       A-27
     6.09  Regulatory Applications........................................................       A-27
     6.10  Indemnification; Directors' and Officers' Insurance............................       A-28
     6.11  Takeover Laws; No Right Triggered..............................................       A-29
     6.12  Notification of Certain Matters................................................       A-29
     6.13  Certain Loans and Related Matters..............................................       A-29
     6.14  Monthly Financial Statements...................................................       A-30
     6.15  Accountants' Letters...........................................................       A-30
     6.16  Tax Matters....................................................................       A-30
     6.17  Establishment of Accruals......................................................       A-30
     6.18  Coordination of Dividends......................................................       A-30
     6.19  Updated Disclosure Schedule....................................................       A-30
     6.20  Benefit Plans..................................................................       A-31

                                             ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER..................................................       A-32

     7.01  Conditions to Each Party's Obligation to Effect the Merger.....................       A-32
     7.02  Conditions to Obligation of Seller.............................................       A-32
     7.03  Conditions to Obligation of Acquirer...........................................       A-33

                                            ARTICLE VIII

TERMINATION...............................................................................       A-34

     8.01  Termination....................................................................       A-34
     8.02  Effect of Termination and Abandonment..........................................       A-36
     8.03  Termination Expenses...........................................................       A-36

                                             ARTICLE IX

MISCELLANEOUS.............................................................................       A-36

     9.01  Survival.......................................................................       A-36
     9.02  Waiver; Amendment..............................................................       A-37
     9.03  Counterparts...................................................................       A-37
     9.04  Governing Law; Waiver of Jury Trial............................................       A-37
     9.05  Expenses.......................................................................       A-37
     9.06  Notices........................................................................       A-37
     9.07  Entire Understanding; No Third Party Beneficiaries.............................       A-38
     9.08  Interpretation; Effect.........................................................       A-38
     9.09  Enforcement of Agreement.......................................................       A-38

SIGNATURES................................................................................       A-39

Exhibit A    Form of Merger Agreement.....................................................        A-1
Exhibit B    Form of Affiliate Agreement..................................................        B-1

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 19, 1999 (this "Agreement"), between U.S. BANCORP ("Acquirer") and WESTERN BANCORP ("Seller").

                                    RECITALS

A. ACQUIRER. Acquirer is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

B. SELLER. Seller is a California corporation, having its principal place of business in Newport Beach, California.

C. INTENTIONS OF THE PARTIES. Acquirer and Seller intend that the merger (the "Merger") contemplated by this Agreement shall qualify as a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

D. BOARD ACTION. The respective Boards of Directors of Seller and Acquirer have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the Merger in accordance with the terms provided for herein.

E. STOCK OPTION. As a condition to, and immediately after the execution of, this Agreement, Acquirer and Seller are entering into the Stock Option Agreement (the "Seller Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which Seller will grant Acquirer an option exercisable upon the occurrence of certain events.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

"1999 Bonus Amounts" has the meaning set forth in Section 6.20(b).

"Acquirer" has the meaning set forth in the preamble to this Agreement.

"Acquirer Average Price" has the meaning set forth in Section 8.01(h)(i).

"Acquirer Board" means the Board of Directors of Acquirer.

"Acquirer Common Stock" means the common stock, $1.25 par value per share, of Acquirer.

"Acquirer Preferred Stock" has the meaning set forth in Section 5.04(b).

"Acquirer Regulatory Reports" has the meaning set forth in Section 5.04(i)(i).

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

"CGCL" means the California General Corporation Law, as amended.

"Code" has the meaning set forth in the recitals.

"Compensation and Benefit Plans" has the meaning set forth in Section
5.03(p)(i).

"Confidentiality Agreement" has the meaning set forth in Section 6.05(b).

"Continuing Employee" has the meaning set forth in Section 6.20(a).

"Costs" has the meaning set forth in Section 6.10(a).

"DFI" means the California Department of Financial Institutions.

"DGCL" means the Delaware General Corporation Law, as amended.

"DPC Shares" shall mean shares of Seller Common Stock held as a result of debts previously contracted in good faith.

"Disclosure Schedule" has the meaning set forth in Section 5.01.

"Dissenting Shares" has the meaning set forth in Section 3.04(f).

"Effective Date" has the meaning set forth in Section 2.02.

"Effective Time" has the meaning set forth in Section 2.02.

"Environmental Law" has the meaning set forth in Section 5.03(s).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.03(p)(iv).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Exchange Agent" has the meaning set forth in Section 3.04(a).

"Exchange Fund" has the meaning set forth in Section 3.04(a).

"Exchange Ratio" has the meaning set forth in Section 3.01(a).

"Execution Date Average Price" has the meaning set forth in Section 8.01(h)(i).

"FDIC" means the Federal Deposit Insurance Corporation.

"FRB" means the Board of Governors of the Federal Reserve System.

"Final Index Price" has the meaning set forth in Section 8.01(h)(ii)(D).

"Final Price" has the meaning set forth in Section 8.01(h)(ii)(C).

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

"Hazardous Substance" has the meaning set forth in Section 5.03(s).

"Indemnified Parties" has the meaning set forth in Section 6.10(a).

"Index Group" has the meaning set forth in Section 8.01(h)(ii)(A).

"Initial Index Price" has the meaning set forth in Section 8.01(h)(ii)(B).

"Injunction" has the meaning set forth in Section 7.01(c).

"Insurance Amount" has the meaning set forth in Section 6.10(c).

"Latest Seller Balance Sheet" has the meaning set forth in Section 5.03(i).

"Leases" has the meaning set forth in Section 5.03(r)(ii).

"Liabilities" has the meaning set forth in Section 5.03(i).

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than liens for taxes not yet due and payable.

"Loans" has the meaning set forth in Section 5.03(w)(i).

"Material Adverse Effect" means, with respect to Acquirer or Seller, as the case may be, any effect that: (i) is material and adverse to the financial position, results of operations or business of Acquirer and its Subsidiaries, taken as a whole, or Seller and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of either Acquirer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by any court or any Governmental Authority, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any expenses incurred by a party hereto in connection with this Agreement or the transactions contemplated hereby, or (d) any action or omission of Seller or any of its Subsidiaries or Acquirer or any of its Subsidiaries taken with the prior written consent of the other party hereto.

"Merger" has the meaning set forth in Section 2.01(a).

"Merger Consideration" has the meaning set forth in Section 2.01(a).

"Millennium Compliant" has the meaning set forth in Section 5.03(aa).

"Multiemployer Plans" has the meaning set forth in Section 5.03(p)(iii).

"NYSE" means the New York Stock Exchange.

"Net Option Value" has the meaning set forth in Section 3.06(a).

"New Certificates" has the meaning set forth in Section 3.04(a).

"OCC" means the Office of the Comptroller of the Currency.

"Old Certificates" has the meaning set forth in Section 3.04(a).

"Option Stock Consideration" has the meaning set forth in Section 3.06(a).

"OREO" means the "other real estate owned."

"Pension Plan" has the meaning set forth in Section 5.03(p)(iii).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

"Plans" has the meaning set forth in Section 5.03(p)(iii).

"Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

"Proxy Statement" has the meaning set forth in Section 6.03(a).

"Registration Statement" has the meaning set forth in Section 6.03(a).

"Regulatory Authorities" has the meaning set forth in Section 5.03(k)(i).

"Replacement Warrant" has the meaning set forth in Section 3.06(b).

"Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

"SEC" means the Securities and Exchange Commission.

"SEC Documents" has the meaning set forth in Section 5.03(g).

"Sections 1300 et seq." has the meaning set forth in Section 3.04(f).

"Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Articles" means the Articles of Incorporation of Seller as in effect as of the date hereof.

"Seller Board" means the Board of Directors of Seller.

"Seller By-Laws" means the By-Laws of Seller as in effect as of the date hereof.

"Seller Common Stock" means the common stock, no par value per share, of Seller.

"Seller Meeting" has the meaning set forth in Section 6.02.

"Seller Option Agreement" has the meaning set forth in the recitals to this Agreement.

"Seller Plans" means those plans set forth on Schedule 5.03(p) in the Disclosure Schedule.

"Seller Preferred Stock" has the meaning set forth in Section 5.03(b).

"Seller Regulatory Reports" has the meaning set forth in Section 5.03(k)(iii).

"Seller Stock Option" has the meaning set forth in Section 3.06(a).

"Seller Warrant" has the meaning set forth in Section 3.06(b).

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

"Superior Proposal" means a bona fide Takeover Proposal which a majority of the disinterested members of the Seller Board determines in its reasonable good faith judgment to be more favorable to the Seller's shareholders than the Merger (after receiving the written opinion, with only customary qualifications, of the Seller's independent financial advisor that the financial value of the consideration provided for in such Takeover Proposal exceeds the financial value of the Merger Consideration) and for which financing, to the extent required, is then committed by a third party or which, in the reasonable good faith judgment of a majority of such disinterested members (after receiving the written advice of the Seller's independent financial advisor), is highly likely to be financed by such third party.

"Surviving Corporation" has the meaning set forth in Section 2.01(a).

"Takeover Laws" has the meaning set forth in Section 5.03(bb).

"Takeover Proposal" means, with respect to any Person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any of its Significant Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Seller or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement and the Seller Option Agreement.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

"Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

"Treasury Stock" shall mean shares of Seller Common Stock held by Seller or by Acquirer or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

"Trust Account Shares" shall mean shares of Seller Common Stock held in a fiduciary (including custodial or agency) capacity.

"Twenty Day Calculation Period" has the meaning set forth in Section 8.01(h)(ii)(E).

                                   ARTICLE II
                                   THE MERGER

2.01  THE MERGER.

    (a) THE SURVIVING CORPORATION. At the Effective Time, Seller shall merge with and into Acquirer (the "Merger"), the separate corporate existence of Seller shall cease and Acquirer shall survive and continue to exist as a Delaware corporation (Acquirer, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Acquirer may at any time prior to the Effective Time change the method of effecting the combination with Seller (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Seller directly with and into a wholly-owned subsidiary of Acquirer, in which either Seller or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration"), or the relative equity interest in the Surviving Corporation represented thereby, (ii) adversely affect the tax treatment of Seller's shareholders, as a result of the Merger, receiving the Merger Consideration, or
(iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    (b) EFFECTIVE DATE OF MERGER; EFFECTS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of California of an agreement of merger in accordance with Section 1103 of the CGCL and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL, or such later date and time as may be set forth in such agreement and certificate. The Merger shall have the effects prescribed in the CGCL and the DGCL.

    (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation immediately after the Effective Time shall be those of Acquirer as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Acquirer immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the business day on which the last of the conditions set forth in Sections 7.01, 7.02 and 7.03 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Acquirer, on the last business day of the month in which such day occurs) or (ii) such other date to which the parties hereto may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) OUTSTANDING SELLER COMMON STOCK. Each share of Seller Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 3.05, into 1.2915 shares of Acquirer Common Stock (the "Exchange Ratio").

    (b) OUTSTANDING ACQUIRER COMMON STOCK. Each share of Acquirer Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected and shall, together with the shares converted into Acquirer Common Stock pursuant to Section 3.01(a), constitute all of the then-issued and outstanding shares of common stock of the Surviving Corporation.

    (c) TREASURY STOCK. Each of the shares of Seller Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to Seller Common Stock with a record date occurring prior to the Effective Date and the consideration provided under this Article III, including any dissenter's rights provided in Section 3.04(f). After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock.

3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Acquirer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquirer shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Acquirer Common Stock (after taking into account all of the shares of Seller Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing sale prices of Acquirer Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

3.04  EXCHANGE PROCEDURES.

    (a) DEPOSIT OF EXCHANGE FUND. At or prior to the Effective Time, Acquirer shall deposit, or shall cause to be deposited, with such bank or trust company as Acquirer shall elect (which may be a Subsidiary of Acquirer) (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Seller Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates ("New Certificates") representing the shares of Acquirer Common Stock and the cash in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to this
Article III in exchange for the shares of Seller Common Stock outstanding immediately prior to the Effective Time.

    (b) EXCHANGE OF CERTIFICATES. As promptly as practicable after the Effective Date, Acquirer shall send or cause to be sent to each former holder of record of shares of Seller Common Stock (other than Treasury Stock) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the Merger Consideration set forth in this
Article III. Acquirer shall cause the New Certificates representing Acquirer Common Stock into which shares of a shareholder's Seller Common Stock are converted on the Effective Date and/or any check in respect of fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Seller Common Stock (or indemnity reasonably satisfactory to Acquirer and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

    (c) UNCLAIMED CERTIFICATES. If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquirer (and to the extent not in its possession shall be paid over to Acquirer), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) DISTRIBUTIONS IN RESPECT OF UNCLAIMED CERTIFICATES. No dividends or other distributions with respect to Acquirer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Merger into the right to receive shares of such Acquirer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this
Section 3.04, and no such shares of Acquirer Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this Section
3.04. After becoming so entitled and after having complied with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of Acquirer Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) DISPOSITION OF UNCLAIMED EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for six months after the Effective Time shall be returned by the Exchange Agent to Acquirer. Any shareholders of Seller who have not theretofore complied with this Article III shall thereafter look only to Acquirer for payment of the shares of Acquirer Common Stock, cash in lieu of any fractional shares of Acquirer Common Stock, and unpaid dividends and distributions on Acquirer Common Stock deliverable in respect of each share of Seller Common Stock such shareholder holds immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon.

    (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are outstanding immediately prior to the Effective Time and which constitute "dissenting shares" as defined in
Section 1300 of the CGCL (such shares are referred to herein as "Dissenting Shares") shall not be converted into shares of Acquirer Common Stock but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 1300-1312 ("Sections 1300 et seq.") of the CGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his or her demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or perfect or otherwise loses his or her entitlement to payment of the fair market value of such shares as provided in Sections 1300 et seq. such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Seller Common Stock as contemplated by Sections 1300 et seq., and each of such shares shall thereupon be deemed to have been converted into shares of Acquirer Common Stock and cash in lieu of fractional shares, without any interest thereon, as provided in Article III hereof.

3.05 ANTI-DILUTION PROVISIONS. In the event Acquirer changes (or establishes a record date for changing) the number of shares of Acquirer Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Acquirer Common Stock, or Acquirer declares a stock dividend or extraordinary cash dividend, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

3.06  OPTIONS AND WARRANTS.

    (a) OPTIONS. Except as may be otherwise agreed in writing between Acquirer and the holder of any option, at the Effective Time all outstanding options to purchase shares of Seller Common Stock outstanding immediately prior to the Effective Time under any of the Seller Plans (all such options of an option holder having the same exercise price, a "Seller Stock Option") shall be converted into the right to receive from Acquirer (i) that number of shares of Acquirer Common Stock equal to the quotient obtained by dividing the Net Option Value with respect to such Seller Stock Option (as defined below) by $35.62 plus
(ii) cash in lieu of any fractional shares in accordance with Section 3.03 (the "Option Stock Consideration"). The "Net Option Value" shall be equal to the amount obtained by multiplying the difference, if positive, between $46.00 less the applicable exercise price of such Seller Stock Option times the number of shares for which such Seller Stock Option is exercisable, such number of shares and exercise prices as expressly stated in the applicable stock option agreement relating to such Seller Stock Option. At or prior to the Effective Time, Seller shall take all reasonable action as is necessary to fully advise holders of Seller Stock Options of their rights under this Agreement and the Seller Stock Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 3.06(a). From and after the Effective Time, other than as expressly set forth in this Section 3.06(a), no holder of a Seller Stock Option shall have any other rights in respect thereof other than to receive the consideration for his or her Seller Stock Options in the manner described above. The surrender of a Seller Stock Option to Acquirer in exchange for the Option Stock Consideration shall be deemed a release of any and all rights the option holder had or may have had in respect of such Seller Stock Option.

    (b) WARRANTS. At the Effective Time, all outstanding warrants to purchase shares of Seller Common Stock (all such warrants of a warrant holder, a "Seller Warrant") shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Seller Warrant, that number of shares of Acquirer Common Stock equal to (a) the number of shares of Seller Common Stock subject to the Seller Warrant, multiplied by (b) the Exchange Ratio (such product rounded up to the nearest whole number) (all such new warrants of a warrant holder, a "Replacement Warrant"), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock which were purchasable pursuant to such Seller Warrant divided by (z) the number of full shares of Acquirer Common Stock subject to such Replacement Warrant in accordance with the foregoing. At or prior to the Effective Time, Seller shall take all reasonable action, if any, necessary with respect to the applicable warrants or warrant agreements to permit the replacement of the outstanding Seller Warrants by Acquirer pursuant to this Section 3.06(b).

    (c) Prior to the Effective Time, Acquirer shall reserve for issuance the number of shares of Acquirer Common Stock necessary to satisfy Acquirer's obligations under this Section 3.06.

                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION

4.01 FORBEARANCES OF SELLER. From the date hereof until the Effective Time, except as contemplated by this Agreement or the Seller Option Agreement, without the prior written consent of Acquirer (which consent will not be unreasonably withheld), Seller will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course in accordance in all material respects with all applicable laws, rules and regulations and past practice, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact in all material respects the business organizations and assets and maintain in all material respects its rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b) DELAY. Willfully take any action that Seller knows or should reasonably know would materially and adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement.

    (c) CAPITAL STOCK. Other than pursuant to the Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (d) DIVIDENDS, ETC. (i) Except as Previously Disclosed, subject to the provisions of Section 6.18, take, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than normal quarterly dividends not in excess of $.225 per share of Seller Common Stock with record and payment dates consistent with past practice, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (except for the acquisition of DPC Shares and Trust Account Shares), any shares of its capital stock or any Rights with respect to Seller securities.

    (e) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as expressly contemplated by this Agreement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Seller or any of its Subsidiaries, or grant any bonus or any salary or wage increase or establish or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation and/or benefits to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

    (f) BENEFIT PLANS. Except as Previously Disclosed or expressly contemplated by this Agreement, enter into, establish, adopt or amend (except
(i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

    (g) DISPOSITIONS. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the assets, deposits, business or properties of Seller or any of its Subsidiaries except in the ordinary course of business; provided, that any such sale, transfer, mortgage, encumbrance or disposition of any real property, other than OREO, shall not be considered to be in the ordinary course of business.

    (h) ACQUISITIONS. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller and its Subsidiaries, taken as a whole.

    (i) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

    (j)  GOVERNING DOCUMENTS.  Amend the Seller Articles or Seller By-Laws.

    (k) ACCOUNTING METHODS. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

    (l) CONTRACTS. Except as Previously Disclosed and except in the ordinary course of business consistent with past practice, enter into, terminate or renew any material contract or amend or modify in any material respect any of its existing material contracts.

    (m)  ADVERSE ACTIONS.

        (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of Acquirer to exercise its rights under the Seller Option Agreement.

    (n)  RISK MANAGEMENT.  Except as required by applicable law or regulation
(a) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk, or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    (o) INDEBTEDNESS; LIABILITIES. Except as Previously Disclosed, incur any indebtedness for borrowed money in an amount exceeding $5,000,000 in the aggregate or voluntarily incur or become subject to any material liability, in each case other than in the ordinary course of business consistent with past practice.

    (p) DISCHARGE. Discharge or satisfy any material lien or encumbrance on the properties or assets of Seller or any of its Subsidiaries or pay or cancel any material debt, liability or claim of Seller or any of its Subsidiaries or otherwise waive any rights of material value of Seller or any of its Subsidiaries, except in the ordinary course of business.

    (q) INSURANCE. Except as Previously Disclosed, permit the current insurance policies of Seller or any of its Subsidiaries to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverages substantially equal to the coverages under the canceled, terminated or lapsed policies are in full force and effect.

    (r) SETTLEMENTS. Except as Previously Disclosed, enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which Seller or any of its Subsidiaries becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Seller or its Subsidiaries of amounts in excess of $100,000.

    (s) EXTENSIONS OF CREDIT. Make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with the lending policies of the bank Subsidiaries of Seller or make any agreement or commitment binding it to extend credit for any individual loan in an amount in excess of $5,000,000 without submitting loan package information to the chief credit officer of Acquirer for review with a right of comment at least one full business day prior to taking such action.

    (t)  COMMITMENTS.  Agree or commit to do any of the foregoing.

4.02 FORBEARANCES OF ACQUIRER. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller (which consent will not be unreasonably withheld), Acquirer will not, and will cause each of its Subsidiaries not to:

    (a) DELAY. Willfully take any action Acquirer knows or should know would materially adversely affect or delay the ability of Seller or Acquirer to perform any of their respective obligations under this Agreement.

    (b)  ADVERSE ACTIONS.

        (i) Take any action while knowing that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (ii) Knowingly take any action not otherwise specifically permitted by this Agreement that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.01 DISCLOSURE SCHEDULE. On or prior to the date hereof, Seller has delivered to Acquirer a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or will have a Material Adverse Effect.

5.02 STANDARD. No representation or warranty of Seller or Acquirer contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or
5.04 has had or would be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty.

5.03  REPRESENTATIONS AND WARRANTIES OF SELLER.  Subject to Sections 5.01 and
5.02 and except as Previously Disclosed, Seller hereby represents and warrants to Acquirer:

    (a) ORGANIZATION, STANDING AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Seller has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Seller Articles and Seller By-Laws which have been provided to Acquirer prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. True and correct copies of the minute books of Seller have been made available to Acquirer and fairly and accurately reflect all material corporate action taken by the Seller Board and the shareholders of Seller since December 31, 1996.

    (b) SELLER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Seller consists solely of 100,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock (the "Seller Preferred Stock"). As of May 17, 1999, there were 21,110,800 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the date hereof no shares of Seller Common Stock were held in treasury by Seller or otherwise owned by Seller. As of the date of this Agreement, no shares of Seller Common Stock were reserved for issuance, except (i) a total of 1,049,444 shares of Seller Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Seller Plans, (ii) a total of 54,987 shares of Seller Common Stock were reserved for issuance under stock options that may be granted pursuant to the Seller Plans, (iii) 111,009 shares of Seller Common Stock were reserved for issuance upon exercise of warrants, and (iv) the shares of Seller Common Stock reserved for issuance pursuant to the Seller Stock Option. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as referred to above or as Previously Disclosed, Seller does not have any Rights issued or outstanding with respect to any shares of Seller Common Stock or any other equity securities of Seller. Other than as described above, Seller has not authorized or issued any indebtedness, instrument, contract or other arrangement that could be treated as equity of the Seller under United States federal income tax law. Additionally, Seller has no outstanding stock, indebtedness, instrument, contract or arrangement that Seller has treated as debt for United States federal income tax purposes but not debt for other purposes.

    (c)  SUBSIDIARIES; OWNERSHIP OF OTHER SECURITIES.

        (i) (A) Seller has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of incorporation of each such Subsidiary, (B) Seller owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries), and (F) all of the shares of capital stock of each such Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section 55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

        (ii) Other than in a bona fide fiduciary capacity or as a result of a debt previously contracted, none of Seller or its Subsidiaries owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than (i) its Subsidiaries or (ii) securities held pursuant to the asset liability management policy of Seller.

       (iii) Each of Seller's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (d) CORPORATE POWER. Each of Seller and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Seller Option Agreement and to consummate the transactions contemplated hereby and thereby.

    (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Seller Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of each of Seller and the Seller Board on or prior to the date hereof and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Seller Option Agreement and the transactions contemplated hereby and thereby. Each of this Agreement and the Seller Option Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles). The Seller Board has received the opinion of Credit Suisse First Boston Corporation to the effect that as of the date hereof the Exchange Ratio to be received by the holders of Seller Common Stock in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or the Seller Option Agreement or to consummate the transactions contemplated hereby and thereby, except for: (A) any required filings of applications or notices with the FRB and the DFI; (B) filings with the SEC and state securities authorities; (C) the approval of this Agreement by the shareholders of Seller; and (D) the filing of the agreement of merger and the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, Seller has not been notified to the effect that the approvals set forth in Section 7.01(b) will not be received.

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Seller Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

           (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, arrangement, understanding, indenture or instrument of Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries or any of their respective properties is subject or bound,

           (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Seller's Subsidiaries, or

           (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, arrangement, understanding, indenture or instrument.

    (g) FINANCIAL REPORTS AND SEC DOCUMENTS. The Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, the "SEC Documents"), of Seller or any of its Subsidiaries, as of the date filed (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Seller or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Seller or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (h) NO MATERIAL ADVERSE CHANGES. Except as Previously Disclosed, since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

    (i) ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected in the balance sheets of Seller and its Subsidiaries in accordance with GAAP have been so reflected. Seller has no Liabilities except (a) as reflected in the consolidated balance sheets of Seller and its Subsidiaries as of March 31, 1999 contained in Seller's SEC Documents (the "Latest Seller Balance Sheet"), (b) Liabilities which have arisen after the date of the Latest Seller Balance Sheet in the ordinary course of business (including, without limitation, deposit obligations), none of which (other than deposit obligations) is a material uninsured liability, and (c) as otherwise Previously Disclosed.

    (j) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller or any of its Subsidiaries and, to Seller's knowledge, no such litigation, claim or other proceeding has been threatened. None of Seller or its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

    (k)  REGULATORY MATTERS.

        (i) None of Seller or its Subsidiaries is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the OCC, the FRB, the FDIC and/or any other state regulatory agencies) (collectively, the "Regulatory Authorities").

        (ii) None of Seller or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

       (iii) Since December 31, 1996, each of Seller and its Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "Seller Regulatory Reports"). Seller has provided or made available to Acquirer copies of all of the Seller Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of the Seller Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Seller Regulatory Report.

    (l)  COMPLIANCE WITH LAWS; PERMITS.  Each of Seller and its Subsidiaries:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Seller and its Subsidiaries, including, without limitation, to the extent applicable if at all, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, as amended, the Real Estate Settlement Procedures Act, the Federal Reserve Act, the Home Mortgage Disclosure Act of 1975, the Home Owners Loan Act (each as amended) and all other applicable fair lending laws and other laws relating to the business practices of Seller's bank Subsidiaries;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any of them is threatened;

       (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws; and

        (iv) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization.

    (m) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to their respective SEC Documents, none of Seller or its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

        (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, or

        (ii) that is a noncompetition (or comparable) agreement.

None of Seller or its Subsidiaries is in default and no circumstances exist under which by notice or passage of time (or both) it would be in default under any material contract, agreement, commitment, arrangement, lease or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To Seller's knowledge, there has been no default, cancellation or breach by any other party to any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Seller or any of its Subsidiaries is a party.

    (n) NO BROKERS. No action has been taken by Seller or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the fee to be paid to Credit Suisse First Boston Corporation and Belle Plaine Partners, Inc. as Previously Disclosed.

    (o) EMPLOYEES. To Seller's knowledge, as of the date of this Agreement there is no announced or anticipated resignation of any key employee of Seller or any of its Subsidiaries. Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and non-discrimination. For purposes of this Section 5.03(o): (i) "key employee" shall mean any employee of Seller with annual base compensation of $75,000 or more and (ii) "Seller's knowledge" shall mean the knowledge of Seller's Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President, Director of Human Resources.

    (p)  EMPLOYEE BENEFIT PLANS.

        (i) Seller's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Seller or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans"). Under the applicable terms of the Compensation and Benefit Plans, Seller may amend or terminate any such Compensation and Benefit Plans at any time without incurring any liability thereunder.

        (ii) True and complete copies of the Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to Acquirer.

       (iii) Each of the Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Seller and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age

    Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of Seller or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, any voluntary employees' beneficiary association used to fund Compensation and Benefit Plans has received an exemption letter from the Internal Revenue Service, and Seller is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

        (iv) No liability under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Seller nor any of its present or former Subsidiaries nor any ERISA Affiliate of it or any of its Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of Seller or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

        (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of Seller or any of its Subsidiaries have been made. Neither any Pension Plan of Seller or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of Seller or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
    Section 302 of ERISA. Neither Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (vi) Under each Pension Plan of Seller or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

       (vii) None of Seller or its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

      (viii) Except as set forth in Seller's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its

    Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

        (ix) Except as set forth in the Disclosure Schedule, no Compensation and Benefit Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Acquirer or Seller that are not deductible (in whole or in part) under
    Section 280G of the Code.

    (q) LABOR MATTERS. None of Seller or its Subsidiaries is a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to Seller's knowledge, threatened, nor to Seller's knowledge is there any activity involving any employee of Seller or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (r)  PROPERTIES.

        (i) Each of Seller and its Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment owned by it as reflected in the Latest Seller Balance Sheet (other than real property reflected in the Latest Seller Balance Sheet as OREO), free and clear of all liens and encumbrances, except for (A) mortgages on real property as Previously Disclosed, (B) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (C) liens for current taxes and special assessments not yet due and payable, (D) leasehold estates with respect to multi-tenant buildings owned by it, (E) mechanic's, materialman's and other liens imposed by operation of law, and (F) property disposed of since the date of the Latest Seller Balance Sheet in the ordinary course of business; PROVIDED, HOWEVER, that no disposal of any fee interest in real property housing Seller branches, loan offices or offices engaged in Seller operations shall be considered to be in the ordinary course of business.

        (ii) Seller has previously made available to Acquirer complete and accurate copies of abstracts of each of the leases, setting forth the fundamental terms of each of such leases, of Seller or any of its Subsidiaries, including all amendments and modifications thereto (such leases, as amended and modified, the "Leases"). As of the date of this Agreement, the Leases are in full force and effect, and Seller or such Subsidiary, as applicable, has valid and existing leasehold interests under the Leases for the terms set forth therein. With respect to the Leases, none of Seller or its Subsidiaries is in default, and, to Seller's knowledge, none of the other parties to any of the Leases is in default, and, to Seller's knowledge, no circumstances (not in the control of Seller) exist which could result in such a default under any of such Leases.

       (iii) The rent rolls previously made available to Acquirer are true and correct in all material respects and describe all occupancies and the material terms of each occupancy as of the dates thereof.

        (iv) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Seller and its Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of Seller and its Subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

    (s) ENVIRONMENTAL MATTERS. To Seller's knowledge, neither the conduct nor operation of Seller or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and to Seller's knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. None of Seller or any of its Subsidiaries has received any written notice from any Person that it or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. To Seller's knowledge, no Hazardous Substances (as defined below) have been deposited or disposed of in, on or under Seller's or any Subsidiary's owned or leased properties (including properties owned, managed or controlled by Seller or any Subsidiary in connection with its lending or fiduciary operations). As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:

        (i) the protection or restoration of the environment, health, safety, or natural resources;

        (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or

       (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

As used herein, the term "Hazardous Substance" means any substance in any concentration that is:

        (i) listed, classified or regulated pursuant to any Environmental Law;

        (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or

       (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    (t) TAX MATTERS. Each of Seller and its Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which Seller or any of its Subsidiaries is a member have filed or will file all Tax Returns required to be filed (taking into account permissible extensions) by them on or prior to the Effective Time, and have paid (or have accrued or will accrue, prior to the Effective Time, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes reflected on the Latest Seller Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of Seller and its Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest Seller Balance Sheet or which may subsequently be determined to be owing with respect to any such period. None of Seller or its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of Seller and its Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on or prior to the Effective Time, shall have been paid by or on behalf of Seller and its Subsidiaries or shall be reflected on the books of Seller and its Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheets, without taking account of the Merger. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Seller or any of its Subsidiaries. None of Seller or its Subsidiaries has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. In the five years prior to the date of this Agreement, no demand or claim has been made against Seller or any of its Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Seller or any of its Subsidiaries was at any time a member. As of the date hereof, Seller has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (u) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's or any of its Subsidiaries' own account, or for the account of one or more of its customers (all of which are listed on Seller's Disclosure Schedule), if any, were entered into:

        (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and

        (ii) with counterparties believed to be financially responsible at the time;

and each of them constitutes the valid and legally binding obligation of the other party thereto enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles) and is in full force and effect. None of Seller or its Subsidiaries, or to Seller's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (v) BOOKS AND RECORDS. The books and records of each of Seller and its Subsidiaries prepared on or after December 31, 1996, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

    (w)  LOAN PORTFOLIO.

        (i) None of Seller or its Subsidiaries is a party to any written or oral
    (A) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) reflected as an asset in the Seller's audited financial statements for the year ended December 31, 1998 (collectively, "Loans"), other than Loans the unpaid unguaranteed principal balance of which does not exceed $500,000, under the terms of which the obligor was, as of December 31, 1998, over 90 days delinquent in payment of principal or interest, or (B) Loan with any director, executive officer or five percent or greater shareholder of Seller or any of its Subsidiaries, or to Seller's knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Seller's Disclosure Schedule sets forth (x) all of the Loans with original unguaranteed principal amounts in excess of $100,000 of Seller or any of its Subsidiaries that as of December 31, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Seller or any of its Subsidiaries that as of December 31, 1998, were classified as such, together with the aggregate principal amount of such Loans by category and (z) each asset of Seller that as of December 31, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

        (ii) The documentation relating to each Loan and relating to all security interests, mortgages and other liens with respect to all collateral for each such Loan, taken as a whole, is adequate for the enforcement of the material terms of each such Loan and of the related security interests, mortgages and other Liens. The terms of each such Loan and of the related security interests, mortgages and other Liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

    (x) INSURANCE. Seller's Disclosure Schedule lists each insurance policy maintained by Seller or any of its Subsidiaries with respect to its properties and assets. Prior to the date hereof, Seller has provided or made available to Acquirer complete and accurate copies of each of the insurance policies described on Seller's Disclosure Schedule. All such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any of such insurance policies.

    (y) AFFILIATE TRANSACTIONS. None of Seller or its Subsidiaries nor any of their respective executive officers or directors, or, to Seller's knowledge, any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or, to Seller's knowledge, any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any agreement with Seller or any of its Subsidiaries (other than employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Seller or any of its Subsidiaries.

    (z) ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each of Seller and its Subsidiaries has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of Seller or its Subsidiaries nor any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

    (aa) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Seller and its Subsidiaries as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Seller and its Subsidiaries or the Surviving Corporation will not be adversely affected. Seller is undertaking all reasonable efforts necessary to determine whether any third party with whom Seller has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships where, in the judgment of Seller, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Seller and its Subsidiaries or the Surviving Corporation.

As used in this Agreement, "Millennium Compliant" shall mean that neither performance nor functionality is affected by data manipulation concerning dates prior to, during, spanning, or after January 1, 2000, and shall include, but not be limited to: (i) accurately processing (including, but not limited to, calculating, comparing and sequencing) date/time data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations; (ii) functioning without error, interruption, or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other technology; (iv) accurate date/time data century recognition; (v) calculations that accurately use same century and multi-century formulas and date/time values; (vi) date/time interface values that reflect the correct century; and

(vii) processing, storing, receiving and outputting all date/time data in a format that accurately indicates the century of the date/time data.

    (bb) TAKEOVER LAWS. Seller has taken all action required to be taken by it in order to exempt this Agreement and the Seller Option Agreement and the transactions contemplated hereby and thereby from the requirements of any applicable "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws").

5.04 REPRESENTATIONS AND WARRANTIES OF ACQUIRER. Subject to Section 5.02, Acquirer hereby represents and warrants to Seller as follows:

    (a) ORGANIZATION, STANDING AND AUTHORITY. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquirer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Acquirer and each of its Significant Subsidiaries is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. Acquirer has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (b) ACQUIRER CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Acquirer consists solely of 1,500,000,000 shares of Acquirer Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share ("Acquirer Preferred Stock"). As of March 31, 1999, there were 744,797,857 shares of Acquirer Common Stock and 56,539 shares of Acquirer Preferred Stock issued and outstanding. As of the date hereof, 18,428,964 shares of Acquirer Common Stock were held in treasury by Acquirer or otherwise owned by Acquirer. As of the date of this Agreement, no shares of Acquirer Common Stock or Acquirer Preferred Stock were reserved for issuance, except that 60,090,134 shares of Acquirer Common Stock were reserved for issuance pursuant to Acquirer's employee and director stock purchase and option plans and dividend reinvestment plan, 89,108 shares were reserved for issuance under outstanding warrants to purchase Acquirer Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants of Acquirer. As of March 31, 1999, 12,750 shares of Acquirer Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Acquirer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, Acquirer does not have any Rights issued or outstanding with respect to any shares of Acquirer Common Stock or Acquirer Preferred Stock or any other equity securities of Acquirer. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (c) CORPORATE POWER. Each of Acquirer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Acquirer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Acquirer and the Acquirer Board on or prior to the date hereof and no other corporate proceedings on the part of Acquirer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of Acquirer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (e)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Acquirer or any of its Subsidiaries in connection with the execution, delivery or performance by Acquirer of this Agreement or to consummate the transactions contemplated hereby except for: (A) any required filings of applications or notices with the FRB and the DFI; (B) filings with the SEC and state securities authorities and the approval of the listing on the NYSE of Acquirer Common Stock to be issued in the Merger; and
    (C) the filing of the agreement of merger and the certificate of merger as contemplated in Section 2.01(b). As of the date hereof, Acquirer is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received.

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

           (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Acquirer or of any of its Subsidiaries or to which Acquirer or any of its Subsidiaries or any of their respective properties is subject or bound;

           (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Acquirer or any of its Subsidiaries; or

           (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (f) FINANCIAL REPORTS AND SEC DOCUMENTS. The SEC Documents of Acquirer or any of its Subsidiaries, as of the date filed: (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document of Acquirer or any of its Subsidiaries, including the related notes and schedules thereto, fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents of Acquirer or any of its Subsidiaries (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

    (g) NO MATERIAL ADVERSE CHANGES. Except as Previously Disclosed, since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

    (h) TAX MATTERS. As of the date hereof, Acquirer has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (i)  REGULATORY MATTERS.

        (i) Since December 31, 1996, each of Acquirer and its Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking or other applicable Regulatory Authorities having jurisdiction over it (together with all exhibits thereto, the "Acquirer Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the Acquirer Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Acquirer Regulatory Report.

        (ii) None of Acquirer or its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

       (iii) None of Acquirer or its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (j) LITIGATION. No litigation, claim or other proceeding before any court or Governmental Authority is pending against Acquirer or any of its Subsidiaries and, to Acquirer's knowledge, no such litigation, claim or other proceeding has been threatened. None of Acquirer or its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

    (k)  COMPLIANCE WITH LAWS; PERMITS.  Each of Acquirer and its Subsidiaries:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses on behalf of Acquirer and its Subsidiaries;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Acquirer's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) is in compliance with the provisions of its articles of incorporation or association or similar governing document and its by-laws.

    (l) MILLENNIUM COMPLIANCE. All hardware and software, whether embedded or otherwise, used or licensed for use in the business of Acquirer and its Subsidiaries as presently conducted is Millennium Compliant or will be Millennium Compliant by a date so that the business, operations or financial condition of Acquirer and its Subsidiaries will not be adversely affected. Acquirer is undertaking all reasonable efforts necessary to determine whether any third party with whom Acquirer has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships where, in the judgment of Acquirer, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Acquirer and its Subsidiaries.

                                   ARTICLE VI
                                   COVENANTS

6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Seller and Acquirer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 SHAREHOLDER APPROVAL. Seller shall take, in accordance with applicable law, applicable stock exchange or Nasdaq rules and the Seller Articles and the Seller By-Laws, all action necessary to convene, an appropriate meeting of shareholders of Seller to consider and vote upon (i) the approval of the principal terms of this Agreement and (ii) any other matters required to be approved by the shareholders of Seller for consummation of the Merger (including any adjournment or postponement, the "Seller Meeting"), as promptly as practicable after the Registration Statement is declared effective. Seller Board shall recommend such approval, and Seller shall take all reasonable lawful action to solicit such approval by its shareholders. The Seller Board may not withdraw or modify its recommendation except as expressly permitted by Section 6.06(b).

6.03  REGISTRATION STATEMENT.

    (a) REGISTRATION STATEMENT. Acquirer and Seller agree to cooperate in the preparation of a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Acquirer with the SEC in connection with the issuance of Acquirer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the "Proxy Statement") and all related documents). Seller agrees to file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable, and Acquirer agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Seller and Acquirer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquirer also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Acquirer all information concerning Seller, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

    (b) QUALITY OF INFORMATION. Each of Seller and Acquirer agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in:

        (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

        (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Seller Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

Each of Seller and Acquirer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or that it has omitted to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

    (c) NOTICES REGARDING REGISTRATION. Acquirer agrees to advise Seller, promptly after Acquirer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Acquirer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 PRESS RELEASES. Each of Seller and Acquirer agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

6.05  ACCESS; INFORMATION.

    (a) ACCESS. Seller agrees that upon reasonable notice, it shall afford Acquirer and Acquirer's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information (including, without limitation, Seller's or any of its Subsidiaries' Year 2000 contingency plan) as Acquirer may reasonably request and, during such period, Seller shall furnish promptly to Acquirer (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as Acquirer may reasonably request. Seller shall not be required to provide access or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b)  CONFIDENTIALITY.  All information furnished to Acquirer pursuant to
Section 6.05(a) shall be subject to, and Acquirer shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement dated April 14, 1999 (the "Confidentiality Agreement") between Acquirer and Seller. Seller shall have the same obligations to Acquirer with respect to information furnished to Seller by Acquirer.

    (c) INVESTIGATION. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

6.06  ACQUISITION PROPOSALS.

    (a) Seller shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Acquirer with respect to any of the foregoing. Seller shall promptly (within 24 hours) advise Acquirer following the receipt by Seller of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the Acquirer of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof. Notwithstanding the first sentence of this Section 6.06(a), in the event that, prior to the date of the Seller Meeting, the Seller Board determines in good faith and in conformity with the written advice of outside counsel, after Seller has received an unsolicited Takeover Proposal that is a Superior Proposal, that the failure to do so would result in a breach of Seller Board's fiduciary duties to Seller's shareholders, Seller may, in response to an unsolicited request therefor, furnish information with respect to the Seller to, and enter into discussions with, the party making the Superior Proposal pursuant to a customary confidentiality agreement.

    (b) Except as expressly permitted by this Section 6.06(b), the Seller Board may not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Seller Board of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause or authorize Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the date of the Seller Meeting, the Seller Board determines in good faith, after the Seller has received a Superior Proposal and in conformity with the written advice of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Seller's shareholders under applicable law, the Seller Board may upon not less than three business days notice to Acquirer of Seller Board's intention to do so withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the Merger or this Agreement. Such withdrawal or modification shall not affect the Seller's obligation to convene the Seller Meeting as required by Section 6.02.

6.07 AFFILIATE AGREEMENTS. Seller shall use its reasonable best efforts to cause each director, executive officer and other Person who as of the date of the Seller Meeting to Seller's knowledge is reasonably likely to be an "affiliate" (for purposes of Rule 145 under the Securities Act) of Seller to execute and deliver to Acquirer on or before the date of mailing of the Proxy Statement a written agreement in the form of Exhibit B hereto.

6.08 STOCK EXCHANGE LISTING. Acquirer agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquirer Common Stock to be issued to the holders of Seller Common Stock in the Merger.

6.09  REGULATORY APPLICATIONS.

    (a) COOPERATION WITH FILINGS. Seller and Acquirer and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts
(i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all. third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the FRB, the DFI and any other applicable Regulatory Agencies and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Provided Seller has cooperated as required above, Acquirer agrees to file the requisite applications to be filed by it with the FRB, the DFI and any other applicable Regulatory Agencies, as promptly as reasonably practicable. Each of Acquirer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) AGREEMENT TO FURNISH INFORMATION. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority. Any such information that is not ultimately included in any publicly available filing, notice or application shall be kept confidential in accordance with Section 6.05(b).

6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) INDEMNIFICATION BY ACQUIRER. From and after the Effective Time, Acquirer agrees to indemnify and hold harmless each present and former director and officer of Seller and its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) to the fullest extent permitted by law. Acquirer shall also advance expenses as incurred to the fullest extent permitted under Delaware law, upon receipt of any undertaking required by applicable law.

    (b) INDEMNIFICATION PROCEDURE. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Acquirer thereof, but the failure to so notify shall not relieve Acquirer of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquirer. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time):

        (i) Acquirer shall have the right to assume the defense thereof and Acquirer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquirer elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Acquirer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquirer shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received;

        (ii) the Indemnified Parties will cooperate in the defense of any such matter; and

       (iii) Acquirer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Acquirer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    (c) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Effective Date, Acquirer shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Seller or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by Seller; provided, however, that in no event shall Acquirer be required to expend more than 200% per annum of the current amount expended by Seller (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Acquirer is unable to obtain the insurance called for by this Section 6.10(c), Acquirer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Seller or any of its Subsidiaries may be required to make application and provide customary representations and warranties to Acquirer's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such six-year period in an amount not less than the annual aggregate of such coverage currently provided by Seller.

    (d)  SUCCESSOR LIABILITY.  If Acquirer or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquirer shall assume the obligations set forth in this Section 6.10.

6.11  TAKEOVER LAWS; NO RIGHT TRIGGERED.

    (a) No party shall take any action that would cause the transactions contemplated by this Agreement and the Seller Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Seller Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect that purport to apply to this Agreement, the Seller Option Agreement or the transactions contemplated hereby or thereby.

    (b) Seller shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Seller Option Agreement, and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any rights to any Person
(i) under the Seller Articles or the Seller By-Laws or (ii) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by (A) the mandatory provisions under the Seller Plans or (B) the Seller Option Agreement, as applicable).

6.12 NOTIFICATION OF CERTAIN MATTERS. Each of Seller and Acquirer shall give prompt notice to the other of any fact, event or circumstance known to it that:

        (i) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a Material Adverse Effect, or

        (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 CERTAIN LOANS AND RELATED MATTERS. Seller will furnish to Acquirer a complete and accurate list as of the end of each calendar month after March 31, 1999, within 15 business days after the end of each such calendar month, of (a) all of the periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices) of Seller or any of its Subsidiaries, (b) all loans of Seller or any of its Subsidiaries classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Seller or any of its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Seller or any of its Subsidiaries.

6.14 MONTHLY FINANCIAL STATEMENTS. Seller shall furnish Acquirer with the balance sheets of Seller and each of its Subsidiaries as of the end of each calendar month after March 31, 1999 and the related statements of income, within 15 business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the SEC Documents and on a consistent basis during the periods involved and shall fairly present the financial positions of Seller and its Subsidiaries as of the dates thereof and the results of operations of Seller and its Subsidiaries for the periods then ended.

6.15 ACCOUNTANTS' LETTERS. Each of Seller and Acquirer shall use its best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter or letters from each party's independent auditors as are customarily required, respectively, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

6.16 TAX MATTERS. Seller shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns of Seller and its Subsidiaries, including all Compensation and Benefit Plan returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; PROVIDED, HOWEVER, that Seller shall not file (and shall cause not to be filed) any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Acquirer; PROVIDED, FURTHER, that Seller shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Acquirer.

6.17 ESTABLISHMENT OF ACCRUALS. If requested by Acquirer, on the business day immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its and its Subsidiaries accounting and credit loss reserve practices and methods to those of Acquirer (as such practices and methods are to be applied to Seller and its Subsidiaries from and after the Effective Time) and reflect Acquirer's plans with respect to the conduct of Seller's and its Subsidiaries' business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in this Agreement or constitute a material adverse change in the business, operations or financial condition of Seller and its Subsidiaries, taken as a whole.

6.18 COORDINATION OF DIVIDENDS. Until the Effective Time, Seller shall coordinate with Acquirer the declaration of any dividends or other distributions with respect to the Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Seller Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Seller Common Stock (including any shares of Acquirer Common Stock received in exchange therefor in the Merger).

6.19 UPDATED DISCLOSURE SCHEDULE. On a date 15 business days prior to the Effective Date and on the Effective Date, Acquirer and Seller shall modify their respective Disclosure Schedules to this Agreement for the purpose of making the representations and warranties to which any such Disclosure Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Acquirer or Seller subsequent to the date any Disclosure Schedule was previously delivered. Notwithstanding the foregoing, the updated Disclosure Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Sections 7.02(a) and 7.03(a) hereof.

6.20  BENEFIT PLANS.

    (a) Acquirer shall, for two years after the Effective Time, provide former employees of Seller and its Subsidiaries who remain as employees of Acquirer or the Surviving Corporation ("Continuing Employee") with compensation and employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Acquirer. From time to time after the Effective Time, Acquirer may, at its sole discretion, discontinue all or any Compensation and Benefit Plans maintained by Seller and its Subsidiaries for the benefit of employees of the Seller and its Subsidiaries so long as it replaces them with compensation and employee benefit plans of Acquirer as offered to similarly situated employees of Acquirer and its Subsidiaries. If any employee of Seller or its Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Acquirer or the Surviving Corporation, such employee shall be given credit under such plan, practice or policy for all service with Seller or its Subsidiaries from the employee's most recent date of hire by Seller or its Subsidiaries (as provided by Seller to Acquirer prior to the Effective Date) and prior to the Effective Time for purposes of eligibility and vesting, but not for the purposes of determining benefit accruals or the rate of benefit accruals, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of Seller or any of its Subsidiaries that continue in effect following the Effective Time.

    (b) Acquirer shall pay to Continuing Employees the amounts payable under Seller's incentive plans as Previously Disclosed for the year ended December 31, 1999 in accordance with the terms thereof ("1999 Bonus Amounts"). Prior to the Effective Date, the Chief Executive Officer of Seller, after prior consultation with Acquirer, shall determine the 1999 Bonus Amounts payable pursuant to the terms of the applicable incentive plans of Seller. Acquirer shall also pay to employees of Seller and its Subsidiaries whose employment is terminated by Acquirer or its Subsidiaries (other than by reason of such employee's misconduct, nonperformance of duties or violations of other rules and policies of Acquirer or its Subsidiaries, including confidentiality obligations) after the Effective Time and prior to the date such 1999 Bonus Amounts have been paid an amount equal to the 1999 Bonus Amount to which they would otherwise have been entitled. Such 1999 Bonus Amounts shall be paid upon such termination.

    (c) Employees covered under Seller's Employee Severance Plan as of the Effective Date who are terminated by the Acquirer within 12 months after the Effective Time shall be eligible for severance, if any, under the terms of Seller's Employee Severance Plan except that the required release shall be in the form and manner required by the Acquirer. During such 12 month period, such employees shall be excluded from coverage from Acquirer's severance plans or programs but shall not be excluded from coverage under Acquirer's Change In Control Severance Pay Programs provided such employees meet the coverage requirements set forth in such Change In Control Severance Pay Programs. If a change in control of Acquirer occurs during such 12 month period said employees will cease to be eligible for severance under Seller's Employee Severance Plan if they are covered employees under Acquirer's Change In Control Severance Pay Programs.

    (d) Employees eligible for severance payments under Seller's Executive Severance Plan shall be excluded from coverage from Acquirer's severance plans or programs including Acquirer's Change In Control Severance Pay Plan or Programs so long as such employee is covered by Seller's Executive Severance Plan. Acquirer further agrees that the "target bonus" for purposes of the Executive Severance Plan shall mean the maximum target bonus payable under the applicable incentive plan in the event that the applicable "target bonus" is expressed as a range. Schedule 6.20(d) sets forth the employees currently covered by Seller's Executive Severance Plan. Seller shall provide Acquirer with an updated schedule of employees covered under Seller's Executive Severance Plan prior to the Effective Date.

    (e) This Section 6.20 is an agreement solely between Seller and Acquirer. Nothing in this Section 6.20, whether express or implied, shall be considered to be a contract between Seller or Acquirer or any other person or shall confer upon any employee of Seller or Acquirer or any other person, any rights or remedies that such person did not already have including, but not limited to (i) any right to employment or recall, (ii) any right to continued employment of any specified person or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Acquirer and Seller to consummate the Merger is subject to the fulfillment or written waiver by Acquirer and Seller prior to the Effective Time of each of the following conditions:

    (a) SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Seller.

    (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "Injunction") which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT; NYSE. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Acquirer Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    (f) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

7.02 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Acquirer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF ACQUIRER. Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Acquirer by the Chief Financial Officer of Acquirer to such effect.

    (c) OPINION OF SELLER'S COUNSEL. Seller shall have received an opinion from Irell & Manella LLP, counsel to Seller, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

        (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

       (iii) The tax basis of the Acquirer Common Stock received by the shareholders who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

        (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

    In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller and others.

    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Acquirer or any of its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Acquirer and its Subsidiaries, taken as a whole.

7.03 CONDITIONS TO OBLIGATION OF ACQUIRER. The obligation of Acquirer to consummate the Merger is also subject to the fulfillment or written waiver by Acquirer prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Financial Officer of Seller to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided that Seller shall have performed its agreements contained in Sections 4.01(c) and (d) in all respects; and Acquirer shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Financial Officer of Seller to such effect.

    (c) OPINION OF ACQUIRER'S COUNSEL. Acquirer shall have received an opinion from Dorsey & Whitney LLP, Minneapolis, Minnesota, counsel to Acquirer, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (i) No gain or loss will be recognized by Acquirer or Seller as a result of the Merger;

        (ii) No gain or loss will be recognized by the shareholders of Seller who exchange their Seller Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

       (iii) The tax basis of the Acquirer Common Stock received by the shareholders of Seller who exchange all of their Seller Common Stock in the Merger will be the same as the tax basis of the Seller Common Stock surrendered in exchange therefor; and

        (iv) The holding period of the Acquirer Common Stock received by a shareholder of Seller pursuant to the Merger will include the period during which the Seller Common Stock surrendered therefor was held, provided the Seller Common Stock is a capital asset in the hands of the shareholder of Seller at the time of the Merger.

    In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Acquirer, Seller, and others.

    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of Seller or any of its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

                                  ARTICLE VIII
                                  TERMINATION

8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller.

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Acquirer and Seller.

    (b) BREACH. At any time prior to the Effective Time, by Acquirer or Seller, upon written notice to the other party, in the event of either:

        (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

        (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) individually or in the aggregate with other breaches, has had or is reasonably expected to have a Material Adverse Effect on the breaching party.

    (c) DELAY. At any time prior to the Effective Time, by Acquirer or Seller, in the event that the Merger is not consummated by December 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to this
Section 8.01(c) to perform or observe the covenants and agreements of such party set forth herein.

    (d)  NO APPROVAL.  By Seller or Acquirer, in the event:

        (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or

        (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Seller Meeting.

    (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Seller Meeting, by Acquirer if the Seller Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquirer.

    (f) FAILURE OF CONDITION. By either Acquirer or Seller, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy.

    (g) SELLER OPTION AGREEMENT. By Acquirer, at any time after 6:00 a.m. New York City time on May 20, 1999, if the Seller Option Agreement shall not have been executed and delivered by Seller to Acquirer prior to such termination.

    (h) ACQUIRER SIGNIFICANT STOCK DECLINE. By Seller, on either of the two trading days immediately after the Twenty Day Calculation Period (as defined below), if both of the following conditions are satisfied:

        (i) the average of the daily closing prices of a share of Acquirer Common Stock as reported on the consolidated tape of the NYSE during the Twenty Day Calculation Period (the "Acquirer Average Price") is less than $28.38; and

        (ii) the number obtained by dividing the Acquirer Average Price by $35.4792 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient;

PROVIDED, HOWEVER, that Seller shall not be permitted to terminate this Agreement pursuant to the provisions of this Section 8.01(h) if Acquirer agrees to adjust the Exchange Ratio in such a manner as to provide the shareholders of Seller with Merger Consideration per share of Seller Common Stock with a value (using the Acquirer Average Price) greater than or equal to $36.80. For purposes of this Section 8.01(h):

           (A) The "Index Group" shall mean all of those companies listed on
       Schedule 8.01(h), the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Twenty Day Calculation Period for such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately.

            (B) The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h)) of the closing prices for the period from and including May 6, 1999 to and including May 18, 1999 of the companies comprising the Index Group.

            (C) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Twenty Day Calculation Period.

           (D) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Schedule 8.01(h)) of the Final Prices for all of the companies comprising the Index Group.

            (E) The "Twenty Day Calculation Period" shall mean the 20 consecutive trading days ending at the end of the third business day prior to the Effective Date.

            (F) If Acquirer or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the date three days prior to the Effective Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01, and
(ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination; PROVIDED, HOWEVER, that any termination shall not affect the Seller Option Agreement.

8.03  TERMINATION EXPENSES.

    (a) In the event of termination of this Agreement and the abandonment of the Merger at any time (a) by Acquirer pursuant to Sections 8.01(b), 8.01(e) or 8.01(g) or (b) by Acquirer or Seller pursuant to Section 8.01(d)(ii) as a result of the failure to receive the shareholder approval at the Seller Meeting contemplated by Section 6.02 (but only in the event that it shall have been publicly announced that any Person (other than Acquirer) shall have made, or disclosed an intention to make, a Takeover Proposal) and in order to compensate Acquirer for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, Seller shall, within one business day following such termination, pay Acquirer a fee of $5,000,000 in immediately available funds. Acquirer's right to receive such fee, and ability to enforce the provisions of this Section 8.03(a), shall not be subject to approval by the shareholders of Seller. Upon and after payment of such fee to Acquirer, Seller shall not have any liability to Acquirer for any breach (including a willful breach) by Seller specified in Section 8.01(b).

    (b) In the event of termination of this Agreement and the abandonment of the Merger at any time by Seller pursuant to Section 8.01(b) and in order to compensate Seller for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, Acquirer shall, within one business day following such termination, pay Seller a fee of $5,000,000 in immediately available funds. Seller's right to receive such fee, and ability to enforce the provisions of this Section 8.03(b), shall not be subject to approval by the shareholders of Acquirer. Upon and after payment of such fee to Seller, Acquirer shall not have any liability to Seller for any breach (other than a willful breach) by Acquirer specified in Section 8.01(b).

                                   ARTICLE IX
                                 MISCELLANEOUS

9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than those covenants and agreements which by their terms apply in whole or in part after the Effective Time, and this Article IX which shall survive the Effective Time) or the termination of this Agreement (other than Sections 6.05(b), 8.02 and 8.03, and this Article IX, each of which shall survive such termination).

9.02  WAIVER; AMENDMENT.

    (a) At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    (b) Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Seller Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the amount or change the form of the consideration to be received by Seller shareholders in the Merger.

9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law apply). Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated thereby.

9.05 EXPENSES. Except as otherwise provided in Section 8.03 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller, to:             Western Bancorp
                              4100 Newport Place
                              Suite 900
                              Newport Beach, California 92660
                              Attention: Julius G. Christensen, Esq.
                              Facsimile: (949) 757-5844

With a copy to:               Irell & Manella LLP
                              333 South Hope Street, Suite 3300
                              Los Angeles, California 90071-3042
                              Attention: Ken Ikari, Esq.
                              Facsimile: (213) 229-0515

If to Acquirer, to:           U.S. Bancorp
                              U.S. Bank Place
                              601 Second Avenue South
                              Minneapolis, Minnesota 55402
                              Attention: Lee R. Mitau, Esq.
                              Facsimile: (612) 973-4333

With a copy to:               Dorsey & Whitney LLP
                              Pillsbury Center South
                              220 South Sixth Street
                              Minneapolis, Minnesota 55402-1498
                              Attention: Jay L. Swanson, Esq.
                              Elizabeth C. Hinck, Esq.
                              Facsimile: (612) 340-8738

9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, in each case other than the Seller Option Agreement and the Confidentiality Agreement. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 19, 1999.

9.09 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(b) of this Agreement were not performed in accordance with their respective specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of
Section 6.05(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                WESTERN BANCORP

                                By
                                     -----------------------------------------
                                     Name:  Matthew P. Wagner
                                     Title:   President and Chief Executive
                                     Officer

                                U.S. BANCORP

                                By
                                     -----------------------------------------
                                     Name:  Susan E. Lester
                                     Title:   Executive Vice President and
                                     Chief Financial Officer

                                SCHEDULE 8.01(h)

    This Schedule has been excerpted from the Disclosure Schedule delivered by Western Bancorp to U.S. Bancorp on May 19, 1999. This schedule is included solely for informational purposes in connection with the discussion of "THE MERGER--Termination of the Agreement" in the Proxy Statement/Prospectus.

                                                       INITIAL
                            AVG PRICE                   INDEX
INDEX GROUP                 5/16-5/18    WEIGHTING      PRICE
-------------------------  -----------  ------------  ---------
Bank of New York              37.5764        8.815%      3.3122

Bank One Corp                 60.4508        6.064%      3.6657

Comerica Inc.                 65.1389        5.500%      3.5827

Fifth Third Banc              72.6424        4.598%      3.3400

First Union Corp              53.7153        6.874%      3.6923

Firstar Corp                  29.0556        9.839%      2.8589

Fleet Financial Group         42.9653        8.167%      3.5088

Keycorp                       33.7917        9.270%      3.1324

Mellon Bank Corp              64.5382        5.572%      3.5963

National City Corp            70.7639        4.824%      3.4135

PNC Bank Corp                 56.8958        6.491%      3.6933

Summit Bancorp                42.3264        8.243%      3.4891

Suntrust Banks                69.5903        4.965%      3.4551

Wachovia Corp                 89.8403        2.530%      2.2727

Wells Fargo Co.               42.2847        8.248%      3.4878
                           -----------  ------------  ---------

                             831.5758       100.00%     50.5008

                                                                      APPENDIX B

               OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

                                          May 19, 1999

Board of Directors
Western Bancorp
1251 Westwood Boulevard
Los Angeles, CA 90024

Ladies and Gentlemen:

    You have asked us to advise you with respect to the fairness to the stockholders of Western Bancorp (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 19, 1999 the ("Acquisition Agreement"), between the Company and U.S. Bancorp (the "Acquiror"). The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Acquiror, or a wholly owned subsidiary of the Acquiror pursuant to which the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of common stock, no par value per share, of the Company will be converted into 1.2915 shares of the Acquiror's common stock, par value $1.25 per share (the "Exchange Ratio").

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror.

    We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including the estimate of future cost savings and revenue enhancements), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's management as to the future financial performance of the Company and the Acquiror. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror common stock when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror common stock will trade subsequent to the Merger.

    We have acted as financial advisor to Board of Directors in connection with the Merger and will receive a fee for our services, which is contingent upon the consummation of the Merger.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,
                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                          By: __________________________________

                                                                      APPENDIX C

      CALIFORNIA CORPORATION CODE SECTIONS DEALING WITH DISSENTERS' RIGHTS

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

       (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

       (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

       (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

       (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of May 19, 1999, between U.S. BANCORP, a Delaware corporation ("Grantee"), and WESTERN BANCORP, a California corporation ("Issuer").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement") immediately prior to the execution and delivery hereof;

    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement and pursuit of the transactions contemplated thereby and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

    WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement on or prior to the date hereof:

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 4,201,049 fully paid and nonassessable shares of the common stock, no par value, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the Nasdaq National Market System on May 17, 1999; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than such last reported sale price per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a)), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following the occurrence of the Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the breach by Grantee of its covenants or agreements contained in the Merger Agreement.

        (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

            (i) Issuer or any of its Subsidiaries (as hereinafter defined) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly owned Issuer Subsidiaries, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

            (ii) Any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

           (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, in each such case, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

            (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

            (v) Any person other than Grantee or any Grantee Subsidiary shall have made a non-frivolous proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

            (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

           (vii) Issuer shall have breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

            (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

        (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

        (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

        (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to Issuer at its principal executive offices.

        (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Stock Option Agreement evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

        (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or As assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

        (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.

        (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain effective in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, Grantee agrees to delay the sale of such Option Shares for such period as may be reasonably requested by such managing or sole underwriter(s); provided, however, that if such a delay occurs, then Issuer shall maintain the effectiveness of the registration statement or file a new registration statement as promptly as practicable thereafter covering such Option Shares as to which no further delay pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12 month period referred to in the first sentence of this section shall be increased to 24 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be more than two registrations pursuant to this Section 8 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price') equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest last sale for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

            (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

            (ii) the consummation of any Acquisition Transaction described in
       Section 2(b)(i) hereof, except that the percentage referred to in clause
       (z) shall be 50%.

        8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

        (b) The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of a Significant Subsidiary of Issuer).

            (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

            (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Substitute Option Holder.

        (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase such number of the Substitute Shares as the Substitute Share Owner shall designate at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expense. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within ten business days after the surrender of the Substitute Option and/ or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/ or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c) or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder it shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

    10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. Issuer represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, and nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $35,000,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares then held by it and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to any sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party, over (B) Grantee's purchase price of such Option Shares.

        (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the fifth business day following receipt of such notice by Issuer.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

        (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 14 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                U.S. BANCORP

                                By
                                     -----------------------------------------
                                     Name:  Susan E. Lester
                                     Title:   Executive Vice President and
                                     Chief Financial Officer

                                WESTERN BANCORP

                                By
                                     -----------------------------------------
                                     Name:  Matthew P. Wagner
                                     Title:   President and Chief Executive
                                              Officer

                                                                      APPENDIX E

                      WESTERN BANCORP STOCK INCENTIVE PLAN

                                WESTERN BANCORP
                              STOCK INCENTIVE PLAN
                     (ADOPTED MARCH 16, 1993 AS THE MONARCH
                        BANCORP 1993 STOCK OPTION PLAN)
                             (AMENDED MAY 23, 1995)
                             (AMENDED MAY 15, 1996)
                            (AMENDED MARCH 19, 1998)
                           (AMENDED _________, 1999)

    1. PURPOSE. The purpose of the Western Bancorp Stock Incentive Plan (the "Plan") is to strengthen Western Bancorp (the "Corporation") and those corporations which are or hereafter become subsidiary corporations by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating directors, officers, and key employees added incentives for high levels of performance and for unusual efforts to increase the earnings of the Corporation and any Subsidiary as defined herein; and to allow consultants, business associates and others with business relationships with the Corporation, an opportunity to participate in the ownership of the Corporation and thereby have an interest in the success and increased value of the Corporation. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers, key employees, consultants, business associates and others may purchase shares of Common Stock as defined herein of the Corporation pursuant to Stock Options or Stock Awards as defined herein granted in accordance with this Plan.

    Stock Options granted pursuant to this Plan are intended to be, Incentive Stock Options as defined herein or Non-Qualified Stock Options as defined herein, as shall be determined and designated by the Stock Option Committee as defined herein upon the grant of each Stock Option hereunder. The provisions of the Plan as amended shall apply to all Options previously issued pursuant to the Plan.

    2. DEFINITIONS, ETC. For the purposes of this Plan, the following terms shall have the following meanings:

        (a) "COMMON STOCK." This term shall mean shares of the Corporation's no par value common stock, subject to adjustment pursuant to Section 15 (Adjustment Upon Changes in Capitalization) hereunder.

        (b) "CORPORATION." This term shall mean Western Bancorp, a California corporation.

        (c)  "ELIGIBLE PARTICIPANT." This term shall mean:

            (i) all directors of the Corporation or any Subsidiary;

            (ii) all full time officers (whether or not they are also directors) of the Corporation or any Subsidiary;

           (iii) all full time key employees (as such persons may be determined by the Stock Option Committee from time to time) of the Corporation or any Subsidiary; and

            (iv) consultants, business associates or others with important business relationships with the Corporation.

        (d) "FAIR MARKET VALUE." This term shall mean, as of any date, the fair market value of the Corporation's Common Stock determined as follows:

            (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Stock Option Committee deems reliable;

            (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street journal or such other source as the Stock Option Committee deems reliable;

           (iii) In the absence of any established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Stock Option Committee.

        (e) "GRANTEE." This term shall mean (i) any Optionee or (ii) any Eligible Participant to whom a Stock Award has been granted pursuant to this Plan, provided that at least part of the Stock Award is outstanding and unvested.

        (f) "INCENTIVE STOCK OPTION." This term shall mean a Stock Option which is an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        (g) "NON-QUALIFIED STOCK OPTION." This term shall mean a Stock Option which is not an Incentive Stock Option.

        (h) "OPTION SHARES." This term shall mean shares of Common Stock which are covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

        (i) "OPTIONEE." This term shall mean any Eligible Participant to whom a stock option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

        (j) "PLAN." This term shall mean the Western Bancorp Stock Incentive Plan (originally adopted as the Monarch Bancorp 1993 Stock Option Plan) as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

        (k) "STOCK AWARD." This term shall mean a grant by the Corporation of a specified number of shares of Common Stock upon terms and conditions determined by the Stock Option Committee.

        (l) "STOCK OPTION." This term shall mean the right to purchase from the Corporation a specified number of shares of Common Stock under the Plan at a price and upon terms and conditions determined by the Stock Option Committee.

        (m) "STOCK OPTION COMMITTEE." The Board of Directors of the Corporation may select and designate a stock option committee consisting of at least two and not more than five persons, at least two of whom are directors, having full authority to act in the matters. Regardless of whether a Stock Option Committee is selected, the Board of Directors may act as the Stock Option Committee and any action taken by the Board of Directors as such shall be deemed to be action taken by the Stock Option Committee. All references in the Plan to the "Stock Option Committee" shall be deemed references to the Board of Directors acting as a stock option committee and to a duly appointed Stock Option Committee, if there be one. In the event of any conflict between any action taken by the Board of Directors acting as a Stock Option Committee and any action taken by a duly appointed Stock Option Committee, the action taken by the Board of Directors shall be controlling and the action taken by the duly appointed Stock Option Committee shall be disregarded.

        (n) "SUBSIDIARY." This term shall mean any subsidiary corporation of the Corporation as such term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

        (o)  "TERMINATING EVENT." This term shall mean:

            (i) the consummation of a plan of dissolution or liquidation of the Corporation;

            (ii) the individuals who, as of the 1998 Annual Meeting of Shareholders of the Corporation, are members of the Board of Directors of the Corporation ("Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Corporation's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

           (iii) the consummation of a plan of reorganization, merger or consolidation involving the Corporation, except for a reorganization, merger or consolidation where (A) the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation own directly or indirectly at least 70% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") in substantially the same proportion as their ownership of voting securities of the Corporation immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation;

            (iv) the sale of all or substantially all the assets of the Corporation to another Person; or

            (v) the acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Corporation then outstanding by another Person.

        (p) "VESTING EVENT." This term shall mean the approval by the shareholders of the corporation of any matter, plan or transaction which would constitute a Terminating Event, or if any Terminating Event occurs without shareholder approval, the occurrence of such Terminating Event. In addition, all share numbers are stated in this Plan after giving effect to the adjustment required by Section 15 hereof to reflect the 8.5 for 1 reverse stock split effected by the Corporation on June 3, 1997.

    3.  ADMINISTRATION.

        (a) STOCK OPTION COMMITTEE. This Plan shall be administered by the Stock Option Committee. The Board of Directors of the Corporation shall have the right, in its sole and absolute discretion, to remove or replace any person from or on the Stock Option Committee at any time for any reason whatsoever.

        (b) ADMINISTRATION OF THE PLAN. Any action of the Stock Option Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or pursuant to the unanimous written consent, of its members. Any such action taken by the Stock Option Committee in the administration of this Plan shall be valid and binding, so long as the same is in conformity with the terms and conditions of this Plan. Subject to compliance with each of the terms, conditions and restrictions set forth in this Plan, including, but not limited to, those set forth in Section 6(a) hereof, the Stock Option Committee shall have the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of any Stock Options granted under the Plan, including, without limitation, the power to:

            (i) establish the number of Stock Options or Stock Awards, if any, to be granted hereunder, in the aggregate and with regard to any individual Eligible Participant;

            (ii) determine the time or times when such Stock Options or Stock Awards, or any parts thereof, may vest or be exercised;

           (iii) determine and designate which Stock Options granted under the Plan shall be Incentive Stock Options and which shall be Non-Qualified Stock Options;

            (iv) determine the Eligible Participants, if any, to whom Stock Options or Stock Awards are granted;

            (v) determine the duration and purposes, if any, of leaves of absence which may be permitted to holders of unexercised, unexpired Stock Options without such constituting a termination of employment under the Plan;

            (vi) prescribe and amend the terms, provisions and form of any instrument or agreement setting forth the terms and conditions of every Stock Option or Stock Award granted hereunder (such terms and conditions to include, without limitation, the exercise price, the time or times when Stock Options or Stock Awards may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Stock Option, Stock Award or the Option Shares or Common Stock relating thereto); and

           (vii) make loans to or guarantee any obligations of any Optionees, except directors, in connection with the exercise of Stock Options as specified in Section 8(c) hereof, whenever the Stock Option Committee determines that such loan or guarantee may reasonably be expected to benefit the corporation, subject to the provisions of Section 315(b) of the California General Corporations Law of 1977, as amended and subject to Regulations G, U and T promulgated by the Board of Governors of the Federal Reserve System pursuant to Section 7 of the Securities Exchange Act of 1934, if the Option Shares are listed on a stock exchange or are contained in the list of over-the-counter margin securities published by the Federal Reserve Board.

        (c) DECISIONS AND DETERMINATIONS. Subject to the express provisions of the Plan, the Stock Option Committee shall have the authority to construe and interpret the Plan, to define the terms used therein, to prescribe, amend, and rescind rules, regulations and policies relating to the administration of the Plan, and to make all other determinations necessary or advisable for administration of the Plan. Determinations of the Stock Option Committee on matters referred to in this Section 3 shall be final and conclusive so long as the same are in conformity with the terms of this Plan.

    4.  SHARES SUBJECT TO THE PLAN. Subject to adjustments as provided in
Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of Stock Options or pursuant to Stock Awards granted under this Plan shall be 1,500,000 shares in the aggregate (including the shares of Common Stock issuable upon exercise of Stock Options previously granted under the Plan). If any Stock Option or Stock Award shall be canceled, surrendered, or expire for any reason without having been exercised or received in full, the unpurchased Common Stock represented thereby shall again be available for grants under this Plan.

    5. ELIGIBILITY. Only Eligible Participants shall be eligible to receive grants of Stock Options and Stock Awards under this Plan.

    6.  GRANTS OF STOCK OPTIONS.

        (a) GRANT. Subject to the express provisions and limitations of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock Options to Eligible Participants exercisable, for a number of Option Shares, at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Plan, an Eligible Participant who has been granted a Stock Option or Stock Award may, if otherwise eligible, be granted additional Stock Options if the Stock Option Committee shall so determine. The Stock Option Committee shall designate in each grant of a Stock Option whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option. No Eligible Participant shall be granted in any fiscal year of the Corporation Stock Options to purchase more than 100,000 Option Shares. If a Stock Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such expired or terminated option will continue to count against the maximum number of shares for which Stock Options may be granted to an Eligible Participant in any fiscal year of the Corporation or portion thereof. The limitations set forth in the two preceding sentences are intended to satisfy the requirements applicable to Stock Options such that they qualify as "performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended).

        (b) DATE OF GRANT AND RIGHTS OF OPTIONEE. The determination of the Stock Option Committee to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Corporation, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Corporation and the Eligible Participant have executed and delivered the form of stock option agreement then required by the Stock Option Committee as evidencing the grant of the Stock Option, together with such other instruments as may be required by the Stock Option Committee pursuant to this Plan; provided, however, that the Stock Option Committee may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no such date is fixed, then the date of grant shall be the date on which the determination was made by the Stock Option Committee to grant the Stock Option), and such date shall be set forth in the stock option agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan.

        (c) SHAREHOLDER-EMPLOYEES. Notwithstanding anything to the contrary contained elsewhere herein, an Incentive Stock Option shall not be granted hereunder to an Eligible Participant who owns, directly or indirectly, at the date of the grant of the Incentive Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Corporation or a Subsidiary corporation, unless the purchase price of the Option Shares subject to said Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted.

        (d) MAXIMUM VALUE OF INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time the Stock Option is granted) of Option Stock which are designated as Incentive Stock Options are exercisable for the first time by an Eligible Participant pursuant to the terms of the Plan during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such excess Stock Options shall be treated as Non-Qualified Stock Options.

        (e) NON-QUALIFIED STOCK OPTIONS. All Stock Options granted by the Stock Option Committee which: (i) are designated at the time of grant as Incentive Stock Options but do not so qualify under the provisions of Section 422 of the Code or any regulations or rulings issued by the Internal Revenue Service for any reason; (ii) are in excess of the Fair Market Value limitation set forth in Section 6(d); or (iii) are designated at the time of grant as Non-Qualified Stock Options, shall be deemed Non-Qualified Stock Options under this Plan. Non-Qualified Stock Options granted or substituted hereunder shall be so designated in the stock option agreement entered into between the Corporation and the Optionee.

        (f) AWARD OF RESTORATION OPTIONS. In the event that any Optionee delivers to the Corporation, or has withheld from the Option Shares otherwise issuable upon exercise of an Option, shares of Common Stock in payment of the exercise price of, or income tax withholding in respect of, any Option, the Stock Option Committee shall have the right to provide for the grant of a "Restoration Option" to such Optionee. The grant of a Restoration Option shall be subject to the satisfaction of such conditions and criteria as the Stock Option Committee in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of shares of Common Stock not to exceed the number of shares delivered or withheld upon exercise of the original Option plus the number of shares, if any delivered or withheld by the Corporation to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Restoration Option shall have a per share exercise price of not less than 100% of the per share Fair Market Value of the Common Stock on the date of grant of such Restoration Option, a term not longer than the term of the original Option at the time of exercise thereof, and such other terms and conditions as the Committee in its sole discretion shall determine.

    7.  STOCK OPTION EXERCISE PRICE.

        (a) MINIMUM PRICE. The exercise price of any Stock Options for Option Shares shall be determined by the Stock Option Committee, in its sole and absolute discretion, upon the grant of a Stock Option. Except as provided elsewhere herein, said exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock represented by the Option Share on the date of grant of the related Stock Option.

        (b) EXCHANGED STOCK OPTIONS. Where the outstanding shares of stock of another corporation are changed into or exchanged for shares of Common Stock of the Corporation without monetary consideration to that other corporation, then, subject to the approval of the Board or Directors of the Corporation, Stock Options may be granted in exchange for unexercised, unexpired stock options of the other corporation, and the exercise price of the Option Shares subject to each Stock Option so granted may be fixed at a price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time such Stock Option is granted if said exercise price has been computed to be not less than the exercise price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Corporation.

    8.  EXERCISE OF STOCK OPTIONS.

        (a) EXERCISE. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Stock Option Committee shall determine at the time of grant of the Stock Option; provided, however, (i) that if an Optionee shall not in any given period exercise any part of a Stock Option which has become exercisable during that period, the Optionee's right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related stock option agreement, and (ii) a minimum of twenty percent (20%) of the Stock Option shall be exercisable in each year over a five year period from the date the Stock Option is granted. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interests shall be disregarded except that they may be accumulated.

        (b) NOTICE AND PAYMENT. Stock Options granted hereunder shall be exercised by written notice delivered to the Corporation specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided in Section 8(c) hereof. If the Stock Option is being exercised by any person or persons other than the Optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Corporation, of the right to such person or persons to exercise the Stock Option. The Corporation's receipt of a notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Corporation shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Corporation in accordance with Section 8(c) hereof, and all of the terms and provisions of the Plan and the related stock option agreement have been complied with.

        (c) PAYMENT OF EXERCISE PRICE. The exercise price of any Stock Option for Option Shares purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash and/or, with the prior written approval of the Stock Option Committee, in Common Stock of the Corporation (provided that such shares of Common Stock have been held by the Eligible Participant for at least six months) which, when added to the cash payment, if any, has an aggregate Fair Market Value equal to the full amount of the exercise price of the Stock Option, or part thereof, then being exercised and/or, with the prior written approval of the Stock Option Committee, on a deferred basis evidenced by a promissory note, containing such terms and subject to such security as the Stock Option Committee shall determine to be fair and reasonable from time to time, for the total option price for the number of Option Shares so purchased. In addition, the Stock Option Committee may include in a stock option agreement provisions permitting an Optionee, upon the exercise of the Stock Option, to surrender for cancellation a portion of the Stock Option to the Company for the number of shares (the "Surrendered Shares") specified in the holder's notice of exercise, by delivery to the Company with such notice written instructions from such holder to apply the Appreciated Value (as defined below) of the Surrendered Shares to payment of the exercise price for Option Shares subject to this Stock Option that are being acquired upon such exercise. The term "Appreciated Value" for each Option Share subject to a Stock Option shall mean the excess of the Fair Market Value thereof over the exercise price then in effect. No director, consultant or business associate may purchase any Stock Option on a deferred basis unless evidenced by a promissory note. Unless payment is on a deferred basis, payment by an Optionee as provided herein shall be made in full concurrently with the Optionee's notification to the Corporation of his intention to exercise all or part of a Stock Option. If all or part of payment is made in shares of Common Stock as heretofore provided, such payment shall be deemed to have been made only upon receipt by the Corporation of all required share certificates, and all stock powers and other required transfer documents necessary to transfer the shares of Common Stock to the Corporation.

        (d) REORGANIZATION. Notwithstanding any provision in any stock option agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon the occurrence of a Vesting Event, the Stock Option shall become immediately exercisable as to all Option Shares (whether or not previously vested).

        (e) MINIMUM EXERCISE. Not less than ten (10) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased under the Stock Option.

    9.  STOCK AWARDS.

        (a) GRANT. Subject to the express provisions and limitations of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock Awards to Eligible Participants for a number of shares of Common Stock on the terms and conditions and to such Eligible Participants as it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Plan, an Eligible Participant who has been granted a Stock Option or Stock Award may, if otherwise eligible, be granted additional Stock Options or Stock Awards if the Stock Option Committee shall so determine.

        (b) RESTRICTIONS. The Stock Option Committee, in its sole and absolute discretion, may impose restrictions in connection with any Stock Award, including without limitation, (i) imposing a restricted period during which all or a portion of the Common Stock subject to the Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered (the "Restricted Period"), (ii) providing for a vesting schedule with respect to such Common Stock such that if a Grantee ceases to be an Eligible Participant during the Restricted Period, some or all of the shares of Common Stock subject to the Stock Award shall be immediately forfeited and returned to the Corporation. The Stock Option Committee may, at any time, reduce or terminate the Restricted Period. Each certificate issued in respect of shares of Common Stock pursuant to a Stock Award which is subject to restrictions shall be registered in the name of the Grantee, shall be deposited by the Grantee with the Company together with a stock power endorsed in blank and shall bear an appropriate legend summarizing the restrictions imposed with respect to such shares of Common Stock.

        (c) REORGANIZATION. Notwithstanding any provision in any agreement pertaining to a Stock Award, or part thereof, upon the occurrence of a Vesting Event, all shares of Common Stock subject to the Stock Award shall become immediately vested.

        (d) RIGHTS AS SHAREHOLDER. Subject to the terms of any agreement governing a Stock Award, the Grantee of a Stock Award shall have all the rights of a shareholder with respect to the Common Stock issued pursuant to a Stock Award, including the right to vote such shares; provided, however, that dividends or distributions paid with respect to any such shares which have not vested shall be deposited with the Company and shall be subject to forfeiture until the underlying shares have vested unless otherwise released by the Stock Option Committee in its sole discretion. A Grantee shall not be entitled to interest with respect to the dividends or distributions so deposited.

    10. COMPLIANCE WITH LAW. No shares of Common Stock shall be issued by the Corporation pursuant to a Stock Award or upon exercise of any Stock Option, and a Grantee shall have no rights or claim to such shares, unless and until: (a) with respect to a Stock Option, payment in full as provided in Section 8(c) hereof has been received by the Corporation; (b) in the opinion of the counsel for the Corporation, all applicable registration requirements of the Securities Act of 1933, all applicable listing requirements of securities exchanges or associations on which the Corporation's Common Stock is then listed or traded, and all other requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery, have been fully complied with; and (c) if required by federal or state law or regulation, the Grantee shall have paid to the Corporation the amount, if any, required to be withheld on the amount deemed to be compensation to the Grantee as a result of the exercise of his or her Stock Option or his or her Stock Award, or made other arrangements satisfactory to the Corporation, in its sole discretion, to satisfy applicable income tax withholding requirements.

    11. NONTRANSFERABILITY OF STOCK OPTIONS. Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee or his or her guardian or legal representative.

    12. CESSATION OF EMPLOYMENT. Except as provided in Sections 13, 14 or 16 hereof, if, for any reason, an Optionee's status as an Eligible Participant is terminated, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or three (3) months after the Optionee's status as an Eligible Participant is terminated, whichever is earlier. During such period Stock Options shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which such Optionee's status as an Eligible Participant terminated, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

    13. DEATH OF OPTIONEE. If an Optionee loses his status as an Eligible Participant by reason of death, or if an Optionee dies during the three-month period referred to in Section 12 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or one (1) year after the date of such death, whichever is earlier. After such death but before such expiration, subject to the terms and provisions of the Plan and the related stock option agreements, the person or persons to whom such Optionee's rights under the Stock Options shall have passed by will or by the applicable laws of descent and distribution, or the executor or administrator of the Optionee's estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee died.

    14. DISABILITY OF OPTIONEE. If an Optionee is disabled while employed by or while serving as a director of the Corporation or a Subsidiary or during the three-month period referred to in Section 12 hereof, the Stock Options granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their initial grant, or one (1) year after the date of such disability, whichever is earlier. After such disability but before such expiration, the Optionee or a guardian or conservator of the Optionee's estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by the Corporation or a Subsidiary as a result of the disability. For the purpose of this Section 14, an Optionee shall be deemed to have become "disabled" if it shall appear to the Stock Option Committee, upon written certification delivered to the Corporation by a qualified licensed physician, that the Optionee has become permanently and totally unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

    15. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If the outstanding shares of Common Stock of the Corporation are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Corporation, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Corporation, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options and Stock Awards may be granted. A corresponding adjustment changing the number or kind of Option Shares and Stock Awards and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in an outstanding Stock Option shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Any adjustment under this Section shall be made by the Stock Option Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share interests shall be disregarded and the fractional share interest shall be rounded down to the nearest whole number.

    16. TERMINATING EVENTS. Not less than thirty (30) days prior to the occurrence of any Terminating Event, the Stock Option Committee or the Board of Directors shall notify each Grantee of the pendency of the Terminating Event. Upon the effective date of the Terminating Event, the Plan shall automatically terminate and all Stock Options theretofore granted shall terminate and all unvested Stock Awards shall be cancelled and the underlying Common Stock forfeited and returned to the Company, unless provision is made in connection with such transaction for the continuance of the Plan and/or assumption of Stock Options and unvested Stock Awards theretofore granted, or substitution for such Stock Options and unvested Stock Awards with new stock options and awards covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the discretion of such successor corporation, or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan, options and awards theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised Stock Options shall terminate pursuant to the foregoing sentence, all persons shall have the right to exercise the Stock Options then outstanding and not exercised (including those vested pursuant to Section 8(d) hereof) at such time prior to the consummation of the transaction causing such termination as the Corporation shall designate, unless the Board of Directors shall have provided for the cancellation of such Stock Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Common Stock as of the date of the Terminating Event over the exercise price of such Stock Options.

    17. AMENDMENT AND TERMINATION. The Board of Directors of the Corporation may at any time and from time-to-time suspend, amend, or terminate the Plan and may, with the consent of a Grantee, make such modifications of the terms and conditions of a Stock Option or Stock Award as it shall deem advisable; provided that, except as permitted under the provisions of Section 16 hereof, no amendment or modification may be adopted without the Corporation having first obtained all necessary regulatory approvals and approval of the holders of a majority of the Corporation's shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of shareholders of the Corporation if the amendment or modification would: (a) increase the number of Shares of Common Stock which may be issued under the Plan; (b) change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the Plan; or (c) make any other change for which shareholder approval is required pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. No Stock Option or Stock Award may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not (except as otherwise provided in Section 8(d) or Section 16 hereof), without the consent of the Grantee, alter or impair any rights or obligations under any Stock Option or Stock Award theretofore granted.

    18. RIGHTS OF PARTICIPANTS. Neither any Eligible Participant, any Grantee or any other person shall have any claim or right to be granted any Stock Option or Stock Award under this Plan, and neither this Plan nor any action taken hereunder shall be deemed or construed as giving any Eligible Participant, Grantee, Optionee or any other person any right to be retained in the employ of the Corporation or any subsidiary of the Corporation. Without limiting the generality of the foregoing, there is no vesting of any right in the classification of any person as an Eligible Participant, such classification being used solely to define and limit those persons who are eligible for consideration of the grant of Stock Options or Stock Awards under the Plan.

    19. PRIVILEGES OF STOCK OWNERSHIP: SECURITIES LAW COMPLIANCE: NOTICE OF SALE. No Grantee shall be entitled to the privileges of stock ownership as to any Common Stock not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option and no Common Stock may be delivered pursuant to a Stock Award unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of securities exchanges upon which the stock of the Corporation is listed (if any) shall have been fully complied with. The Corporation will diligently endeavor to comply with all applicable securities laws before any options are granted under the Plan and before any stock is issued pursuant to options or Stock Awards. The Grantee shall, not more than five (5) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options or pursuant to Stock Awards, give the Corporation notice in writing of such sale or other disposition.

    20.  EFFECTIVE DATE OF THE PLAN. The Plan was originally adopted as of March
16, 1993. The Plan was adopted as amended on March   , 1999, and shall be
effective immediately, subject to approval of the Plan by the holders of at least a majority of the corporation's outstanding shares of Common Stock.

    21. TERMINATION. Unless previously terminated as aforesaid, the Plan shall terminate ten (10) years from the earliest date of (i) adoption of the Plan by the Board of Directors, or (ii) approval of the Plan by holders of at least a majority of the Corporation's outstanding shares of Common Stock. No Stock Options or Stock Awards shall be granted under the Plan thereafter, but such termination shall not affect any Stock Option or Stock Award theretofore granted.

    22. AGREEMENT. Each Stock Option or Stock Award granted under the Plan shall be evidenced by a written agreement executed by the Corporation and the Grantee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Stock Option Committee and are not inconsistent with the Plan.

    23. STOCK OPTION PERIOD. Each Stock Option and all rights and obligations thereunder shall expire on such date as the Stock Option Committee may determine, but not later than ten (10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.

    24. EXCULPATION AND INDEMNIFICATION OF STOCK OPTION COMMITTEE. In addition to such other rights of indemnification which they may have as officers or members of the board of directors of the Corporation or as members of any committee thereof, the present and former members of the Stock Option Committee, shall be indemnified by the Corporation in accordance with Article Six of the Restated Articles of Incorporation and to the full extent permitted under
Article VI of the Bylaws and Section 317 of the California General Corporation Law. The Corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, agent or employee of the Corporation, including members of the Stock Option Committee , whether or not the Corporation would have the power to indemnify such person under the provisions of Article VI of the Bylaws. The provisions of this Section shall apply to the estate, executor and administrator of each member of the Stock Option Committee.

    25. AGREEMENT AND REPRESENTATIONS OF GRANTEE. Unless the shares of Common Stock covered by this Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, each Grantee shall by and upon accepting a Stock Option or

Stock Award, represent and agree in writing, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of Common Stock acquired pursuant thereto will be acquired for investment purposes and not for resale or distribution. Upon the exercise of a Stock Option, or a part thereof, and upon issuance of a Stock Award, Grantee shall, unless waived by the Corporation, furnish evidence satisfactory to the Corporation, including written and signed representations, to the effect that the Common Stock issued thereunder is being acquired for investment purposes and not for resale or distribution. Furthermore, the Corporation, at its sole discretion, to assure itself that any sale or distribution by the Grantee complies with this Plan and any applicable federal or state securities laws, may take all reasonable steps, including placing stop transfer instructions with the corporation's transfer agent prohibiting transfers in violation of the Plan and affixing the following legend (and/or such other legend or legends as the Stock Option Committee shall require) on certificates evidencing the shares: "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES." and "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A DETERMINATION BY WESTERN BANCORP (OR ANY SUCCESSOR ENTITY) THAT REGISTRATION IS NOT REQUIRED." At any time that Grantee contemplates the disposition of any Common Stock acquired pursuant to this Plan (whether by sale, exchange, gift or other form of transfer) he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of counsel for the Corporation, must be satisfied prior to the making of such disposition. Before consummating such disposition, the Corporation (or any successor entity) shall determine that such disposition will not result in a violation of any state or federal securities law or regulations. The Corporation shall remove any legend affixed to certificates representing Common Stock pursuant to this Section if and when all of the restrictions on the transfer of the Common Stock, whether imposed by this Plan or federal or state law, have terminated. A Grantee who thereafter sells or disposes of his shares of Common Stock will be required to notify the Corporation of such sale or disposition within five (5) days after the sale or disposition.

    26. NOTICES. All notices and demands of any kind which the Stock Option Committee, any Grantee, or any other person may be required or desires to serve under the terms of this Plan shall be in writing and shall be served by personal service upon the respective person or by leaving a copy of such notice or demand at the address of such person as may be reflected in the records of the Corporation, or in the case of the Stock Option Committee, with the Secretary of the Corporation, or by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested. In the case of service by mail, it shall be deemed complete at the expiration of the third day after the day of mailing, except for notice of the exercise of any Stock Option and payment of the Stock Option exercise price, both of which must be actually received by the Corporation.

    27. LIMITATION OF OBLIGATIONS OF THE CORPORATION. Any obligation of the Corporation arising under or as a result of this Plan or any Stock Option or Stock Award granted hereunder shall constitute the general unsecured obligation of the Corporation, and not of the Board of Directors of the Corporation, or any members thereof, the Stock Option Committee, or any member thereof, any officer of the Corporation, or any other person or any Subsidiary, and none of the foregoing, except the Corporation, shall be liable for any debt, obligation, cost or expense hereunder.

    28. LIMITATION OF RIGHTS. The Stock Option Committee, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Participant under this Plan, and which, if any, Eligible Participant shall receive any grant of a Stock Option or Stock Award. No oral or written agreement by any person on behalf of the Corporation relating to this Plan or any Stock Option or Stock Award granted hereunder is authorized, and such agreement may not bind the Corporation or the Stock Option Committee to grant any Stock Option or Stock Award to any person.

    29. SEVERABILITY. If any provision of this Plan as applied to any person or to any circumstances shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way effect any other provision hereof, the application of any such provision in any other circumstances, or the validity of enforceability hereof.

    30. CONSTRUCTION. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular and vice versa, and the masculine gender shall include the feminine and the neuter.

    31. HEADINGS. The headings of the several paragraphs of this Plan are inserted solely for convenience of reference and are not intended to form a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

    32. SUCCESSORS. This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Corporation and any Optionee.

    33. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of California.

    34. CONFLICT. In the event of any conflict between the terms and provisions of this Plan, and any other document, agreement or instrument, including, without limitation, any stock option agreement, the terms and provisions of this Plan shall control.

                                    PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as such directors and officers. The indemnified directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which such action or suit was brought shall otherwise determine. U.S. Bancorp may indemnify officers and directors only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

    Article Nine of the U.S. Bancorp Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to U.S. Bancorp or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to U.S. Bancorp or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the directors derived an improper personal benefit.

    The Bylaws of U.S. Bancorp provide that the officers and directors of U.S. Bancorp shall be indemnified to the full extent permitted by Delaware law, as amended from time to time. The U.S. Bancorp Board of Directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee's employment with U.S. Bancorp. U.S. Bancorp shall pay expenses incurred by officers and directors in defending actions in advance of any final disposition if such officer or director agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified under Delaware law. U.S. Bancorp maintains a standard policy of officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (A) EXHIBITS.

      2.1  Agreement and Plan of Merger dated May 19, 1999, by and between U.S. Bancorp and
           Western. (Included in Proxy Statement/Prospectus as Appendix A.) The registrant agrees to furnish a supplemental copy of omitted schedules to the Security and Exchange
           Commission upon request.

      3.1  Bylaws of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to the report on Form 10-Q for the quarter ended June 30, 1998.)

      4.1  Certificate of Designation and Terms of Term Participating Preferred Stock of U.S.
           Bancorp. (Incorporated by reference to Exhibit 4.1 to the report on Form S-4, filed
           April 2, 1999, file number 333-75603.)

      4.2  Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

      4.3  Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago
           Trust Company of New York, as Warrant Agent and Form of Warrant. (Incorporated by
           reference to Exhibits 4.18 and 4.19 to Registration Statement on Form S-3, File No.
           33-61667.)

      4.4  Warrant Agreement, dated as of November 20, 1990, between Metropolitan Financial
           Corporation and American Stock Transfer and Trust Company, as Warrant Agent;
           Supplemental Warrant Agreement, dated as of January 24, 1995, between U.S. Bancorp and
           American Stock Transfer and Trust Company, as Warrant Agent; and Form of Warrant.
           (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended
           December 31, 1996.)

      5.1* Opinion of Dorsey & Whitney LLP, as to legality of the securities being registered.

      8.1* Tax opinion of Dorsey & Whitney LLP.

      8.2* Tax opinion of Irell & Manella LLP.

     23.1  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

     23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 8.1).

     23.3  Consent of Irell & Manella LLP (included in Exhibit 8.2).

     23.4  Consent of Ernst & Young LLP (relating to financial statements of U.S. Bancorp).

     23.5  Consent of KPMG LLP (relating to financial statements of Western).

     23.6  Consent of Vavrinek, Trine, Day & Co., LLP (relating to financial statements of BKLA).

     23.7* Consent of Deloitte & Touche LLP (relating to financial statements of California
           Commercial Bankshares).

     23.8* Consent of Deloitte & Touche LLP (relating to financial statements of SC Bancorp).

     23.9* Consent of McGladrey & Pullen, LLP (relating to financial statements of PNB Financial
           Group, Inc.).

     24.1  Power of Attorney.

     27.1  Financial Data Schedule. (Incorporated by reference to Exhibit 27 to the registrant's
           Annual Report on Form 10-K for the year ended December 31, 1998.)

     27.2  Financial Data Schedule. (Incorporated by reference to Exhibit 27 to the registrant's
           Quarterly report on Form 10-Q for the quarter ended March 31, 1999.)

     99.1  Form of Proxy for Annual Meeting of Shareholders of Western.

     99.2  Consent of Credit Suisse First Boston Corporation.

------------

*   To be filed by amendment.

       (B) FINANCIAL STATEMENT SCHEDULES.
           None.

       (C) REPORTS, OPINIONS AND APPRAISALS.
           None.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 9, 1999.

                                U.S. BANCORP

                                By:            /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                                 John F. Grundhofer
                                        CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE
                                                OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------


             /s/ JOHN F. GRUNDHOFER                    July 9, 1999
     --------------------------------------
               John F. Grundhofer
      Chairman, President, Chief Executive
             Officer, and Director
         (principal executive officer)

              /s/ SUSAN E. LESTER                      July 9, 1999
     --------------------------------------
                Susan E. Lester
          Executive Vice President and
            Chief Financial Officer
         (principal financial officer)

             /s/ TERRANCE R. DOLAN                     July 9, 1999
     --------------------------------------
               Terrance R. Dolan
      Senior Vice President and Controller
         (principal accounting officer)

                       *                               July 9, 1999
     --------------------------------------
                Linda L. Ahlers
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Harry L. Bettis
                    Director

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------

                       *                               July 9, 1999
     --------------------------------------
             Arthur D. Collins, Jr.
                    Director

                       *                               July 9, 1999
     --------------------------------------
                 Peter H. Coors
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Robert L. Dryden
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Joshua Green III
                    Director

                       *                               July 9, 1999
     --------------------------------------
               Delbert W. Johnson
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Joel W. Johnson
                    Director

                       *                               July 9, 1999
     --------------------------------------
                 Jerry W. Levin
                    Director

                       *                               July 9, 1999
     --------------------------------------
               Edward J. Phillips
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Paul A. Redmond
                    Director

                       *                               July 9, 1999
     --------------------------------------
               Richard G. Reiten
                    Director

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------

                       *                               July 9, 1999
     --------------------------------------
                S. Walter Richey
                    Director

                       *                               July 9, 1999
     --------------------------------------
                Warren R. Staley
                    Director

         *By:    /s/ TERRANCE R. DOLAN                 July 9, 1999
      -----------------------------------
               Terrance R. Dolan
         Pro se and as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                                                    PAGE
                                                                                                                    -----

       (A) EXHIBITS
      2.1  Agreement and Plan of Merger dated May 19, 1999, by and between U.S. Bancorp and Western. (Included in Proxy Statement/Prospectus as Appendix A.) The registrant agrees to furnish a supplemental copy of omitted schedules to the Security and Exchange Commission upon request.
      3.1  Bylaws of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to the report on Form
           10-Q for the quarter ended June 30, 1998.)
      4.1  Certificate of Designation and Terms of Term Participating Preferred Stock of U.S. Bancorp.
           (Incorporated by reference to Exhibit 4.1 to the report on Form S-4, filed April 2, 1999, file number 333-75603.)
      4.2  Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the
           Securities and Exchange Commission upon request.
      4.3  Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and
           4.19 to Registration Statement on Form S-3, File No. 33-61667.)
      4.4  Warrant Agreement, dated as of November 20, 1990, between Metropolitan Financial Corporation and
           American Stock Transfer and Trust Company, as Warrant Agent; Supplemental Warrant Agreement, dated as of January 24, 1995, between U.S. Bancorp and American Stock Transfer and Trust Company, as
           Warrant Agent; and Form of Warrant. (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended December 31, 1996.)
      5.1* Opinion of Dorsey & Whitney LLP, as to legality of the securities being registered.
      8.1* Tax opinion of Dorsey & Whitney LLP.
      8.2* Tax opinion of Irell & Manella LLP.
     23.1  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
     23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 8.1).
     23.3  Consent of Irell & Manella LLP (included in Exhibit 8.2).
     23.4  Consent of Ernst & Young LLP (relating to financial statements of U.S. Bancorp).
     23.5  Consent of KPMG LLP (relating to financial statements of Western).
     23.6  Consent of Vavrinek, Trine, Day & Co., LLP (relating to financial statements of BKLA).
     23.7* Consent of Deloitte & Touche LLP (relating to financial statements of California Commercial
           Bankshares).
     23.8* Consent of Deloitte & Touche LLP (relating to financial statements of SC Bancorp).
     23.9* Consent of McGladrey & Pullen, LLP (relating to financial statements of PNB Financial Group, Inc.).
     24.1  Power of Attorney.
     27.1  Financial Data Schedule. (Incorporated by reference to Exhibit 27 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998.)
     27.2  Financial Data Schedules. (Incorporated by reference to Exhibit 27 to the registrant's Quarterly
           Report on Form 10-Q for the quarter ended March 31, 1999.)
     99.1  Form of Proxy for Annual Meeting of Shareholders of Western.
     99.2  Consent of Credit Suisse First Boston Corporation.

------------

*   To be filed by amendment.